As filed with the Securities and Exchange Commission on November 20, 2007

Registration No. 333-142942

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA RITAR POWER CORP.
(Exact name of registrant as specified in its charter)

Nevada	3691	87-0422564
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 405, Tower C, Huahan Building,
16 Langshan Road, North High-Tech Industrial Park,
Nanshan District, Shenzhen, 518057, China
(86) 755-83475380
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James H. Groh	Louis A. Bevilacqua, Esq.
Heritage Management Consultants, Inc.	Thomas M. Shoesmith, Esq.
19 Shelter Cove Lane, #101	Joseph R. Tiano, Jr., Esq.
Hilton Head Island, South Carolina 29928	Thelen Reid Brown Raysman & Steiner LLP
(843) 277-0024	701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000
(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.001 par value	6,712,438	(4)	$5.15	(2)	$34,569,056	(2)	$1,061
Common stock, $0.001 par value	1,146,017	(5)	$5.15	(3)	$5,901,988	(3)	$182
Total	7,858,455	(6)			$40,471,044		$1,243	(6)

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on May 11, 2007.

(3) Calculated in accordance with Rule 457(g) based upon the average of the bid and asked prices of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on May 11, 2007.

(4) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(5) Represents shares of common stock issuable upon exercise of three-year warrants to purchase shares of common stock held by the selling stockholders named in this registration statement.

(6) The Registrant now reduces the number of shares being registered from 9,539,900 to 7,858,455. $1,509 registration fee was previously paid in connection with the filing of the initial registration statement on May 14, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with |the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated November 20, 2007

CHINA RITAR POWER CORP.

7,858,455 Shares of Common Stock

This prospectus relates to 7,858,455 shares of common stock of China Ritar Power Corp. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	6,712,438 shares of common stock; and

•	1,146,017 shares of common stock issuable upon exercise of three-year warrants owned by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CRTP.” The closing bid price for our common stock on November 16, 2007 was $12.50 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	6
RISKS RELATED TO OUR BUSINESS	6
Risks Related to Doing Business in China	9
RISKS RELATED TO THE MARKET FOR OUR STOCK	12
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DIVIDEND POLICY	13
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	33
BUSINESS	34
MANAGEMENT	46
EXECUTIVE COMPENSATION	48
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE	51
CHANGE IN ACCOUNTANTS	52
SELLING STOCKHOLDERS	53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
DESCRIPTION OF CAPITAL STOCK	61
SHARES ELIGIBLE FOR FUTURE SALE	62
PLAN OF DISTRIBUTION	63
LEGAL MATTERS	65
EXPERTS	65
WHERE YOU CAN FIND MORE INFORMATION	65

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, unless indicated otherwise, references to:

•
“Ritar” refer to Ritar International Group Limited, China Ritar Power Corp.’s wholly-owned subsidiary, which was incorporated in the British Virgin Islands and Ritar International Group Limited’s subsidiaries listed below;

•	“Shenzhen Ritar” refer to Shenzhen Ritar Power Co., Ltd, a wholly-owned Chinese operating subsidiary of Ritar International Group Limited;

•	“Shanghai Ritar” refer to Shanghai Ritar Power Co., Ltd., a majority-owned Chinese operating subsidiary of Shenzhen Ritar;

•	“Huizhou Ritar” refer to Ritar Power (Huizhou) Co., Ltd., a wholly-owned Chinese subsidiary of Ritar International Group Limited, which is not yet operating;

•	“Hengyang Ritar” refer to Hengyang Ritar Power Co., Ltd., a newly-formed wholly-owned Chinese subsidiary of Shenzhen Ritar, which is not yet operating;

•	“China Ritar,” “the Company,” “we,” “us,” or “our” refer to the combined business of all of the entities that form our consolidated business enterprise but do not include the selling stockholders;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•	“BVI” refer to the British Virgin Islands;

•	“SEC” refer to the United States Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“RMB” refer to Renminbi, the legal currency of China; and

•	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

Except where specifically indicated, all common share numbers contained in this prospectus are adjusted to reflect the 1-for-14.75 reverse split of our common stock that occurred on July 7, 2006.

The Company

Background

We were originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From our inception in 1985 until February 16, 2007 when we completed a reverse acquisition transaction with Ritar International Group Limited, a BVI company, whose subsidiary companies originally commenced business in May 2002, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation. We amended our articles of incorporation on March 26, 2007 and changed our name to China Ritar Power Corp. to more accurately reflect our current business operations.

Acquisition of Ritar and Related Financing

On February 16, 2007, we completed a reverse acquisition transaction with Ritar International Group Limited whereby we issued to the shareholders of Ritar International Group Limited 11,694,663 shares of our common stock in exchange for all of the issued and outstanding capital stock of Ritar International Group Limited. Ritar International Group Limited thereby became our wholly owned subsidiary and the former shareholders of Ritar International Group Limited became our stockholders.

Upon the closing of the reverse acquisition, Timothy P. Halter, our sole director and officer, submitted his resignation letter pursuant to which he resigned from all offices that he held with us effective immediately. Mr. Halter also resigned as our director effective March 11, 2007 and Jiada Hu was appointed as our director at the same time. In addition, our executive officers were replaced by the Ritar executive officers upon the closing of the reverse acquisition as indicated in more detail below.

Ritar International Group Limited was incorporated in the BVI in July 2006 and currently has two operating subsidiaries: Shenzhen Ritar and Shanghai Ritar. Shenzhen Ritar, wholly owned by Ritar International Group Limited, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu. In November 2006, Ritar International Group Limited formed a wholly owned subsidiary, Huizhou Ritar, in Guangdong Province, China. Huizhou Ritar is not yet operating. In April 2007, Shenzhen Ritar formed a new subsidiary, Hengyang Ritar, in Hunan Province, China. Hengyang Ritar is not yet operating either. We expect that both Huizhou Ritar and Hengyang Ritar will be our operating subsidiaries in addition to Shenzhen Ritar and Shanghai Ritar for our manufacturing operations.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Ritar as the acquiror and China Ritar Power Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Ritar on a consolidated basis unless the context suggests otherwise or as otherwise indicated.

Contemporaneous with the reverse acquisition of Ritar, we also completed a private placement pursuant to which we issued and sold 5,724,292 shares of our common stock to certain investors. In addition, we granted to the same investors three-year warrants to purchase 1,317,746 shares of our common stock at $2.78 per share. As a result of this private placement we raised approximately $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, we paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249.27 and  placement agent counsel fee of $50,000.  We also issued to the placement agent a warrant for the purchase of 286,215 shares of our common stock in the aggregate. In addition, on February 16, 2007, Mr. Jiada Hu sold 864,486 shares of our common stock owned by him to the same investors in exchange for $1,850,000. We did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that we made to Mr. Hu in September 2006. We are under contractual obligation to register the shares of our common stock sold to the investors in the private placement as well as shares of common stock issuable upon exercise of the warrants we issued to these investors and the placement agent in connection with this private placement within a pre-defined period.

In connection with the private placement on February 16, 2007, our largest stockholder, Jiada Hu entered into an escrow agreement with the private placement investors. Pursuant to the escrow agreement, Mr. Hu agreed to certain “make good” provisions. In the escrow agreement, we established minimum after tax net income thresholds of $5,678,000 for the fiscal year ending December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. Mr. Hu deposited a total of 3,601,309 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of China Ritar Power Corp. into escrow with Securities Transfer Corporation under the escrow agreement. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive from Mr. Hu additional shares of our common stock deposited in escrow based upon on a pre-defined formula agreed to between the investors and Mr. Hu.

Our Business

We are a holding company that only operates through our indirect Chinese subsidiaries. Through our Chinese subsidiaries, we design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, especially in the light electric vehicle or LEV segment, in China. We market, sell and service our 6 series and 197 models of “Ritar” branded, cadmium-free, valve-regulated lead-acid or VRLA, batteries in China and internationally. Our client base mainly includes LEV manufacturers such as Electritherm (India) Ltd., Energy Batteries Ltd., Zhejiang LvYuan Electric Vehicle Co., Ltd., Shenzhen ShenLing Vehicle Co., Ltd., and China XingYue Group, international uninterruptible power source or UPS manufacturers, including Delta Electronics (Jiangsu) Ltd. and SSB Battery Service GmbH, and telecommunications operators such as China Telecom Corporation Limited, China Mobile Communication Corporation, China Network Communications Group Corporation, Siemens AG, and Lucent Technologies.

The following chart reflects our organizational structure as of the date of this prospectus:

The Offering

Common stock offered by selling stockholders
7,858,455 shares, consisting of 6,712,438 outstanding shares owned by selling stockholders and 1,146,017 shares issuable upon the exercise of certain warrants held by the selling stockholders. This number represents 38.23% of our current outstanding common stock, on a fully diluted basis.

Common stock outstanding before the offering	19,000,996 shares.

Common stock outstanding after the offering, assuming all warrants are exercised	20,558,228 shares.

Proceeds to us
We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 1,146,017 shares of common stock registered for resale under this prospectus, we would receive approximately $3,002,750 in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Summary Consolidated Financial Information

The following summary consolidated statement of income data for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 are derived from the audited consolidated financial statements of China Ritar Power Corp. included in this prospectus. The summary balance sheet data as of December 31, 2004 is derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated statement of income data for the periods ended September 30, 2007 and 2006 and the consolidated balance sheet data as of September 30, 2007 are derived from our unaudited consolidated financial statements included in this prospectus. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

(All amounts, other than per share data, in thousands of U.S. dollar)

Statement of Income	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
Revenue	$49,102	$28,086	$40,933	$22,817	$16,059

Operating expenses	5,041	2,442	3,602	2,686	2,032

Operating profit	5,578	3,679	4,685	1,325	140

Income taxes	541	264	353	128	14

Net income	4,536	3,195	3,862	1,061	137

Earnings (Loss) Per Share
Basic	0.256	0.273	0.33	0.09	0.01
Diluted	0.247	0.273	0.33	0.09	0.01

	As of September 30,	As of December 31,
Balance Sheet Data	2007	2006	2005	2004
	(Unaudited)
Working capital	$17,853	$3,371	$56	$(494)

Current assets	37,759	16,230	7,597	6,011

Total assets	41,240	18,335	9,023	6,973

Current liabilities	19,906	12,859	7,541	6,505

Total liabilities	20,114	13,019	7,571	6,505

Stockholders’ equity	21,068	5,265	1,349	377

Additional Information

Our corporate headquarters are located at Room 405, Tower C, Huahan Building, 16 Langshan Road, North High-Tech Industrial Park, Nanshan District, Shenzhen, 518057, China. Our telephone number is (86) 755-83475380. We maintain a website at www.ritarpower.com that contains information about us, but that information is not a part of this prospectus.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We operate in an extremely competitive industry and are subject to continual pricing pressure that could negatively affect our financial results.

We compete with a number of major domestic and international manufacturers and distributors of lead-acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry, consolidation among industrial battery purchasers and the financial difficulties being experienced by several of our competitors, we have been subject to continual and significant pricing pressures. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with original equipment manufacturers and other customers. In addition, some of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to reduce our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Cyclical industry conditions have adversely affected and may continue to adversely affect the results of our operations.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate, and the overall economic conditions in which we and our customers operate. All of our target client segments are heavily dependent on the end-user markets they serve, such as LEV, telecommunications, and uninterruptible power systems. A weak capital expenditure environment in these markets has had, and can be expected to have, a material adverse effect on the results of our operations.

Our results of operations can be significantly affected by the volatility in the prices of the raw materials that we use to produce our products.

Our raw materials costs are volatile and expose us to significant fluctuations in our product costs. We employ significant amounts of lead, plastics, and other materials in our manufacturing processes. Lead is our most significant raw material and represents approximately 63.7% of our total raw materials costs. The costs of these raw materials, particularly lead, are volatile and beyond our control. Volatile raw materials costs can significantly affect our operating results and make period-to-period comparisons extremely difficult. We may not be able to hedge our raw material requirements at a reasonable cost or to pass on to our customers the increased costs of our raw materials.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and a material adverse effect on our business.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we will have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with Chinese environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies, other than lead-acid, have been introduced over the past few years. In addition, recent advances in fuel cell and flywheel technology have been introduced for use in selected applications that compete with the end uses for lead-acid industrial batteries. For many important and growing markets, such as aerospace and defense, lithium-based battery technologies have large and growing market shares and lead-acid technologies have decreasing market shares. Our ability to achieve significant and sustained penetration of key developing markets, including aerospace and defense, will depend upon our success in developing or acquiring these and other technologies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and to manufacture and sell, products that satisfy our customers’ demands, or if we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, market acceptance of our products could be reduced and our business could be adversely affected.

We may not be able to adequately protect our proprietary intellectual property and technology, which may harm our competitive position and result in increased expenses incurred to enforce our rights.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Some of these technologies, especially in thin plate pure lead technology, are important to our business and are not protected by patents. Despite our efforts, the steps we have taken to protect our proprietary intellectual property and technology and other confidential information may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. Protecting against the unauthorized use of our products, trademarks and other proprietary rights is also expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

Product branding is important to us and if our brands are misappropriated our reputation could be harmed which could result in lower sales having a negative impact on our financial results.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered our trademark in the Trademark Office of China. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult, and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in China. Our brand names may be misappropriated or utilized without our consent and such actions may have a material adverse effect on our reputation and on the results of our operations.

If we grow through acquisitions and fail to successfully integrate acquired companies, our operations could be disrupted and management could become distracted by integration issues.

As part of our business strategy, we plan to grow in part by acquiring other product lines, technologies or facilities that complement or expand our existing business. We may be unable to implement this part of our business strategy and may not be able to make acquisitions to continue our growth. There is significant competition for acquisition targets in the industrial battery industry. We may not be able to identify suitable acquisition candidates or negotiate attractive terms. In addition, we may have difficulty obtaining the financing necessary to complete transactions that we pursue. Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute your ownership interests. In addition, future acquisitions might not increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional debt or suffer adverse tax and accounting consequences in connection with any future acquisitions, although we currently do not have any identified future acquisition targets.

Where we are successful in completing acquisitions, we might experience difficulties in integrating the acquired business or assets. Acquisitions might result in unanticipated liabilities, unforeseen expenses and distraction of management’s time and attention. We cannot assure you that our acquisition strategy will be successful.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose these customers.

A significant portion of our revenues historically have been derived from a limited number of customers. For the nine months ended September 30, 2007 and for the years ended December 31, 2006 and 2005, over 21%, 45% and 40% of our revenues, respectively, were derived from our ten largest customers. The loss of any of these significant customers that is not accompanied by the retention of new business in similar volume would adversely affect our revenues and stockholder value.

Our products could be subject to product liability claims by customers and/or consumers, which would adversely affect our profit margins, results of operations and stockholder value.

A significant portion of our products are used in light electric vehicles, such as electric scooters. If our products are not properly designed or built and/or personal injuries are sustained as a result of our equipment, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. Also, our reputation could be adversely affected, regardless of whether such claims are successful. Any of these results would adversely affect our profit margins, results from operations and stockholder value.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our cadmium-free, valve-regulated lead-acid products and possibly hurting our operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for existing products, and by the introduction of new product offerings. Our planned growth includes the construction of new production lines to be put into operation over the next twelve months. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant; and

•	rapid technological change.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiada Hu, our Chief Executive Officer, President, Secretary and Treasurer, Jianjun Zeng, our Chief Operating Officer, Degang He, our Chief Technology Officer, and Zhenghua Cai, our Chief Financial Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2006, accordingly we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2007, although the auditor attestation will not be required until our annual report for the fiscal year ending December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends to our stockholders.

China Ritar Power Corp. has no direct business operations, other than its ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to PRC accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations that became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our largest stockholder, Jiada Hu, holds a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests.

Mr. Jiada Hu, our CEO and President, is the beneficial owner of approximately 43.77% of our outstanding voting securities. As a result, he possesses significant influence over the election of our board of directors and significant corporate transactions. His ownership may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Other stockholders may believe that these future decisions made by Mr. Hu are not in their best interests.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as “restricted shares” in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, the highly competitive nature of the markets in which we sell our products, changes in demand for our products and services, our ability to develop new products and services, competitive pressures, risks associated with the integration of acquisitions, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we are under no duty to update any of these forward-looking statements publicly after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

DIVIDEND POLICY

On June 9, 2006, our board of directors declared a special cash dividend in the amount of $1.475 (on a post-split basis) per share of common stock, payable on July 5, 2006 to shareholders of record as of June 22, 2006, the record date. An aggregate dividend of $442,500 was paid on July 5, 2006. Except for such dividend, we have never declared or paid cash dividends.

We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, earnings, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol “CRTP.OB” on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., but had not been traded in the Over-The-Counter market except on a limited and sporadic basis. The CUSIP number is 169423 100.

As of February 15, 2007, the closing price for our common stock on the OTC Bulletin Board was $5.50. The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices are adjusted to reflect the 1-for-14.75 reverse split of our common stock that occurred on July 7, 2006.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2007
1st Quarter	$5.90	$5.00
2nd Quarter	$6.20	$4.30
3rd Quarter	$10.35	$4.95
4th Quarter (through November 16, 2007)	$12.50	$4.95

Year Ended December 31, 2006
1st Quarter	$4.72	$3.69
2nd Quarter	$6.49	$4.72
3rd Quarter	$6.20	$5.90
4th Quarter	$6.88	$5.50

Year Ended December 31, 2005
1st Quarter	$11.36	$8.11
2nd Quarter	$9.15	$7.82
3rd Quarter	$8.85	$5.16
4th Quarter	$5.16	$3.69

(1)	The above tables set forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Approximate Number of Holders of Our Common Stock

On November 16, 2007, there were approximately 82 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

DILUTION

Our net tangible book value as of September 30, 2007 was $1.11 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. However, we have 1,557,232 warrants outstanding, among which 1,271,017 warrants can be exercised at $2.78 per share and 286,215 warrants can be exercised at $2.14 per share. These warrants may have a dilutive effect depending on our tangible book value at the time of their exercise.

SELECTED CONSOLIDATED FINANCIAL DATA

The statement of income and cash flows data for the years ended December 31, 2006, 2005 and 2004, and the balance sheet data as of December 31, 2006 and 2005, are derived from, and are qualified by reference to, our audited consolidated financial statements that are included elsewhere in this prospectus. The balance sheet data as of December 31, 2004 is derived from, and is qualified by reference to, our audited consolidated financial statements that are not included in this prospectus. The statement of income and cash flows data for the fiscal years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2003 and 2002 are derived from our unaudited consolidated financial statements that are not included in this registration statement. The statement of income and cash flows data for the periods ended September 30, 2007 and 2006 and the balance sheet data as of September 30, 2007 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.

(All amounts, other than per share data, in thousands of U.S. dollars)

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statement of Operation Data
Revenues	$49,102	$28,086	$40,933	$22,817	$16,059	$11,418	$3,478

Cost of sales	(38,483)	(21,965)	(32,646)	(18,806)	(13,887)	(10,253)	(2,925)
Gross Profit	10,620	6,120	8,287	4,011	2,172	1,165	553
Operating Expenses

Salaries	(870)	(370)	(622)	(350)	(281)	(157)	(83)
Sales commission	(961)	(305)	(507)	(419)	(332)	(74)	(9)
Other selling, general and administrative expenses	(3,200)	(1,767)	(2,473)	(1,917)	(1,419)	(1,210)	(223)
Additional expenses	(11)	-	-	-	-	-	-

Operating Profit	5,578	3,679	4,685	1,325	140	(276)	238

Other Income and (Expenses)
Interest income	21	4	7	4	3	1	-
Government grants	-	-	-	2	25	18	-
Gain on disposal of subsidiaries	-	37	37	-	-	-	-
Other income	1	-	3	2	-	-	5
Interest expenses	(189)	(190)	(459)	(129)	(41)	-	(7)
Other expenses	(330)	(4)	(6)	(3)	-	(1)	-
	(497)	(152)	(418)	(124)	(13)	18	(2)

Income before income taxes and minority interests	5,081	3,526	4,267	1,201	127	(258)	236

Income taxes	(541)	(264)	(353)	(128)	(14)	-	-

Income before minority interests	4,541	3,262	3,913	1,073	113	(258)	236

Minority interests share loss (profits)	5	(67)	(51)	(12)	24	-	-

Net income	4,536	3,195	3,862	1,061	137	(258)	236

Other comprehensive income (loss)
Foreign currency translation adjustments	725	87	52	(1)	-	-	-

Comprehensive Income	5,261	3,282	3,914	1,060	137	(259)	236

Earnings (Loss) Per Share
Basic	0.256	0.273	0.3302	0.0906	0.0118	(0.0221)	0.0202
Diluted	0.247	0.273	0.3302	0.0906	0.0118	(0.0221)	0.0202

Cash Flows Data:
Net cash flows provided by (used in) operating activities	(671)	481	1,099	1,020	406	(255)	168

Net cash flows provided by (used in) investing activities	(1,562)	(1,032)	(1,175)	(714)	(291)	(63)	(440)

Net cash flows provided by (used in) financing activities	7,799	1,457	530	(221)	54	443	362

(All amounts in thousands of U.S. dollars)

	As of September 30,	As of December 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)				(Unaudited)	(Unaudited)
Balance Sheet Data
Working capital	$17,853	$3,371	$56	$(494)	$(74)	$158
Total assets	41,240	18,335	9,023	6,973	6,481	3,856
Total current liabilities	19,906	12,859	7,540	6,505	6,052	3,258
Long term liability	208	160	31	-	-	-
Total liability	20,114	13,019	7,571	6,505	6,052	3,258
Total stockholders’ equity	21,068	5,265	1,349	377	339	598

Selected Quarterly Financial Information

The following table sets forth certain unaudited financial information for each of the 11 quarters ended September 30, 2007. The consolidated financial statements for each of these quarters have been prepared on the same basis as the consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of the results of operations for these periods. You should read this information together with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

All amounts in thousands of U.S. dollars, except per share data

	Three Months Ended
	September 30, 2007	June 30, 2007	March 31, 2007
Revenues	27,849	12,424	8,828
Gross profit	6,318	2,679	1,622
Net income	3,127	993	427
Net income per Share:
Basic	0.165	0.052	0.03
Diluted	0.159	0.048	0.03

	Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Revenues	12,847	12,854	8,588	6,644
Gross Profit	2,168	3,171	1,569	1,380
Net Income	667	1,969	658	568
Net Income per Share
Basic	0.057	0.168	0.056	0.049
Diluted	0.057	0.168	0.056	0.049

	Three Months Ended
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Revenues	6,726	7,002	5,233	3,856
Gross Profit	1,162	1,255	882	712
Net Income	547	193	228	93
Net Income per Share
Basic	0.047	0.016	0.019	0.008
Diluted	0.047	0.016	0.019	0.008

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

This subsection of Management Discussion and Analysis is an overview of the important factors that management focuses on in evaluating our businesses, financial condition and operating performance, our overall business strategy and our earnings for the periods covered.

General

From our inception in 1985 until February 16, 2007 when we completed a reverse acquisition transaction with Ritar International Group Limited, whose subsidiary companies originally commenced business in May 2002, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

On February 16, 2007, we completed a reverse acquisition transaction with Ritar International Group Limited whereby we issued to the shareholders of Ritar International Group Limited 11,694,663 shares of our common stock in exchange for all of the issued and outstanding capital stock of Ritar International Group Limited. Ritar International Group Limited thereby became our wholly owned subsidiary and the former shareholders of Ritar International Group Limited became our controlling stockholders.

On February 16, 2007, we also completed a private placement pursuant to which we issued and sold 5,724,292 shares of our common stock to certain investors. In addition, we granted to the same investors three-year warrants to purchase 1,317,746 shares of our common stock at $2.78 per share. As a result of this private placement we raised approximately $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, we paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249.27 and placement agent counsel fee of $50,000. We also issued to the placement agent a warrant for the purchase of 286,215 shares of our common stock in the aggregate with the exercise price f $2.14 per share. We are under contractual obligation to register the shares of our common stock sold to the investors in the private placement as well as shares of common stock issuable upon exercise of the warrants we issued to these investors and the placement agent in connection with this private placement within a pre-defined period.

In addition, on February 16, 2007, Mr. Jiada Hu sold 864,486 shares of our common stock to the same investors in exchange for $1,850,000. We did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that we made to Mr. Hu in September 2006.

In connection with the private placement on February 16, 2007, our largest shareholder, Jiada Hu entered into an escrow agreement with us, Roth Capital Partners, LLC and Securities Transfer Corporation, the escrow agent. Pursuant to the escrow agreement, Mr. Hu agreed to place an aggregate of 3,601,309 shares of our common stock owned by him, to be equitably adjusted for stock splits, stock dividends and similar adjustments, into escrow with Securities Transfer Corporation. In the escrow agreement, the parties established minimum after tax net income thresholds of $5,678,000 for the fiscal year ending December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive up to 50% of the shares in escrow owned by Mr. Hu for each applicable year based upon on a pre-defined formula agreed to among the parties to the escrow agreement.

However, in the event that the release of the make good shares to the investors, Mr. Hu or any other party is deemed to be an expense, charge or deduction from the revenues reflected on China Ritar’s financial statements for the applicable year, as required under U.S. generally accepted accounting principles, such expense or deduction will be excluded for purposes of determining whether or not the minimum after tax net income thresholds for the fiscal year 2007 and the fiscal year 2008 are achieved.

Our Operations

We are a holding company that only operates through our indirect Chinese subsidiaries. Through our Chinese subsidiaries, we design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, especially in the light electric vehicle or LEV segment, in China. Currently, we market, sell and service our 6 series and 197 models of “Ritar” branded, cadmium-free, valve-regulated lead-acid or VRLA, batteries in China and internationally.

We market, sell and service our products nationally and globally through a combination of company-owned offices and independent manufacturers’ representatives. Our client base mainly includes LEV manufacturers such as Electritherm (India) Limited., Energy Batteries Ltd., Zhejiang LvYuan Electric Vehicle Co., Ltd., Shenzhen ShenLing Vehicle Co., Ltd., and China Xing Yue Group, international uninterruptible power source or UPS manufacturers, including Delta Electronics (Jiangsu) Ltd. and SSB Battery Service GmbH, and telecommunications operators such as China Telecom Corporation Limited, China Mobile Communication Corporation, China Network Communications Group Corporation, Siemens AG, and Lucent Technologies. We believe we are well positioned to meet our clients’ delivery and servicing requirements. We have targeted our approach to meet local market conditions, which we believe provides the best possible service for our regional clients and our global accounts.

We serve about 700 clients in 56 countries with approximately $18.1 million or 36.8% of our sales during the nine -month period ended September 30, 2007 attributable to China and approximately $31.0 million or 63.2% attributable to other countries. Our overseas sales accounted for approximately 63.2%, 46.6% and 38.7% of total sales for the nine months ended September 30, 2007 and for the years ended December 31, 2006 and 2005, respectively.

Opportunity for Growth

In the past, we have not had sufficient capital to meet the production demand of some of our clients. Their product demand is also growing as a result of growth in the LEV market in China. In December 2005, we began to expand our production capacity in an attempt to begin to meet our clients’ actual demand for our products by constructing a new production line that can produce approximately 53,472 units of our products per month. In June 2006, we again expanded our capacity by constructing another 53,472 units per month production line. The cost of constructing these production lines, including the cost of equipment used in the production lines (but not including the cost of land or buildings), is approximately $240,000 per production line. We plan to use approximately $5.55 million of the gross proceeds that we raised in our recent private placement to construct eight additional new production lines. Of such amount, approximately $2.2 million will be used to acquire land rights, approximately $1.45 million will be used to construct or acquire buildings, and approximately $1.9 million will be used to acquire machinery. We expect these new production lines to increase our capacity even further and to increase our ability to satisfy the actual product demands of our clients. We expect that the construction of these new lines will be completed during the next twelve months.

On April 15, 2007, our Chinese subsidiary Shenzhen Ritar entered into an agreement for stationing project into industrial park, or Songmu Investment Agreement, with the Administrative Committee of Songmu Industrial Park, Henyang City, Hunan Province, China, or Songmu Industrial Park to purchase land use rights for approximately 266,667 square meters of land for the purpose of building our new subsidiary Hengyang Xingfuifeng in this industrial park. On June 26, 2007, Shenzhen Ritar and Songmu Industrial Park entered into a supplemental agreement that revised the structure of Shenzhen Ritar’s investment requirement contained in the Songmu Investment Agreement. The project is expected to proceed in three phases, extended over a four-year period, which began this past April. We have already invested $2.5 million under the agreement on April 20, 2007. We intend to finance the remaining portion of the cash necessary for the project through a combination of our own internally generated cash and bank financing. It is expected to reach a point where our production capacity ultimately could be as high as 85,000 metric tons of lead acid battery plates with an annual output value projected to be over $300 million. We anticipate that once the facility becomes operational the initial rated capacity will be at least 21,600 metric tons of lead acid battery plates annually.

LEV manufacturers usually have two suppliers, one is their major supplier, which provides about 2/3 of the total output of the manufacturer and the other is the back-up supplier which serves the remaining 1/3. Once our new production lines are complete, we believe that we may have the opportunity to become the main supplier (instead of the back up supplier) to some of our existing clients, thus further increasing potential sales.

We believe that another opportunity for us arises out of the increased use of light electric vehicles in China. China’s light electric vehicle market experienced relatively high levels of growth during the past 5 years. The output of LEVs in China was 0.59 million units in 2001, 1.59 million units in 2002, 4.00 million units in 2003, 6.76 million units in 2004 and 10.00 million units in 2005, according to the Research Report on China’s LEV jointly issued by the Development & Research Center of the State Council, National Construction Ministry and National Science and Technology Ministry in May 2006. This demonstrates a compounded annual growth rate of 102.9% during the period from 2001 to 2005.

China’s LEV industry is expected to maintain strong growth during the period from 2006 to 2010. The projected output of LEV is about 15 million units in 2006, and 30 million units in 2010. The compounded annual growth rate is expected to be 24.57% from 2006 to 2010.

We earn higher margins on sales of our batteries to LEV manufacturers than we do on other products like UPS. Given the expected increased production of LEVs in China, we have focused much of our marketing strategy on this product segment. We believe that we will have increased revenues as a result of increased sales of LEVs in China.

Weaknesses and Uncertainties that Affect our Financial Condition

Our primary challenge is our potential inability to produce enough of our products to satisfy the increased demand for our products due to the shortage of enough working capital and limited production capacity. Currently we can only meet about one-third of the demand from our clients during the peak period for our products, which falls between May to November of each calendar year. We did not have enough working capital to buy raw materials and the utilization rate of our production capacity was approximately 80%. In order to meet the projected demand for our products in the future, we need to increase our working capital and build additional manufacturing lines. We have raised a total of approximately $12.25 million in gross proceeds in the private placement that we closed on February 16, 2007, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. Among them, we expect to use approximately $5.55 million of the proceeds to acquire land and buildings and to build additional production lines, $266,000 for transportation equipment, $139,000 for office equipment and the remaining approximately $4.76 million for working capital. With the increased working capital and capacity, we believe that we will be able to increase our ability to meet the demand for our products from our clients.

Results of Operations

The following tables set forth key components of results of our operations for the periods indicated, both in dollars and as a percentage of sales revenues and key components of our revenues for the periods indicated in dollars.

	Nine Months Ended September 30, 2007		Nine Months Ended September 30, 2006		Year Ended December 31, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004
	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues
Revenues	49,102	100%	28,086	100%	40,933	100%	22,817	100%	16,059	100%
Cost of Sales	(38,483)	(78.4%)	(21,965)	(78.2%)	(32,646)	(79.75%)	(18,806)	(82.42%)	(13,887)	(86.47%)

Gross Profit	10,620	21.6%	6,120	21.8%	8,287	20.25%	4,011	17.58%	2,172	13.53%

Operating Expenses
Salaries	(870)	(1.8%)	370	1.3%	(622)	(1.52%)	(350)	(1.53%)	(281)	(1.75%)
Sales Commission	(960)	(2.0%)	305	1.1%	(507)	(1.24%)	(419)	(1.84%)	(332)	(2.07%)
Other selling, general and administrative expenses	(3,200)	(6.5%)	1,767	6.3%	(2,473)	(6.04%)	(1,917)	(8.40%)	(1,419)	(8.84%)
Additional expenses	(11)	(0.02%)	-	-	-	-	-	-	-	-
	(5,041)	(10.27%)	(2,442)	(8.69%)	(3,602)	(8.80%)	(2,686)	(11.77%)	(2,032)	(12.66%)

Operating Profit	5,578	11,.36%	3,679	13.1%	4,685	11.45%	1,325	5.81&	140	0.87%

Other Income and (Expenses)
Interest Income	21	0.043%	4	0.01%	7	0.02%	4	0.02%	3	0.02%
Government grants			-	-	-	-	2	0.01%	25	0.16%
Gain on disposal of subsidiaries	-	-	37	0.13%	37	0.09%	-	-	-	-
Other income	1	0.002%	-	-	3	0.01%	2	0.01%	-	-
Interest expenses	(189)	(0.38%)	(190)	(0.68%)	(459)	(1.12%)	(129)	(0.57%)	(41)	(0.26%)
Other expenses	(330)	(0.67%)	(4)	(0.01%)	(6)	(0.01%)	(3)	(0.01%)	-	-
Other income (expenses)	(497)	(1.01%)	(152)	(0.54%)	(418)	(1.02%)	(124)	(0.54%)	(13)	(0.08%)

Income before income taxes and minority interests	5,081	10.35%	3,526	12.55%	4,267	10.42%	1,201	5.26%	127	0.79%

Income taxes	(541)	(1.10%)	(264)	(0.94%)	(354)	(0.86%)	(128)	(0.56%)	(14)	(0.09%)

Income before minority interests	4,541	9.25%	3,262	11.61%	3,913	9.56%	1,073	4.70%	113	0.70%

Minority interests share loss (profits)	(5)	(0.01%)	(67)	(0.24%)	(51)	(0.12%)	(12)	(0.05%)	24	0.15%

Net income	4,536	9.2%	3,195	11.4%	3,862	9.43%	1,061	4.68%	137	0.85%

Other comprehensive income (loss)
Foreign currency translation adjustments	725	1.48%	87	0.31%	52	0.13%	(1)	-	-	-

Comprehensive income	5,261	10.71%	3,282	11.69%	3,914	9.58%	1,060	4.65	137	0.85%

(All amounts in thousands of U.S. dollar)

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
Components of Revenues
Total revenue	$49,102	$28,086	$40,933	$22,817	$16,059
Revenue by Product or Product Line
LEV	$17,703	$18,042	$25,805	$12,013	$5,204
UPS	$31,399	$10,044	$15,128	$10,804	$10,855

Nine Months Ended September 30, 2007 and 2006

Revenues. Revenues increased approximately $21 million, or 74.8% to approximately $49.1 million for the nine months ended September 30, 2007 from approximately $28.1 million for the same period in 2006. This increase was mainly attributable to the significant increased sales of UPS batteries in overseas markets by adopting active market strategies. We have successfully attracted more potential overseas customers because of our excellent goods quality and reputation in the industry. In addition, because of our expanded production capacity and increased cash flows, we were able to fulfill more orders from our existing customers whose demands were not fully met in the previous years due to our limited production capacity. Furthermore, we raised our sale prices in order to offset the increased raw material price.

Cost of Sales. Our cost of sales increased approximately $16.52 million, or 75.2% to approximately $38.48 million for the nine months ended September 30, 2007 from approximately $21.97 million for the same period in 2006. This increase was due to an increase of sales volume and increased costs of raw materials. As a percentage of revenues, the cost of sales increased to 78.4% during the nine months ended September 30, 2007 from 78.2% for the same period of 2006. Such decrease of gross margin was mainly attributable to the continually increasing price of lead, our major raw materials, accounting for approximately 70% of the whole cost of sales. Furthermore, the price of our other raw materials and components are also increased.

Gross Profit. Our gross profit increased approximately $4.5 million, or 73.5% to approximately $10.62 million for the nine months ended September 30, 2007 from approximately $6.12 million for the same period in 2006. Gross profit as a percentage of revenues was 21.6% for the nine months ended September 30, 2007, a decrease of 0.02% from 21.8% for the same period of 2006. Such percentage decrease was mainly due to the increased cost of goods sold as percentage of revenues as discussed above.

Salaries. Salaries increased approximately $0.5 million, or 135.1% to approximately $0.87 million for the nine months ended September 30, 2007 from $0.37 million for the same period in 2006. As a percentage of revenues, salaries increased to 1.8% for the nine months ended September 30, 2007 from 1.3% for the same period of 2006. The dollar increase of salaries was mainly attributable to the increased headcounts in accordance with expanded production and sales volume. We also increased salaries and fringe benefits of the Company’s salesperson, the staff at management level and research and development department in order to motivate the core team to contribute more to the Company.

Sales Commission. Sales commission increased approximately $0.65 million, or 214.8% to approximately $0.96 million for the nine months ended September 30, 2007 from approximately $0.31 million for the same period of 2006. As a percentage of revenues, sales commission increased to 2% for the nine months ended September 30, 2007 from 1.1 % for the same period of 2006. During the nine months ended September 30, 2007, we have adopted active marketing strategies to promote our products and exerted great efforts simultaneously to develop new customers and overseas customers in particularly, which has resulted in the significant increase in sales volume of new customers and sales commission correspondingly. We paid sales commission to sales agents mainly for obtaining new business from new customers.

Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses increased approximately $1.43 million, or 81.1% to approximately $3.2 million for the nine months ended September 30, 2007 from approximately $1.77 million for the same period of 2006. As a percentage of revenues, other selling, general and administrative expenses increased to 6.5% for the nine months ended September 30, 2007 from 6.3% for the same period of 2006. The dollar increase of other selling, general and administrative expenses was mainly attributable to the significantly expanded scale of our operations and continuing sales for the nine months ended September 30, 2007.

Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest increased approximately $1.56 million or 44.1% to approximately $5.08 million for the nine months ended September 30, 2007 from approximately $3.53 million for the same period of 2006. Income before income taxes and minority interest as a percentage of revenues decreased to 10.3% for the nine months ended September 30, 2007 from 12.6% for the same period of 2006. The percentage decrease was mainly attributable to the increase of sales commission and other selling, general and administrative expenses as discussed above.

Income Taxes.

United States

The Company was incorporated in the United States of America and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has no taxable income for the nine months ended September 30, 2007.

BVI

Ritar International was incorporated in the BVI and is not subject to income taxes under the current laws of the BVI.

PRC

Our subsidiary, Shenzhen Ritar, is subject to Chinese enterprises income tax, or EIT, at a rate of 15% of the assessable profits. As approved by the local tax authority in the PRC, Shenzhen Ritar was entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year of 2003. Accordingly, Shenzhen Ritar was subject to a tax rate of 7.5% for 2005, 2006 and 2007. Furthermore, Shenzhen Ritar, as a Foreign Investment Enterprise engaged in advanced technology industry, was approved to extend 50% tax exemption to 2010.

Our another subsidiary, Shanghai Ritar, is classified as small enterprise and the taxable income is calculated at 7% of revenue and the tax is charged according to the turnover range at the applicable rate rates on that taxable income. Shanghai Ritar currently is subject to t a tax rate of 33% of its taxable income. Since our other subsidiaries, Huizhou Ritar and Hengyang Ritar have not generated any revenues yet, they are not subject to income tax for the period ended September 30, 2007.

On March 16, 2007, the National People’s Congress of the PRC determined to adopt a new corporate income tax law in its fifth plenary session. The new corporate income tax law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises. The new corporate income tax law will be effective on January 1, 2008. According to the new corporate income tax law, a unified income tax rate of 25% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government, and the timing of the issuance of such implementing regulations is currently unclear.

Income taxes increased approximately $0.28 million to approximately $0.54 million for the nine months ended September 30, 2007 from approximately $0.26 million for the same period of 2006. We paid more taxes in the first nine months in 2007 mostly because of the increased income in the nine months ended September 30, 2007 compared to the same period of 2006.

Net Income. Net income increased approximately $1.34 million, or 42% to approximately $4.54 million for the nine months ended September 30, 2007 from approximately $3.20 million for the same period of 2006, as a result of the factors described above.

Fiscal Year Ended December 31, 2006 and 2005

Revenues. Revenues increased $18.11 million, or 79.39% to $40.93 million in 2006 fiscal year from $22.82 million in 2005. Approximately $13.79 million of the increased revenues in 2006 fiscal year is attributable to increased sales of LEV batteries. This increase resulted from the increased market demand for our products due to increasing popularity of LEV in China and overseas markets. In addition, because of our expanded production capacity and increased cash flow, we were able to fulfill more orders from our existing customers whose demands were not fully met in the previous years due to our limited production capacity.

Cost of Goods Sold. Our cost of goods sold increased $13.84 million, or 73.58% to $32.6 million in 2006 from $18.81 million in 2005. This increase was mainly attributable to the increase of sales volume. As a percentage of revenues, the cost of goods sold in 2006 decreased to 79.75% from 82.42% in 2005. Such increase of gross margin was mainly attributable to the increased production volume of our products which cut down unit production cost. Meanwhile, we adjusted our product mix to increase the sales of LEV batteries which are of higher profit margin so as to profit on the strong LEV market.

Gross Profit. Our gross profit increased $4.28 million, or 106.64% to $8.29 million in 2006 from $4.01 million in 2005. Gross profit as a percentage of revenues was 20.25% in 2006, an increase of 2.67% from 17.58% in 2005 for the stated above.

Salaries. Salaries increased $0.27 million, or 77.82% to $0.62 million in 2006 from $0.35 million in 2005. As a percentage of revenues, salaries decreased to 1.52% in 2006 from 1.53% in 2005. The dollar increase of salaries was mainly attributable to increased headcounts in accordance with expanded production and sales volume. We also increased salaries and fringe benefits of our management level staff and research and development staff so that we could motivate the core team to contribute more to the company.

Sales Commission. Sales commission increased $0.09 million, or 21.07% to $0.51 million in 2006 from $0.42 million in 2005. As a percentage of revenues, sales commission decreased to 1.24% in 2006 from 1.84% in 2005. The percentage decrease of sales commission was mainly attributable to changes in our marketing strategy. In 2005, we exerted great efforts to develop new customers through our sales team and therefore incurred sales commission with the higher percentage of revenues. In 2006, sales commission rate was relatively lower comparing with 2005 due to our gradually improved longstanding customer relationships and good reputation record in the industry. Our limited production capacity was unable to meet further demand from new customers. We believe that the dollar increase of sales commission is consistent with the increase of sales volume and the expansion of our customer base.

Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses increased $0.56 million, or 28.99% to $2.47 million in 2006 from $1.92 million in 2005. The dollar increase of other selling, general and administrative expenses mainly represented increase in research & development expenses and miscellaneous selling expenses that increased as sales went up. As a percentage of revenues, other selling, general and administrative expenses decreased to 6.04% in 2006 from 8.40% in 2005. This percentage decrease was mainly attributable to the significantly expanded scale of our operations and sales in 2006. There was a corresponding increase in administrative and work efficiency and decrease in other selling, general and administrative expenses resulted from economies of scale.

Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest increased $3.07 million or 255.39% to $4.27 million in 2006 from $1.20 million in 2005. Income before income taxes and minority interest as a percentage of revenues increased to 10.42% in 2006 from 5.26% in 2005. The increase was mainly attributable to the increase of gross profit contributed by sales of LEV batteries which were of higher gross profit margin and which more than doubled in 2006. The increase was also attributable to the decrease of operating expenses as a percentage of revenue due to our improved expense control.

Income Taxes. Income taxes increased $0.22 million to $0.35 million in 2006 from $0.13 million in 2005. We paid more taxes in 2006 mostly because of higher income in 2006 compared to 2005.

Net Income. Net income increased $2.80 million, or 263.94% to $3.86 million in 2006 from $1.06 million in 2005, as a result of the factors described above.

Fiscal Year Ended December 31, 2005 and 2004

Revenues. Revenues increased $6.76 million or 42.09% to $22.82 million in 2005 from $16.06 million in 2004. All the increase in revenues resulted from increased sales of LEV batteries. This increase was mainly attributable to the increased market demand for our products due to increasing popularity of LEV in China and overseas markets. We expect the LEV market will continue to increase in the future.

Cost of Goods Sold. Our cost of goods sold increased $4.92 million or 35.42% to $18.81 million in 2005 from $13.89 million in 2004. This increase was mainly attributable to the increase of sales volume. As a percentage of revenues, our cost of goods sold in 2005 decreased 4.05% to 82.42% from the 86.47% in 2004. Such increase of gross margin was mainly attributable to the increased production and sales of LEV batteries that have a higher profit margin. The sales of LEV batteries as a percentage of total revenue increased to 52.65% in 2005 from 32.41% in 2004. We first started to manufacture LEV batteries in 2004 and could only meet a minor part of our customers’ demands during that year.

Gross Profit. Our gross profit increased $1.84 million or 84.65% to $4.01 million in 2005 from $2.17 million in 2004. Gross profit as a percentage of revenues increased 4.05% in 2005 as compared with 2004 for the reason stated above.

Salaries . Salaries increased $0.07 million or 24.15% to $0.35 million in 2005 from $0.28 million in 2004. As a percentage of revenues, salaries decreased to 1.53% in 2005 from 1.75% in 2004. The dollar increase of salaries was mainly attributable to increased headcounts in accordance with expanded production and sales volume.

Sales Commission. Sales commission increased $0.09 million or 26.28% to $0.42 million in 2005 from $0.33 million in 2004. As a percentage of revenues, sales commission decreased to 1.84% in 2005 from 2.07% in 2004. The increase of sales commission was mainly attributable to our efforts to develop new customers for our LEV batteries through our sales team in 2005. We started production of LEV batteries in 2004 and carried out full-scale marketing and promotion in 2005.

Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses increased $0.50 million or 35.11% to $1.92 million in 2005 from $1.42 million in 2004. As a percentage of revenues, other selling, general and administrative expenses decreased to 8.40% in 2005 from 8.84% in 2004. The dollar increase of other selling, general and administrative expenses was mainly attributable to increase in research and development expenses and miscellaneous selling expenses that increased as sales went up. Our research and development efforts are aimed at finding new varieties of products, improving existing products, improving product quality and reducing production costs.

Income from Continuing Operations before Taxes. Income from continuing operations before taxes increased $1.07 million to $1.20 million in 2005 from $0.13 million in 2004. Income from continuing operations before taxes as a percentage of revenues increased 4.47% in 2005 as compared to 2004. This increase was primarily a result of increased gross profit contributed by sales of LEV batteries that are of higher gross profit margin.

Income Taxes. We incurred income taxes of $0.13 million in 2005. This is an increase of $0.12 million from the taxes we incurred in 2004, which amounted to $0.01 million. We paid more taxes in 2005 mostly because of higher income in 2005 compared to 2004.

Net Income . Net income increased $0.92 million, or 672.56%, to $1.06 million in 2005 from $0.14 million in 2004, as a result of the factors described above.

Liquidity and Capital Resources

General

As of September 30, 2007, we had cash and cash equivalents (including restricted cash) of approximately $11.47 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.
	Cash Flow (All amounts in thousands of U.S. dollars)
	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
Net cash provided by (used in) operating activities	(671)	481	1,099	1,020	406
Net cash provided by (used in) investing activities	(1,562)	(1,032)	(1,175)	(714)	(290)
Net cash provided by (used in) financing activities	7,799	1,457	530	(221)	54
Net cash flow	5,845	907	458	97	170

Operating Activities

Net cash used in operating activities was approximately $0.67 million for the nine-month period ended September 30, 2007, while during the same period of 2006 we had approximately $0.48 million net cash provided by operating activities. The change of cash provided by operating activities was mainly attributable to an increase of approximately $8.46 million in inventory to approximately $14.43 million as of September 30, 2007 from approximately $5.97 million as of December 31, 2006. The increase in inventory was mainly attributable to our anticipation of the increase in the price of lead, our major raw materials. We increased our purchases of raw materials in the nine months ended September 30, 2007 and maintained higher inventory level as of September 30, 2007 to reduce the risk of rising lead price.

Net cash provided by operating activities was approximately $1.10 million in 2006, which is an increase of approximately $0.08 million from approximately $1.02 million net cash provided by operating activities for the same period in 2005. The increase was mainly attributable to increased operating profit, which was partially offset by increase in inventories as a result of expanded production.

Net cash provided by operating activities was approximately $1.02 million in 2005, which is an increase of approximately $0.61 million from approximately $0.41 million net cash provided by operating activities in fiscal year 2004. The increase was mainly attributable to increased operating profit, which was partially offset by increase in inventories as a result of expanded production.

Investing Activities

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment.

Net cash used in investing activities for the nine-month period ended September 30, 2007 was approximately $1.56 million, which is an increase of approximately $0.53 million from net cash used in investing activities of approximately $1.03 million for the same period of 2006. The increase of cash used in investing activities was mainly due to the increase of payments to acquire property, plant and the equipment, which was partially offset by loans to related parties.

Net cash used in investing activities in fiscal year 2006 was approximately $1.18 million, which is an increase of approximately $0.47 million from net cash used in investing activities of approximately $0.71 million in fiscal year 2005 due to acquisition of more equipment to expand our production.

Net cash used in investing activities in fiscal year 2005 was $0.71 million, which is an increase of $0.42 million from net cash used in investing activities of $0.29 million in fiscal year 2004 due to acquisition of more equipment to expand our production.

Financing Activities

Net cash provided by financing activities for the nine -month period ended September 30, 2007 was approximately $7.8 million, which is an increase of approximately $6.34 million from approximately $1.46 million net cash provided by financing activities during the same period of 2006. The increase of the cash provided by financing activities was mainly attributable to approximately $10.71 million net proceeds we received from the private placement transaction in February 2007 and the Citibank’s short-term loans in August 2007 (see below).

Net cash provided by financing activities in fiscal year 2006 was approximately $0.53 million, which is an increase of approximately $0.75 million from approximately $0.22 million net cash used in financing activities in fiscal year 2005. The increase of the cash provided by financing activities was mainly attributable to new borrowings to fund working capital for expanded production and sales.

Net cash used in financing activities in fiscal year 2005 totaled approximately $0.22 million as compared to approximately $0.05 million provided by financing activities in fiscal year 2004. The increase of the cash used in financing activities was mainly attributable to more repayment of borrowings with cash provided by operating activities.

Loan Facilities

As of September 30, 2007, the amounts and maturity dates for our bank loans were as follows.

All amounts, other than percentages, in millions of U.S. dollars

Banks	Amounts	Beginning	Ending	Duration
Citibank	$0.4	August 8, 2007	October 19, 2007	2.5 months
Citibank	$0.4	August 7, 2007	October 29, 2007	2.5 months
Citibank	$1.33	August 14, 2007	November 8, 2007	2.5 months
Citibank	$0.53	August 20, 2007	November 25, 2007	3 months
DBS Bank (Hong Kong) Limited Shenzhen Branch	$0.21	December 4, 2006	December 4, 2008	2 years
Dah Sing Bank Limited	$0.04	January 3, 2006	January 2, 2008	2 years
Total	$2.91

On February 16, 2007, through a private placement, we raised about $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. We plan to use approximately $5.55 million of the net proceeds on building new production lines and $4.76 million as our working capital. This financing resulted in an increase of our net cash flow and a decrease of our asset/liability ratio and financial risks.

On April 15, 2007, our Chinese subsidiary Shenzhen Ritar entered into an agreement for stationing project into industrial park (“Songmu Investment Agreement”), with the Administrative Committee of Songmu Industrial Park, Henyang City, Hunan Province, China (“Songmu Industrial Park”). Under the Songmu Investment Agreement, Shenzhen Ritar agreed to invest approximately $103.34 million in aggregate to produce lead-acid batteries in its new subsidiary Hengyang Ritar, located in this industrial park. The project will be constructed in three phases within the next four years. Songmu Industrial Park agreed to grant to Shenzhen Ritar the land use rights over a land plot with an area about 266,667 square meters at approximately $9.35 per square meter, subject to the approval of relevant governmental authority. On April 20, 2007, we invested $2,500,000 into Hengyang Ritar. On June 26, 2007, Shenzhen Ritar and Songmu Industrial Park entered into a supplemental agreement (“Supplemental Agreement”) that revised the structure of Shenzhen Ritar’s investment requirement contained in the Songmu Investment Agreement, which, among other things, provided the following:

•	decreased Shenzhen Ritar’s required investment amount during the first phase construction from RMB 0.2 billion (approximately $26.2 million) to RMB 0.12 billion (approximately $15.7 million);

•
provided Shenzhen Ritar with the option, exercisable in its sole discretion, to proceed to the second and third phase investments depending on the investment environment in the Songmu Industrial Park and the availability of Shenzhen Ritar’s capital;

•
granted Shenzhen Ritar the land use rights at RMB 48,000/mu (approximately $9.35 per square meter) for the first phase construction regardless whether Shenzhen Ritar elects to conduct the investment in the second and third phases; and

•	reserved the land contemplated by the Songmu Investment Agreement for Shenzhen Ritar’s second and third phase investments until December 2008 and October 2009, respectively.

On August 1, 2007, Shenzhen Ritar entered into a short-term credit facility agreement with Citibank (China) Co., Ltd., Shenzhen Branch, pursuant to which the bank has agreed to make available to Shenzhen Ritar a $5 million or an equivalent amount in RMB revolving credit facility. There are three months to twelve months financing terms for different types of credit facility covered under this agreement. If the credit facility is granted in RMB, Shenzhen Ritar agrees to pay a penalty interest at a minimum rate permitted by the People’s Bank of China for any overdue balance (including both the principal and accrued interests). If the credit facility is granted in US dollar, the bank has the right to determine the penalty interest rate. There are no financial covenants or ratios under this credit facility agreement. As of November 16, 2007, Shenzhen Ritar has an outstanding loan with a principal amount of $532,085 borrowed from Citibank (China) Co., Ltd., Shenzhen Branch. The loan has an annual interest rate of 6.03% and will mature on November 25, 2007.

In connection with the short-term credit facility agreement, Shenzhen Ritar entered into a bill discount service agreement, dated August 1, 2007, with Citibank (China) Co., Ltd., Shenzhen Branch. Pursuant to this agreement, Shenzhen Ritar may from time to time request an advance or advances of any amount equal to the difference between the face value of commercial bills and the discount interest charged by the bank. Under the agreement, the current annual discount rate is 5.7285%. Advances must be made by the bank within one business day after Shenzhen Ritar’s submission of required documents. There are no financial covenants or ratios under this bill discount service agreement.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

Below is a table setting forth our material contractual obligations as of September 30, 2007:

Payments in thousands of U.S. dollars

	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Long term debt obligations	$2,910	$2,700	$210	-	-
Operating lease obligations	1,341	187	1,154	-	-
Total	$4,251	$2,887	$1,364	-	-

Below is a brief summary of the payment obligations under materials contracts to which we are a party.

On July 1, 2003, our subsidiary Shanghai Ritar entered into a real property lease agreement with Shanghai Fengxian Livestock and Fishery Co., Ltd. or Shanghai Livestock whereby Shanghai Livestock agreed to lease to Shanghai Ritar a facility of approximately 13,000 square meters. Rent is RMB 1,000,000 per year (approximately $126,582) and must be paid at the beginning of each year. The term of lease is thirteen years expiring on June 30, 2016.

On March 9, 2007, our wholly-owned subsidiary, Shenzhen Ritar entered into a lease agreement with Shenzhen Huahan Pipelines Science & Technology Co., Ltd. or Shenzhen Huahan whereby Shenzhen Huahan agreed to lease us a facility of 1,200 square meters for office use. Rent is RMB 51,600 per month (approximately $6,702) and must be paid before the 10th day of each month. The term of lease is 36 months commencing on May 6, 2007 and expiring on May 5, 2010. We expect that we will be able to renew this lease on similar terms prior to its expiration.

On March 15, 2007, Shenzhen Ritar entered into a lease agreement with Fuyong Yingfeng Machinery & Equipment Factory or Fuyong Yingfeng whereby Fuyong Yingfeng agreed to lease to Shenzhen Ritar a facility of 2,100 square meters. Rent is RMB 25,200 per month (approximately $3,224) and must be paid before the 5th day of each month. The term of lease is 12 months commencing on March 15, 2007 and expiring on March 14, 2008.

On March 28, 2006, our subsidiary Shenzhen Ritar entered into a real property lease agreement with Shenzhen Qiaotou Equity Cooperation Co. or Shenzhen Qiaotou whereby Shenzhen Qiaotou agreed to lease to Shenzhen Ritar a facility of approximately 6,100 square meters. Rent is RMB 71,980 per month (approximately $9,111) and must be paid before the 20th day of each month. The term of lease expires on January 30, 2009.

On April 1, 2007, our wholly-owned subsidiary, Huizhou Ritar entered into a lease agreement with Huizhou Huiyang Sanlian Iron Products Factory, or Huizhou Sanlian whereby Huizhou Sanlian agreed to lease us a facility of approximately 14,704 square meters. Rent is RMB 220,560 per month (approximately $28,644) and must be paid before the 5th day of each month. The term of lease is 12 months expiring on March 31, 2008. We expect that we will be able to renew this lease on similar terms prior to its expiration.

On April 24, 2007, Shenzhen Ritar entered into a real property lease agreement with Shenzhen Qiaotou whereby Shenzhen Qiaotou agreed to lease to Shenzhen Ritar a facility of 9,859 square meters. Rent is RMB 109,570 per month (approximately $14,230) and must be paid before the 20th day of each month. The term of lease is 21 months commencing on May 1, 2007 and expiring on January 30, 2009. We expect that we will be able to renew this lease on similar terms prior to its expiration.

On March 6, 2006, our subsidiary Shenzhen Ritar entered into a credit facility agreement with DBS Bank (Hong Kong) Limited Shenzhen Branch, or DBS, pursuant to which DBS agreed to:

(1) provide Shenzhen Ritar a receivables based credit facility of up to RMB 2 million (approximately $0.25 million). Under this agreement, each advance must be repaid within three months of the issuance of the commercial invoice for the advance. Shenzhen Ritar agreed to pay an interest at a rate 35% higher than the People’s Bank of China prime rate.

(2) provide Shenzhen Ritar with separate Factor Financing facilities with aggregate credit availability of $932,912, which consist of (a) up to $300,000 Factor Financing facility and (b) up to RMB 5,000,000 or US dollar equivalent (approximately $ 632,912). Under this agreement, all funds borrowed must be repaid within three months of the issuance of commercial invoices of the factored receivables. Ritar Shezhen agreed to pay a fee based on a rate 45% higher than the People’s Bank of China prime rate if the advance is in RMB. Shenzhen Ritar also agreed to pay interest at a monthly rate of 2% of the outstanding balance.

On November 22, 2006, Shenzhen Ritar entered into a supplemental agreement with DBS, pursuant to which DBS agreed to (1) negotiate documentary letters of credit (with recourse) up to $125,000 for Shenzhen Ritar; and (2) provide a loan in the amount of RMB 2,500,000 (approximately $316,456). Shenzhen Ritar agreed to pay interest at a monthly rate equal to 50% higher than the People’s Bank of China prime rate. The loan has a two-year term.

On August 1, 2007, Shenzhen Ritar entered into a short-term credit facility agreement with Citibank (China) Co., Ltd., Shenzhen Branch, pursuant to which the bank has agreed to make available to Shenzhen Ritar a $5 million or an equivalent amount in RMB revolving credit facility. There are three months to twelve months financing terms for different types of credit facility covered under this agreement. If the credit facility is granted in RMB, Shenzhen Ritar agrees to pay a penalty interest at a minimum rate permitted by the People’s Bank of China for any overdue balance (including both the principal and accrued interests). If the credit facility is granted in US dollar, the bank has the right to determine the penalty interest rate. There are no financial covenants or ratios under this credit facility agreement. As of November 16, 2007, Shenzhen Ritar has an outstanding loan with a principal amount of $532,085 borrowed from Citibank (China) Co., Ltd., Shenzhen Branch. The loan has an annual interest rate of 6.03% and will mature on November 25, 2007.

In connection with the short-term credit facility agreement, Shenzhen Ritar entered into a bill discount service agreement, dated August 1, 2007, with Citibank (China) Co., Ltd., Shenzhen Branch. Pursuant to this agreement, Shenzhen Ritar may from time to time request an advance or advances of any amount equal to the difference between the face value of commercial bills and the discount interest charged by the bank. Under the agreement, the current annual discount rate is 5.7285%. Advances must be made by the bank within one business day after Shenzhen Ritar’s submission of required documents. There are no financial covenants or ratios under this bill discount service agreement.

On October 19, 2006, our subsidiary Ritar International Group Limited entered into an one year consulting agreement with Heritage Management Consultants, Inc., pursuant to which Heritage Management Consultants, Inc. will assist us in our fund raising activities and meeting our obligations as a U.S. publicly traded company in exchange for a compensation of $175,000.

On September 5, 2006, our subsidiary Shenzhen Ritar entered into a financial advisory agreement with HFG International, Limited, a Hong Kong corporation. Under the financial advisory agreement, HFG International, Limited agreed to provide Shenzhen Ritar with financial advisory and consulting services in implementing a restructuring plan, advising Shenzhen Ritar on matters related to a capital raising transaction and facilitating Shenzhen Ritar’s going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $480,000 upon the closing of the going public transaction.

Seasonality of our Sales

We experience ramped up sales caused by seasonal surges in client demand with respect to our LEV and UPS products. We usually capitalize on this seasonality and carefully plan in advance of the seasonality peak.

Sales of our products in the LEV product segment generally increase from June to October in China. Sales of our UPS products generally increase from May to November of each year.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Inventories- Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

•
Trade accounts receivable - Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent, which they are considered to be doubtful.

•
Property, plant and equipment- Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold improvement	5 years
Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

•
Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

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Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years. There are no post-shipment obligations, price protection and bill and hold arrangements.

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Income taxes- Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

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Research and development expenses- Research and development costs are charged to expense when incurred and are included in operating expenses. During the nine months ended September 30, 2007 and 2006, research and development costs expensed to operating expenses were approximately $187,853, and $157,475 respectively.

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Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

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Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

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Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified-The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Recent Changes in Accounting Standards

•	SFAS 157, “Fair Value Measurements” -

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

•	FSP EITF 00−19−2 “Accounting for Registration Payment Arrangements” -

In December 2006, the FASB approved FSP EITF 00−19−2 Accounting for Registration Payment Arrangements, which establishes the standard that contingent obligations to make future payments under a registration rights arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk due primarily to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Since September 15, 2007, the People’s Bank of China has increased the interest rate of RMB bank loans with a term of six months or less by approximately 0.27% and loans with a term of six to 12 months by approximately 0.27%. The new interest rates are approximately 6.48% and 7.29% for RMB bank loans with a term six months or less and loans with a term of six to 12 months, respectively. The change in interest rates has no impact on our bank loans secured before July 28, 2007. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities at September 30, 2007 would decrease net income before income taxes by approximately $858 for the three months ended September 30, 2007. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. Dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in RMB, but our reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues, if the selling prices of our products do not increase with these increased costs.

BUSINESS

Our History

We were originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From our inception in 1985 until February 16, 2007 when we completed a reverse acquisition transaction with Ritar International Group Limited, a BVI company, whose subsidiary companies originally commenced business in May 2002, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

Acquisition of Ritar and Related Financing

On February 16, 2007, we completed a reverse acquisition transaction with Ritar International Group Limited whereby we issued to the shareholders of Ritar International Group Limited 11,694,663 shares of our common stock in exchange for all of the issued and outstanding capital stock of Ritar International Group Limited. Ritar International Group Limited thereby became our wholly owned subsidiary and the former shareholders of Ritar International Group Limited became our controlling stockholders. We amended our articles of incorporation on March 26, 2007 and changed our name to China Ritar Power Corp.

Upon the closing of the reverse acquisition, our sole director and officer, Timothy P. Halter resigned from all offices that he held with us effective immediately. Mr. Halter also resigned as our director effective on March 11, 2007 and Jiada Hu was appointed as our director at the same time. In addition, our executive officers were replaced by the Ritar executive officers.

Ritar International Group Limited was incorporated in the BVI in July 2006 and currently has two operating subsidiaries: Shenzhen Ritar and Shanghai Ritar. Shenzhen Ritar, wholly owned by Ritar International Group Limited, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu. In November 2006, Ritar International Group Limited formed a subsidiary in Guangdong Province in China called Ritar Power (Huizhou) Co., Ltd. or Huizhou Ritar. Huizhou Ritar is not yet operating. In April 2007, Shenzhen Ritar formed a new subsidiary, Hengyang Ritar, in Hengyang, Hunan Province of China. Hengyang Ritar is not operating. We intend to begin manufacturing our products in both Huizhou and Hengyang in addition to Shenzhen and Shanghai and we expect that Huizhou Ritar and Hengyang Ritar will be our operating subsidiaries for our future Huizhou and Hengyang manufacturing operations.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Ritar as the acquiror and China Ritar Power Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Ritar on a consolidated basis unless the context suggests otherwise.

On February 16, 2007, we also completed a private placement pursuant to which we issued and sold 5,724,292 shares of our common stock to certain investors. In addition, we granted to the same investors three-year warrants to purchase 1,317,746 shares of our common stock at $2.78 per share. As a result of this private placement we raised approximately $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, we paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249.27 and placement agent counsel fee of $50,000. We also issued to the placement agent a warrant for the purchase of 286,215 shares of our common stock in the aggregate with the exercise price f $2.14 per share. We are under contractual obligation to register the shares of our common stock sold to the investors in the private placement as well as shares of common stock issuable upon exercise of the warrants we issued to these investors and the placement agent in connection with this private placement within a pre-defined period.

In addition, on February 16, 2007, Mr. Jiada Hu sold 864,486 shares of our common stock to the same investors in exchange for $1,850,000. We did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that we made to Mr. Hu in September 2006.

In connection with the private placement on February 16, 2007, Ritar International Group Limited’s largest shareholder, Jiada Hu entered into an escrow agreement with us, Roth Capital Partners, LLC and Securities Transfer Corporation, the escrow agent. Pursuant to the escrow agreement, Mr. Hu agreed to place an aggregate of 3,601,309 shares of our common stock owned by him, to be equitably adjusted for stock splits, stock dividends and similar adjustments, into escrow with Securities Transfer Corporation. In the escrow agreement, the parties established minimum after tax net income thresholds of $5,678,000 for the fiscal year ending December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive up to 50% of the shares in escrow owned by Mr. Hu for each applicable year based upon on a pre-defined formula agreed to among the parties to the escrow agreement.

However, in the event that the release of the make good shares to the investors, Mr. Hu or any other party is deemed to be an expense, charge or deduction from the revenues reflected on China Ritar Power Corp’s financial statements for the applicable year, as required under U.S. generally accepted accounting principles, such expense or deduction will be excluded for purposes of determining whether or not the minimum after tax net income thresholds for the fiscal year 2007 and the fiscal year 2008 are achieved.

Business Overview

We are a holding company that only operates through our indirect Chinese subsidiaries. Through our Chinese subsidiaries, we design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, especially in the light electric vehicle or LEV segment, in China. We market, sell and service our 6 series and 197 models of “Ritar” branded, cadmium-free, valve-regulated lead-acid or VRLA, batteries in China and internationally. Our client base includes LEV manufacturers such as Electritherm (I) Ltd., Energy Batteries Ltd., Zhejiang LvYuan Electric Vehicle Co., Ltd., Shenzhen ShenLing Vehicle Co., Ltd., and Zhejiang XingYue Co., Ltd., international uninterruptible power source or UPS manufacturers, including Delta Electronics (Jiangsu) Ltd. and SSB Battery Service GmbH, and telecommunications operators such as China Telecom Corporation Limited, China Mobile Communication Corporation, China Network Communications Group Corporation, Siemens AG, and Lucent Technologies.

Our Products - What we sell

We market, sell and service our six series and 197 models of “Ritar” branded valve regulated lead-acid batteries in China and internationally.

Our battery series, applicable voltage, capacity and applications are as follows:
Series Name	Voltage	Capacity (Ampere-hour or AH)	Application
RT Series	2V 4V 6V 8V 10V 12V 18V 24V 36V	Less than or equal to 28AH	Uninterruptible power source or UPS Emergency lights Automatic control systems Medical equipment Electric toys and tools

RA Series	6V 12V	28AH - 240AH	Uninterruptible power source or UPS Telecommunications and power systems Automatic control systems Solar and wind powered systems Medical equipment

RL Series	2V	200AH	Emergency power system or EPS Telecommunications and power systems Automatic control systems Solar and wind powered systems

Gel Series	2V		Uninterruptible power source Telecommunications and power systems Automatic control systems Solar and wind powered systems

LEV Series	12V	14AH 22AH 24AH (20 hours)	Electric bicycles Electric motorcycles Electric three wheelers Golf carts Electric scooters

FT Series	12V	55AH - 180AH	Uninterruptible power source EPS Telecommunications and power systems Automatic control systems Solar and wind powered systems

Sales of our products can be categorized among the different applications for our products. These applications consist of:

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Uninterruptible power source or UPS - a device which maintains a continuous supply of electric power to connected equipment by supplying power from a separate source when utility power is not available. While not limited to any particular type of equipment, a UPS is typically used to protect computers, telecommunication equipment or other computer-controlled electrical equipment where an unexpected power disruption could cause injuries, fatalities, serious business disruption or data loss

•	Light electric vehicles or LEV - basically electric bicycles, electric motorcycles, electric scooters, electric three wheelers, and electric golf carts

•	Telecommunications - such as wireless, wire line and internet access systems, central and local switching systems, satellite stations and radio transmission stations

•	Power - used in electric utilities and energy pipelines

•	EPS and alarm systems

•	Others (electric toys, solar power and wind power)

Warranty Program

Warranties for our products vary by geography and product and are competitive with other suppliers of these types of products. Generally, our product warranties per series are as follows:

•	RT series products come with a one-year warranty.

•	RA series products come with a two-year warranty.

•	RL series products come with a three-year warranty.

•	Gel series products come with a one-year warranty.

•	LEV series products come with a one-year warranty.

•	FT series products come with a one-year warranty.

Our warranties generally cover defects in workmanship and materials and are limited to specific usage parameters.

After Sales Service

We have more than 20 representative offices in major market regions such as Eastern China, Southern China, Northern China and Southwestern China. These representative offices serve as the main channels of communication between us and our customers. As of September 30, 2007 we had 67 service and after service employees working at these representative offices.

We strive to serve our customers as quickly as practicable. After receiving a complaint that requires immediate attention, a service representative will be dispatched to the customer to resolve the problem within 6 hours. We have set up a toll free hot line and a major client response line to communicate with end users and clients, respectively. We have also established research and development sub-department and data collection center that monitor our after-service department and provides it with support.

Our Industry

General

Since its invention in 1859, the lead-acid battery has undergone many progressive changes both in terms of its technology and use. According to Battery Council International, a trade organization of leading lead-acid battery manufacturers in North American, today lead-acid batteries are the most commonly used rechargeable batteries in the world. The Battery Council International website states that lead-acid batteries are among the most highly recycled consumer products. They say that more than 97 percent of all battery lead is recycled and that the typical new lead-acid battery contains 60 to 80 percent recycled lead and plastic.

Lead-acid batteries are more cost effective than other types of batteries because of the higher availability of lead worldwide as compared to the raw materials used in other batteries. According to Mineral Commodity Summaries 2006, jointly published by U.S. Department of Interior and U.S. Geological Survey, the identified lead resources in the world total more than 1.5 billion tons compared to 130 million tons for nickel and about 14 million tons for lithium. This cost effectiveness is further strengthened by lead’s higher recycling rate.

According to the Freedonia Group, Inc., lead-acid batteries account for half of the demand of rechargeable batteries in 2007. Lead-acid batteries are mainly used for automotive and stand-by applications because of their low cost and reliable service in extreme environmental conditions.

Frost & Sullivan’s “World Lead-acid Battery Markets” reveals that this market generated revenues of $29.28 billion in 2001 and $50 billion in 2005. These revenue figures include both original equipment and aftermarket sales of starting, lighting, and ignition or SLI, motive and stationary lead-acid batteries. SLI lead acid battery, mainly flooded lead acid battery, is currently the largest segment of lead acid battery industry for all types of vehicles using petrol and diesel engines. They are supplied to all the major motor vehicle manufacturers as original equipment and to the replacement market. As a part of industrial battery, motive power batteries are used primarily by electric industrial forklift trucks, ground support equipment and mining equipment. Stationary lead-acid batteries are used primarily for backup power applications to ensure continuous power supply in case of main power failure or outrage.

Some of the strongest markets in the world for the production of lead-acid batteries are China, India, Brazil, the Czech Republic and South Korea. As a result of globalization and the use of lower cost labor, North America and Europe are experiencing only slow growth in the production of lead-acid batteries. On the other hand, emerging low-cost manufacturing regions, such as China, Eastern Europe and Mexico, have become increasingly important in the global battery business. The combination of low labor and materials cost savings, offset somewhat by increased freight costs, has resulted in the growth of these regions as exporters of lead-acid batteries to North America and Western Europe.

Over the past 10 years, the lead-acid battery industry, accounting for about 80% of the rechargeable battery industry, grew quickly alongside rapid growth in the automobile, telecommunication, transportation, and IT industries, according to a research report released in May 2006, by China Industrial Securities. Demand for lead-acid batteries grows at 10%-15% annually in China. According to that same study, in 2005, the total sales revenue of batteries in China was $12.4 billion and of that, lead-acid batteries was 34.68% or $4.3 billion. The demand for SLI lead-acid batteries in China is expected to maintain 13% or higher annual growth from 2005 to 2010, and is expected to reach 47.5 million units by 2010. Automobile sales in China are expected to grow at a rate of 18%-19% from 2005-2010. This output is expected to reach 7.5 million units by 2010, and the automobile ownership level in China is expected to reach 60 million -84.31 million units in 2010, according to China Industrial Securities.

Use of Lead-Acid Batteries by the Telecommunications Industry

China is one of the fastest growing telecommunications markets in the world. As a result, the demand for lead-acid batteries for telecommunications use is also growing quickly. The compounded annual growth rate of total revenue of telecommunications growth is up to 29.9% between 1991 and 2005, according to China Information Industry Net, a news agency of Ministry of Information Industry of China. In 2010, it is expected that there will be over 1.13 billion telecommunications users in China, out of which 476 million will be cable subscribers and over 653 million will be mobile subscribers.

Use of Lead-Acid Batteries in UPS

According to the Development and Investment Opportunity Report on Lead Acid Battery Industry in China 2006 (2006 Report), the uninterruptible power source industry in China grew at around 30% annually, in recent years, and is expected to maintain this 30% annual growth rate in the future. The compounded annual growth rate and projected growth rate is 30.39% from 1998 to 2007 for the Chinese uninterruptible power source market.

Use of Lead-Acid Batteries in the Motive Power Industry

According to the 2006 Report, the motive power battery industry in China is primarily driven by increasing government investment in infrastructure, mainly in railroad construction. During 2001-2005, the total investment in China’s railroad sector was about $45 billion.

Use of Lead-Acid Batteries in the LEV Industry

China’s light electric vehicle market also experienced relatively high levels of growth during the past 5 years. The output of LEVs in China was 0.59 million units in 2001, 1.59 million units in 2002, 4.00 million units in 2003, 6.76 million units in 2004 and 10.00 million units in 2005, according to 2004 Electric Bicycle World Report by Jamerson and Benjamin. The compounded annual growth rate was 102.9% during the period from 2001 to 2005, according to the Research Report on China’s LEV jointly issued by the Development & Research Center of the State Council, National Construction Ministry and National Science and Technology Ministry in May 2006.

China’s LEV industry is expected to maintain strong growth during the period from 2006 to 2010. The projected output of LEV is about 15 million units in 2006, and 30 million units in 2010. The compounded annual growth rate is expected to be 24.57% from 2006 to 2010.

Our Intellectual Property

We currently have the following patents either issued or pending approval:

Patent Name	Patent type	Patent No./Application No.	Expiration Date	Status
Construct of Sealed terminal of VRLA battery	Utility Model	ZL 200420042736.7	February 17, 2014	Approved

Nano-Silicon Fiber Stationary Storage lead acid battery	Invention Patent	200610061139.2	N/A	Pending

Nano-Silicon Fiber Stationary Storage lead acid battery	Utility Model	200620014068.6	N/A	Pending

We have registered the trademark for the logo with the Trademark Office of the State Administration for Industry and Commerce of China. We use our trademark for the sales and marketing of our products. Our trademark expires in August 2013 and may be continually renewed thereafter.

In addition, we protect our know how technologies through confidentiality provisions of the employment contracts we enter into with our employees.

Our Research and Development Efforts - How We Create New Products and Enhance Existing Ones

We currently operate one research and development center located in Shenzhen. As of September 30, 2007, we had 59 research and development staff (44.1% of whom hold Master/PhD degrees) who independently manage new product development projects. Our research and development center’s mission is to develop advanced technologies, advanced battery materials, new gel and photovoltaic battery development, and training.

Unlike other major lead-acid battery manufacturers, we do not solely depend on joint-development programs with universities. Instead, we emphasize the independent development of proprietary technology. Our Chief Technology Officer, Mr. He, has led our research and development team’s efforts relating to the development of several series of new products, including, the LEV battery series, and gel battery series (including solar energy storage batteries), all of which are revenue generating products for us. All of these new products contribute and we expect that they will continue to contribute revenues to us in the future.

During the nine months ended September 30, 2007 and the fiscal years 2006 and 2005, our research and development expenses amounted to approximately $0.19 million, $0.21 million and $0.16 million, representing approximately 0.38%, 0.52% and 0.70% of our sales during the periods indicated above, respectively. These expenses were mainly composed of staff costs and depreciation of testing equipment used in a variety of projects and other research and development expenses.

Our Sales and Marketing Efforts - How We Sell Our Products

Product Sales and Strategy

For domestic sales, we have established four regional sales branches, responsible for South, East, Southwest and North China, respectively, which, as of September 30, 2007, consisted of 28 sales offices. These sales offices are also responsible for the after sales services. Currently we have 607 domestic original equipment manufacturers or OEM clients and we sell our products directly to them. We also sell our products to the after market, which accounts for less than 10% of our total domestic sales historically. We recognize that the after market is becoming more important, and are beginning the process of strengthening our sales efforts to this market through our sales offices. Our domestic sales accounted for about 36.8%, 53.4% and 61.3% of total sales for the nine months ended September 30, 2007 and for the years ended December 31, 2006 and 2005, respectively.

Our overseas (outside of China) sales cover 55 countries, such as Germany, Austria, Switzerland, the Czech Republic, Poland, Greece, Portugal, South Africa, Philippines and India. Our overseas sales accounted for approximately 63.2%, 46.6% and 38.7% of total sales for the nine months ended September 30, 2007 and for the years ended December 31, 2006 and 2005, respectively. Our sales staff continually works to explore new and better ways to provide services, as a core part of the company’s business strategy.

Our marketing approach focuses on the demands of our clients. We develop new business by identifying and contacting potential new clients and through referrals or as a result of new clients contacting us because of our reputation in the industry. Prospective clients are invited to evaluate our research and development capabilities, tour our production facilities, review our quality control functions, and discuss with our management other operating aspects of our business. If a prospective client retains us, we normally enter into small volume sales contracts with the clients at first. We undertake a series of tests on the performance of the products that we will produce for the new client and then begin to supply these products to the client in small batches. Typically, the purchase volume will then grow over time. Eventually, we hope to become a major supplier to our clients. The time that this process takes varies for different product segments, different markets and different clients. For example, it usually takes from 1 week to 1 month for Chinese LEV market clients and 1 to 2 months for the UPS market segment. While in the overseas market, it usually takes half a year to one year for us to become the supplier because all of our overseas clients are high-end original equipment manufacturers. Furthermore, although sales in China have relatively higher margins, a larger potential market and large number of potential customers, the overseas sales are relatively more stable, and are less of a credit risk.

We strengthen our market presence through various types of campaigns. We participate in several domestic and international trade fairs such as CeBIT which is the world’s largest trade fair showcasing digital IT and telecommunications solutions for home and work environments. We also participate in SuperComm, the world’s premier annual communications and information technology exhibition and conference, each year to raise our recognition and promote our products internationally. These trade fairs not only promote our company reputation, but also our brand name.

Marketing Strategy

Our primary business objective is to capitalize on our competitive strengths to continue to expand our domestic market share and global market presence, increase our net sales and improve our profit margins. We intend to achieve these objectives by implementing the following strategies:

Expand Industry Position

We will endeavor to expand our position by continuing to focus on client service, product development and cost structure. We believe that our edge and current market position in the production of lead-acid batteries will continue to be a competitive advantage in meeting the evolving needs of our clients. We also intend to leverage our broad product offerings and global installed base to penetrate new clients and generate additional aftermarket sales and service opportunities.

Expansion into High Growth Segments

We are seeking to expand our presence in the Chinese LEV market. We believe that this is the fastest growing of all of our product segments. For example, from the fiscal year 2005 to the fiscal year 2006, our net sales from the LEV market grew from $12.01 million to $25.81 million. Considering the significant transportation costs involved, our high-quality products, and our sophisticated sales and service network domestically and globally, we have significant advantages when competing for the business of domestic and overseas clients. We believe that our brands, and our reputation for quality, will provide us with the ability to retain our key clients within this product segment.

We plan to continue to penetrate high growth markets while gradually reducing the proportion of sales of our products to markets that have lower margins such as UPS and EPS. We believe that high-growth markets such as LEV and renewable energy (solar power, wind power) offer high growth potential for sales of our products. We expect that in these markets, where our gel compound/photovoltaic batteries have demonstrated competitive advantages, our revenues will grow at faster rates than the overall economy for the next few years. We will adjust our product mix gradually over the next three years.

Raw Materials

We have developed a complete supply chain utilizing a group of primarily Chinese material and equipment suppliers.

The major components of lead-acid batteries are the positive and negative plates, which account for approximately 65% of the total cost of raw materials, and the battery case, including the battery container, cover and top lid, accounting for about 19% of the total cost of raw materials. The remaining portion of our raw materials cost is comprised of the separators, electrolyte, active substances and other miscellaneous raw materials used in the production of our products. The prices of these raw materials are determined according to prevailing market conditions, supply and demand.

Our sourcing system and good business relationships with leading raw materials manufacturers, particularly manufacturers of positive and negative lead plates (an important factor for lead-acid battery manufacturers), ensures quality, stability and availability of the raw materials used to produce our products.

We maintain stable and good relationships with all of these suppliers since the commencement of our business in 2002.

Lead is the most important raw material used in the production of our products. The cost of lead accounts for approximately 98% of the total cost of positive and negative lead plates, and approximately 63.7% of the total cost of raw materials.

We take the following measures to mitigate the adverse effects of fluctuations in the cost of lead:

•	We enter into fixed-term (generally one year) and fixed-priced agreements with plate suppliers.

•
Since 2004, we have provided in our agreements with our clients that the price of our products will rise 0.6% every time the price of lead increases by 1%. Because lead is traded on the world’s commodity markets and its price fluctuates daily, our lead price is based on the average price in Shanghai Nonferrous Metals (the net web). Meanwhile, we also agree that the price changes of our products only occur if the lead price rises or decreases over RMB 500 (approximately $62.5) per ton.

•	Our research and development department and production department jointly initiated a design improvement process intended to reduce the costs of raw materials without sacrificing product quality.

•	We may seek to acquire or integrate some lead mines or enter into joint ventures with positive and negative plate manufacturers to reduce the cost of raw materials.

China has also already announced new measures to adjust the export tax rebate. This announcement came on September 14, 2006 and was effective September 15, 2006. As a result of this measure the export rebate tax previously imposed on lead-acid batteries was abolished. We expect the Chinese government to introduce other measures which will increase the supply of lead to the Chinese lead market and which should reduce the cost of lead in the Chinese market.

Our Major Customers

We serve about 700 clients in 56 countries with approximately $18.1 million or 36.8% of our net sales during the nine months ended September 30, 2007 attributable to China and $31.0 million or 63.2% attributable to other countries. Our overseas sales cover 55 countries, such as Germany, Austria, Switzerland, the Czech Republic, Poland, Greece, Portugal, South Africa, Philippines and India. Our overseas sales accounted for approximately 63.2%, 46.6% and 38.7% of total sales for the nine months ended September 30, 2007and for the years ended December 31, 2006 and 2005, respectively.

We market, sell and service our products nationally and globally through a combination of company-owned offices and independent manufacturers’ representatives. We believe we are well positioned to meet our clients’ delivery and servicing requirements. We have targeted our approach to meet local market conditions, which we believe provides the best possible service for our regional clients and our global accounts.

We serve a broad client base of LEV manufacturers, international UPS manufacturers, and telecommunications operators. The following table provides information on our top ten clients in fiscal years 2005 and 2006.

TOP TEN CLIENTS IN 2006

No.	Name	Description of Client	Sales (in thousands of US dollars)	Percentage of Total Sales
1	Electritherm (India) Ltd.	Electric bicycle manufacturer in India	4,639	12.0%
2	Zhejiang LvYuan Electric Vehicle Co., Ltd	Electric bicycle manufacturer in China	4,070	9.9%
3	Porsoo Electronic Inc.*	Telecommunications operator in Iran	1,996	4.9%
4	Delta Electronics (Jingsu) Ltd	International UPS manufacturer	1,376	3.4%
5	Effekta Regel Technik GmbH	UPS manufacturer in Germany	1,296	3.2%
6	Shenzhen ShenLing Vehicle Co., Ltd.	Electric bicycle manufacturer in China	1,233	3.0%
7	China Xing Yue Group	Electric bicycle manufacturer in China	1,151	2.8%
8	Sysgraion (Shenzhen) Ltd.	International UPS manufacturer	918	2.2%
9	SSB Battery Service GmbH	German UPS battery distributor	918	2.2%
10	Je Woo Corporation, Ltd.	International Reserve power manufacturer	701	1.7%
	Total		18,298	45.3%

TOP TEN CLIENTS IN 2005

No.	Name	Description of Client	Sales (in thousands of US dollars)	Percentage of Total Sales
1	Shenzhen ShenLing Vehicle Co., Ltd.	Electric bicycle manufacturer in China	1,538	6.6%
2	SSB Battery Service GmbH	German UPS battery distributor	1,249	5.4%
3	Delta Electronics (Jingsu) Ltd.	International UPS manufacturer.	1,166	5%
4	Porsoo Electronic Inc.*	Telecommunications operator in Iran	1,077	4.6%
5	Guangzhou Santamotor Electric Vehicle Tech Co., Ltd.	Electric bicycle manufacturer in China	1,069	4.6%
6	Effekta Regel Technik GmbH	UPS manufacturer in Germany	748	3.2%
7	Wuxi Gangqi Electric Co., Ltd.	Electric bicycle manufacturer in China	733	3.2%
8	Masterguard Power Systems SA	German UPS and Telecommunications equipment manufacturer	640	2.8%
9	Shenzhen Songi Electric Vehicle Co., Ltd.	Electric bicycle manufacturer in China	581	2.5%
10	Xuhui Electrics Co., Ltd.	UPS manufacturer in China	537	2.3%
	Total		9,338	40.2%

*	On January 1, 2007, we terminated our business relations with Porsoo Electronic Inc. pursuant to a letter agreement entered into between us on October 9, 2006.

We have analyzed the churn rate numbers, a measure of client attrition, in the past four years, and 75% of terminations were due to an undersupply of products, caused by insufficient working capital, 10% because the clients’ credit term was too long, 5% for low margin of sales, 7% where we terminated the relationship because of credit risks or other problems relating to doing business with that client and 3% because of the shutdown/bankruptcy of the particular clients or other reasons. We plan to seek to renew the business relationship with those clients whose demand we could not meet now that we have obtained the working capital necessary to allow us to produce enough products to meet clients demands.

Our Competition

Foreign battery companies are seeking to take advantage of growth of the Chinese battery market. These foreign battery manufacturers also desire to reduce production costs. Many foreign battery manufacturers are investing in joint ventures or investing directly in China. At present, Japanese companies like Panasonic are setting up plants in China.

Many new energy storage technologies, other than lead acid, which have been introduced over the past several years, are also competitive with our products as our customers may decide to use these new battery technologies instead of our products. In addition, we now face potential competition from fuel cell manufacturers as a result of recent developments in fuel cell technology.

We compete based upon the price and quality of our products, ability to produce a diverse range of products and customer service. In the LEV product segment, which we believe is our fastest growing segment, we compete principally with Zhejiang Tianneng Battery Co., Ltd. or Tianneng, Zhejiang Chaowei Power Co., Ltd. or Chaowei, and Panasonic.

In the other product segments, our principal competition is Exide Technologies or Exide. We also compete with CSB Battery Co. Ltd. and B&B Battery Co., Ltd.

We believe that the price of our products is lower than that of Exide and about equivalent to the prices charged by our other competitors. We believe that the quality of our products is superior to the quality of Tianneng and Chaowei’s products, but is equivalent to the quality of Exide’s products. Our product mix is more diverse than the product mix of all of our competitors other than Exide, which has a product mix that is equivalent to ours. Finally, we believe that our customer service is better than our competitors.

Regulation

Since our operating subsidiaries Shenzhen Ritar and Shanghai Ritar are located in China, we are subject to a variety of PRC environmental laws and regulations on air emission, noise, water discharge and storage and disposal of solid and hazardous wastes. The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution. Our production sites in the PRC are also subject to regulation and periodic monitoring by the relevant environmental protection authorities.

We believe that it is important to carry out our operations in an environmentally friendly manner. As such, we attempt to reduce the consumption of natural resources in our operations as much as possible. We also take steps to ensure that waste and by-products produced as a result of our operations are properly disposed of in accordance with applicable laws so as to minimize adverse effects to the environment. These steps include : (1) making sure there is no waste water drained off from our operations; (2) entering into an agreement with Waste Disposal Station, Bao’an District, Shenzhen for wasted acid and hazardous materials, and having the professional staff of the Station dispose of our wasted acid and hazardous materials; (3) collectively recycling the wasted old materials of the productions by Qiaotou Village Committee; (4) hiring professional waste battery recycling companies to be in charge of waste batteries within the territory of PRC; and (5) being a member of Portable Rechargeable Battery Association, or PRBA an international organization which endeavors to obtain consistent domestic and international solutions to environmental and other selected issues affecting the use, recycling and disposal of small sealed rechargeable batteries. We have signed a recycling agreement with PRBA which authorizes PRBA to be in charge of battery recycling outside the territory of PRC.

In addition, we are also subject to PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion or RMB into other foreign currencies. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

Our Employees

As of September 30, 2007, we had a total of 1,388 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees
Production	948
Quality Control	132
Domestic Sales	65
After Sales Service	67
Human Resources	45
Planning and Material Center	35
Research and Development	59
International Sales	22
Finance	15
Total	1,388

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Chinese subsidiaries have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.

As required by applicable Chinese laws, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at a rate of 8% of the average monthly salary. In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

Our Properties and Facilities

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our main production facilities are located at our headquarters in Shenzhen, China. The total site area is approximately 25,027 square meters. Among them, 9,859 square meters were leased from Shenzhen Qiaotou Equity Cooperation Co. The term of this lease is from May 1, 2007 through January 30, 2009. About 6,100 square meters were also leased from Shenzhen Qiaotou Equity Cooperation Co. The term of this lease is from February 1, 2006 through January 30, 2009. About 6,968 square meters were leased from Shenzhen Huadelin Investment Co., Ltd. The term of this lease is from July 9, 2007 through June 30, 2010. The other 2,100 square meters were leased from Fuyong Yingfeng Machinery & Equipment Factory. The term of lease is 12 months commencing on March 15, 2007 and expiring on March 14, 2008. We expect that we will be able to renew these leases on similar terms prior to their expiration. We manufacture all of our product types at these facilities.

We have a secondary production facility in Shanghai, China. The total site area of this facility is approximately 13,000 square meters. We lease this facility under a lease with Shanghai Fengxian Livestock and Fishery Co., Ltd. The term of this lease is from July 1, 2003 through June 30, 2016. We expect that we will be able to renew this lease on similar terms prior to its expiration. We manufacture LEV lead-acid batteries at this facility.

Our third production facility is located in Huizhou, China. The total site area is approximately 14,704 square meters. We lease this facility under a lease with Huizhou Huiyang Sanlian Iron Products Factory. The term of this lease is from April 1, 2007 though March 31, 2008. We expect that we will be able to renew this lease on similar terms prior to its expiration. Huizhou Ritar is not yet operating. We intend to begin manufacturing our products in Huizhou in addition to Shenzhen and Shanghai and we expect that Huizhou Ritar will be our operating subsidiary for our future Huizhou manufacturing operations.

We have 28 representative offices throughout China. Each office has entered into a lease with a 6-or 12-month term. We expect that we will be able to renew theses leases on similar terms prior to their expirations.

We currently have ten assembly lines. Most of the key production equipment was purchased in China. Production equipment consists of charging/discharging machines, testing equipment, ultrasonic welders and filling machines of electrolyte.

Our 626 production workers currently work in two work shifts of eight to ten hours over seven workings days a week each, to maximize the capabilities of our assembly lines.

We are planning to invest about $5.55 million to expand our production capacity to approximately 965,000 units per month with approximately 743,000 units capacity for LEV and 222,000 units capacity for UPS. We expect that the construction of these new production lines will be completed within the next twelve months.

We modify our production to cater to client demands. Due to the similar construct of different series of our products, our assembly lines are flexible and allow us to change to the production of different batteries for different applications. This helps us to change with market trends.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jiada Hu	42	Chief Executive Officer, President, Secretary, Treasurer and Director

Jianjun Zeng	39	Chief Operating Officer

Degang He	66	Chief Technology Officer

Zhenghua Cai	36	Chief Financial Officer

JIADA HU. Mr. Hu has been our Chief Executive Officer, President, Secretary and Treasurer since February 16, 2007 and our director since March 11, 2007. Mr. Hu has been the Chairman and Chief Executive Officer of our subsidiary, Shenzhen Ritar, since June 2002. Before founding Shenzhen Ritar in June 2002, Mr. Hu was the Vice President of Sales at Shenzhen Senry Power Co., Ltd, a major lead-acid battery manufacturer in China from December 1998 to June 2002. Mr. Hu holds a B.S. degree from Jilin University and Master’s degree in Business Administration from TsingHua University.

JIANJUN ZENG. Mr. Zeng became our Chief Operating Officer on February 16, 2007 and has been the Chief Operating Officer of our subsidiary, Shenzhen Ritar, since June 2002. Prior to joining Shenzhen Ritar, Mr. Zeng was the Vice President of one of the major lead-acid battery manufacturers, ZhongShan Enduring Battery Co., Ltd from April 2000 to April 2002. From October 1999 to March 2000, Mr. Zeng was the Vice President of Sales of Shenzhen Jinxingguang Power Co., Ltd., a VRLA manufacturer and prior to that, Mr. Zeng had been chief of the production department of HengYang City TianYuan Inc. a metallurgy company. Mr. Zeng holds a bachelor’s degree from Hunan University and Master’s degree in Business Administration from Zhongshan University.

DEGANG HE. Mr. He became our Chief Technology Officer on February 16, 2007 and has been the Chief Technology Officer of our subsidiary, Shenzhen Ritar, since July 2003. Prior to joining Shenzhen Ritar, Mr. He was the Chief Technology Officer of Guangdong Panyu Storage Battery Co., Ltd., a manufacturer of VRLA and starting, lighting, and ignition motive and stationary lead-acid batteries from February 1993 to May 2003 and a large state-owned lead-acid battery enterprise in Hunan Province from July 1963 to February 1993. He holds a B.S. in Chemistry from Guangxi University that he received in 1963.

ZHENGHUA CAI. Mr. Cai became our Chief Financial Officer on February 16, 2007 and has been the manager of the Finance Department of our subsidiary, Shenzhen Ritar since November 2002. Prior to joining Shenzhen Ritar, Mr. Cai was chief of the Finance Department of DaDa Electronics (Shenzhen) Co., Ltd., a manufacturer of electronic products from September 1999 to October 2002. Mr. Cai holds a bachelor’s degree from SouthWestern University of Finance and Economics in Chongqing, China.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. Our current director holds no directorships in any other reporting companies.

Board Composition and Committees

The board of directors is currently composed of one member, Mr. Jiada Hu. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. We intend to increase the size of our board of directors in the future but have not determined the approximate time to take such action.

We currently do not have standing audit, nominating or compensation committees. Our entire board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our director fees in the past for attending scheduled and special meetings of our board of directors and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity. In the future, when independent directors are appointed to our board, we may adopt a policy of paying independent directors for their services as independent directors.

However, we do reimburse directors for reasonable travel expenses related to attendance at board of directors and committee meetings.

Family Relationships

Except as described below, there are no family relationships among our director or officers.

Jianjun Zeng, our Chief Operating Officer is the brother-in-law of our Chief Executive Officer, Jiada Hu.

Code of Ethics

On February 16, 2007, our board of directors adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the code of ethics has been filed as Exhibit 14 to our current report on Form 8-K filed on February 22, 2007. We are in the process of making our code of ethics available on our website, which is located at www.ritarpower.com. Once it is available on our website, any amendments or waivers to the code of ethics will be posted on our website within four business days of such amendment or waiver. Until such time, however, any amendments or waivers to our code of ethics will be filed with the SEC in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

We are a holding company that owns one direct subsidiary, Ritar International Group Limited. Ritar International Group Limited is a holding company incorporated in the BVI that owns Shenzhen Ritar and Huizhou Ritar. Shenzhen Ritar in turn owns Shanghai Ritar and Hengyang Ritar. Our primary business operations are conducted through our indirect subsidiaries Shenzhen Ritar and Shanghai Ritar. We design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, especially in the light electric vehicle or LEV segment, in China. We employ 1,338 people and had revenues of approximately $41 million in 2006. Our compensation structure reflects our business. The overall compensation offered is designed to attract and retain executives with the appropriate amount of experience.

In 2006, our named executive officers included, Jiada Hu, our Chief Executive Officer, President, Secretary and Treasurer, and Zhenghua Cai, our Chief Financial Officer. Mr. Hu is also our sole director and our largest shareholder. In 2006, Mr. Hu determined the compensation of our named executive officers in his capacity as our sole director, based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and the contributions made by each of the executive officers to the success of us.  As disclosed below, each of the named executive officers entered into an employment agreement with our subsidiary, Shenzhen Ritar, in 2006, and their employment agreements govern the amount of base salary the executives are paid.

As the membership of our board of directors increases, our board of directors may form a compensation committee charged with the oversight of our executive compensation plans, policies and programs and the authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers.

Elements of Compensation

We provide our executive officers with a base salary and discretionary bonuses to compensate them for services rendered during the year. We believe that our policy of compensating our executives in this way has served the company well.

Base Salary. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. The base salary paid to Mr. Hu, our Chief Executive Officer and Mr. Cai, our Chief Financial Officer, is governed by their respective employment agreements and is reflected in the Summary Compensation Table below.

Discretionary Bonus. In 2006, we paid bonus compensation to our executive officers on an ad hoc basis to recognize their superior performance. If, in the future, our board of directors determines to provide bonus compensation as a regular part of our executive compensation package, our compensation committee or our board if we do not yet have a compensation committee, may adopt a formal incentive bonus plan, which will establish performance goals for each of the executive officers and maximum amounts that may be earned upon attainment of such performance goals.

Stock-Based Awards under the Equity Incentive Plan.

Presently, we do not have an equity based incentive program and we did not grant stock based awards as a component of compensation in 2006. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted and which will provide us with the ability to provide to our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares if our compensation committee determines that such awards are in the company’s and our stockholders’ best interests.

Retirement Benefits

Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites

Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. We believe that these additional benefits assist our executives in performing their duties and provide time efficiencies for our executives. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our compensation committee.

Deferred Compensation

We do not provide our executive officers the opportunity to defer receipt of annual compensation.

Summary Compensation Table - 2006

The following table sets forth information concerning all compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during 2006: T. Kent Rainey, our former director and Chief Executive Officer and Chief Financial Officer, Timothy P. Halter, who served as our Chief Executive Officer after Mr. Rainey, Jiada Hu, our current Chief Executive Officer, President, Secretary, Treasurer and director, who became our Chief Executive Officer upon the resignation of Mr. Halter and Zhenghua Cai who became our Chief Financial Officer on February 16, 2007 when we completed the reverse acquisition of Ritar. No other executive officers received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary	Bonus	Total
		($)	($)	($)
T. Kent Rainey, Director, CEO and CFO (1)	2006	-	-	-

Timothy P. Halter, Director, CEO and CFO (2)	2006	-	-	-

Jiada Hu Director, CEO, President, Secretary, Treasurer (3)	2006	13,800	25,500	39,300

Zhenghua Cai CFO (4)	2006	7,800	11,000	18,800

(1)
Mr. Rainey did not receive any compensation for his services in 2006 because the company was not operating at the time he served as the Chief Executive Officer and Chief Financial Officer. On June 30, 2006, Mr. Rainey resigned from his positions in connection with the sale by Concept Ventures Corporation to Halter Financial Investments, L.P. of newly issued shares of common stock representing 78.6% of our issued and outstanding capital stock for $275,000. At such time, Timothy P. Halter became our Chief Executive Officer.

(2)
Timothy P. Halter resigned from all offices he held with us on February 16, 2007 and from his position as our director on March 11, 2007. Mr. Halter did not receive any compensation for his services in 2006 because the company was not operating at the time he served as Chief Executive Officer.

(3)
On February 16, 2007, we acquired Ritar in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Hu became our Chief Executive Officer, President, Secretary and Treasurer. On March 11, 2007, Mr. Hu became our sole director. Prior to the effective date of the reverse acquisition, Mr. Hu served Shenzhen Ritar as Chief Executive Officer and Chairman. The compensation shown in this table includes the amount Mr. Hu received from Shenzhen Ritar prior to the consummation of our reverse acquisition of Ritar on February 16, 2007.

(4)
Mr. Zhenghua Cai became our Chief Financial Officer on February 16, 2007 when we closed our reverse acquisition of Ritar. Prior to the effective date of the reverse acquisition, Mr. Cai served Shenzhen Ritar as the manager of the Finance Department (equivalent to the chief financial officer) since November 2002. The compensation shown in this table includes the amount Mr. Cai received from Shenzhen Ritar prior to the consummation of our reverse acquisition of Ritar on February 16, 2007.

Employment Agreements

On August 1, 2006, our subsidiary, Shenzhen Ritar, entered into employment agreements with Jiada Hu, our Chief Executive Officer, President, Secretary and Treasurer, and Zhenghua Cai, our Chief Financial Officer. The term of each employment agreement is three years. The employment agreements provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Hu’s employment agreement provides for an annual salary of approximately $45,000, and Mr. Cai’s employment agreement provides for an annual salary of approximately $22,500. The employment agreements do not entitle the executives to severance payments or payments following a change in control.

Director Compensation

Historically, we have not compensated our directors for their services as directors and we did not compensate our director in 2006.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•
On February 16, 2007, we consummated the transactions contemplated by a share exchange agreement between Concept Ventures Corporation and the owners of the issued and outstanding capital stock of Ritar International Group Limited, including Jiada Hu, our Chief Executive Officer, President, and largest stockholder and certain of our other officers and stockholders. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Ritar International Group Limited in exchange for 11,694,663 shares of our common stock. As a result of this transaction, Mr. Hu became the beneficial owner of approximately 43.87% of our outstanding capital stock as of February 16, 2007.

•
Until June 30, 2006, we utilized office space at the office of T. Kent Rainey, our former Chief Executive Officer and President. This space was subleased to us on a month-to-month basis for a monthly rental of $180 plus our portion of office expenses estimated at an additional $50 to $70 per month over such period. We paid a total of $1,831 for such office space and office expenses during the fiscal year ended December 31, 2005.

•
On May 1, 2005, Shenzhen Ritar entered into a lease with Mr. Jiada Hu, pursuant to which Shenzhen Ritar leased Room 2201 Tower A, Cyber Times Building, Tian’an Cyber Park, Futian District, Shenzhen from Mr. Hu for office use at a monthly rental of approximately $2,330. The site area is approximately 233 square meters. On June 29, 2006, Shenzhen Ritar reached a supplemental agreement with Mr. Hu, by which the monthly rental of the same office was increased to approximately $3,495. This lease was terminated by the parties on May 5, 2007.

•
Our Chief Executive Officer, Jiada Hu, entered into a Guarantee Agreement with DBS Bank (Hong Kong) Limited Shenzhen Branch on March 7, 2006. Under this agreement, Mr. Hu guarantees to DBS Bank the payment and performance of all of our obligations to DBS arising under a Banking Facilities Letter, dated March 6, 2006, between us and DBS Bank. Under our agreement with DBS Bank, we can borrow up to a total of RMB 7 million (approximately, $250,000) and $300,000 as factor financing facility.

•
On July 22, 2006, Shenzhen Ritar sold its entire equity interest (constituting 60%) in Shenzhen Ribitar Power Co., Limited to our Chief Executive Officer, Jiada Hu, at a purchase price of RMB 300,000 (approximately $38,000). Shenzhen Ribitar Power Co., Limited is a manufacturer of battery chargers.

•
Hong Kong Ritar Power (Group) Co., Limited, an entity controlled by our Chief Executive Officer, Jiada Hu, has guaranteed the payment of Shenzhen Ritar’s obligations under financing agreements between Shenzhen Ritar and Ka Wah Bank and Pacific Finance. The amounts of the guaranteed obligations are $282,051 and $192,308, respectively. In addition, Mr. Hu, his wife and our Chief Operating Officer, Jianjun Zeng, have guaranteed a loan in favor of Shenzhen Ritar in the amount of $478,205, which was made by Dah Sing Bank.

•
On September 30, 2006, we loaned RMB 6,358,259.95 (approximately $800,000) to Mr. Jiada Hu. The annual interest rate for the loan was 6%. The loan is due on September 30, 2007 and secured with a lien on Mr. Hu’s personally owned real estate. On February 16, 2007, at the same time that we closed our private placement, Mr. Hu sold 864,486 of the shares that he received upon the consummation of the share exchange transaction to the investors in the private placement. The approximate $1,850,000 in proceeds received from the sale of these shares were used to repay in full this outstanding indebtedness.

•
On September 5, 2006, our subsidiary Shenzhen Ritar entered into a financial advisory agreement with HFG International, Limited, a Hong Kong corporation. Under the financial advisory agreement, HFG International, Limited agreed to provide Shenzhen Ritar with financial advisory and consulting services in implementing a restructuring plan, advising Shenzhen Ritar on matters related to a capital raising transaction and facilitating Shenzhen Ritar’s going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $480,000 upon the closing of the going public transaction. Our former director and officer Timothy P. Halter is the principal stockholder and the Chief Executive Officer of HFG International, Limited.

•
In order to induce certain individuals to loan money to us in the aggregate amount of approximately $762,500, Mr. Jiada Hu, in July 2006 granted these lenders a right to purchase from Mr. Hu 161,408 shares of our common stock in aggregate. The right to purchase Mr. Hu’s shares of our common stock can be exercised within three years at the exercise price of $2.14 per share.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition of Ritar, our independent registered public accounting firm was Pritchett, Siler & Hardy, P.C. while Ritar International Group Limited’s independent registered public accounting firm was Child, Van Wagoner & Bradshaw, PLLC. On February 16, 2007, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Pritchett, Siler & Hardy, P.C. as our independent auditor, effective upon the completion of the audit of financial statements of our holding company, China Ritar Power Corp., (the “Holding Company”) as of and for the fiscal year ended December 31, 2006 and the issuance of its report thereon. Concurrent with the decision to dismiss Pritchett, Siler & Hardy, P.C. as our independent auditor, our board of directors elected to continue the existing relationship of Ritar International Group Limited with Child Van Wagoner & Bradshaw, PLLC and appointed Child Van Wagoner & Bradshaw, PLLC as our independent auditor.

The dismissal of Pritchett, Siler & Hardy, P.C. became effective when Pritchett, Siler & Hardy, P.C. completed its audit of such financial statements and released its report with respect thereto on March 30, 2007.

Pritchett, Siler & Hardy, P.C.’s reports on the Holding Company’s financial statements as of and for the fiscal years ended December 31, 2006 and 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2006 contained a going concern qualification as to the Holding Company’s ability to continue.

In connection with the audits of the fiscal years ended December 31, 2006 and 2005, and during the subsequent interim period through March 30, 2007, there were (1) no disagreements with Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pritchett, Siler & Hardy, P.C., would have caused Pritchett, Siler & Hardy, P.C. to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2006 and 2005 and through the date hereof, neither us nor anyone acting on our behalf consulted Child Van Wagoner & Bradshaw, PLLC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Child Van Wagoner & Bradshaw, PLLC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Pritchett, Siler & Hardy, P.C. with a copy of this disclosure on April 3, 2007, providing Pritchett, Siler & Hardy, P.C. with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Pritchett, Siler & Hardy, P.C. dated April 5, 2007 was filed by us as Exhibit 16.1 to our current report on Form 8-K on April 5, 2007.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 7,858,455 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of November 16, 2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 19,000,996 shares of common stock outstanding as of November 16, 2007.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” below.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Shares Beneficially Owned before the Offering	Maximum Number of Shares to be Sold	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)

Pope Investments LLC(2) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137	2,467,290	785,845	1,681,445	8.66%

Halter Pope USX China Fund(3) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137	56,074	56,074	0	*

JLF Offshore Fund, Ltd.(4) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	889,762	889,762	0	*

JLF Partners I, LP(5) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	740,040	740,040	0	*

JLF Partners II, LP(6) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	52,440	52,440	0	*

Jayhawk Private Equity Co-Invest Fund, L.P.(7) c/o Jayhawk Private Equity GP. L.P. 5410 West 61st Place, Suite 100 Mission, KS 66205	48,160	48,160	0	*

Jayhawk Private Equity Fund, L.P.(8) c/o Jayhawk Private Equity GP. L.P. 5410 West 61st Place, Suite 100 Mission, KS 66205	764,923	764,923	0	*

Gary C. Evans (9) c/o Gary Evans 1808 Point De Vue Flower Mound, TX 75022	672,897	672,897	0	*

Barrington Partners, A California Limited Partnership (10) c/o Barrington 2001 Wilshire Blvd., Suite 401 Santa Monica, CA 90403	76,602	76,602	0	*

Barrington Investors, L.P. (11) c/o Barrington 2001 Wilshire Blvd., Suite 401 Santa Monica, CA 90403	203,772	203,772	0	*

Heller Capital Investments, LLC (12) 700 East Palisade Avenue, 1st Floor Englewood Cliffs, NJ 07632	168,224	168,224	0	*

Crestview Capital Master, LLC (13) c/o Crestview Capital 95 Revere Dr, Ste A Northbrook, IL 60062	168,228	168,228	0	*

SEI Private Trust Co FAO JM Smucker Co Master Trust (14) SPTC Specialized Trust Admin Services SEI Private Trust Co 1 Freedom Valley Dr. Oaks, PA 19456	140,186	140,186	0	*

MidSouth Investor Fund LP (15) c/o Heidtke & Company, Inc. 201 4th Ave. North, Suite 1950 Nashville, TN 37219	140,186	140,186	0	*

Whitebox Intermarket Patrners, L.P. (16) Whitebox Advisors LLC 3033 Excelsior Blvd., Ste 300 Minneapolis, MN 55416	56,073	56,073	0	*

Kevin B. Halter, Jr.(17) Halter Capital Corp 2591 Dallas Parkway #102 Frisco, TX 75034	56,074	56,074	0	*

Hua - Mei 21st Century Partners, LP (18) c/o Guerrilla Capital 237 Park Ave, 9th Fl New York, NY 10017	28,038	28,038	0	*

Ruoling Wang (19) Rm 1701, 21 Building, 669 Baiyu Rd. Shanghai, China 200063	56,074	56,074	0	*

Naqin Gao (20) 11D 9 Building Gong He Shijia Yitian Road, Shenzhen, Guang Dong China 518048	84,100	84,100	0	*

Qingbo Cheng (21) Shenzhen Zhong Industry Group Co LTD 11F South Block Jonile Building 7008 Beihuan Fast Road Shen Zhen, China 518049	112,149	112,149	0	*

Hui Yuan (22) Room 904, Unit 5, Chengshijiari Longzhu Street Shenzhen, PRC 518057	560,747	560,747	0	*

Youliang Tang (23) 23-6D Yitian Garden Futian District, Shenzhen Guang Dong, China 518000	224,299	224,299	0	*

Xiuyuan Fang (24) Winner Industrial Park, Bulong Road Longhua Shenzhen, Guangdong, China 518109	140,186	140,186	0	*

T. Kent Rainey 2448 Walker Lane, Salt Lake City, Utah 84117	54,238	54,238	0	*

Vicki L. Rainey 2448 Walker Lane, Salt Lake City, Utah 84117	6,780	6,780	0	*

William Archer 1768 Millcreek Way, Salt Lake City, Utah 84106	50,848	50,848	0	*

Halter Financial Investments, L.P. (25) 12890 Hilltop Road Argyle, Texas 76226	522,500	522,500	0	*

Halter Financial Group, L.P. (26) 12890 Hilltop Road Argyle, Texas 76226	577,500	577,500	0	*

Zhang Qiang The 15th floor, Tower C, Electronic Technology Building, No.2070, Central Shennan Road, Shenzhen, China, 518031	85,295	85,295	0	*

Heritage Management Consultants, Inc. (27) 19 Shelter Cove Lane, #101 Hilton Head Island, South Carolina 29928	38,750	38,750	0	*

Sheldon Saidman 5912 Via Verona View, Colorado Spring, Co 80919	7,500	7,500	0	*

Gerard Pascale 19 Shelter Cove Lane, Suite 101 Hilton Head Island, SC 29928	2,500	2,500	0	*

Yidong Cui Room 1001, No. 80, Lane 988, Da Hua Road, Shanghai, China 200442	1,250	1,250	0	*

Roth Capital Partners, LLC (28) 24 Corporate Plaza Newport Beach, CA 92660	286,215	286,215	0	*

Total	9,539,900	7,858,455

* Less than 1%

(1)Assumes that all securities offered are sold.

(2) Includes 785,845 shares of our common stock outstanding. Mr. William P. Wells is the President of Pope Asset Management, LLC, which is the manager of Pope Investments LLC. Mr. Wells has sole voting and investment control over the securities held by Pope Investments LLC.

(3) Includes 46,729 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock. Mr. William P. Wells is the President of Pope Asset Management, LLC, which is the manager of Halter/Pope USX China Fund. Mr. Wells has sole voting and investment control over the securities held by Halter/Pope USX China Fund.

(4) Includes 741,469 shares of our common stock and 148,293 shares underlying the warrant to purchase shares of our common stock. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Offshore Fund, Ltd. Mr. Feinberg has the sole voting and investment voting and investment control over the securities held by JLF Off Shore Fund, Ltd.

(5) Includes 616,700 shares of our common stock and 123,340 shares underlying the warrant to purchase shares of our common stock. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners I, L.P. Mr. Feinberg has voting and investment control over the securities held by JLF Partners I, L.P.

(6) Includes 43,700 shares of our common stock and 8,740 shares underlying the warrant to purchase shares of our common stock. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners II, L.P. Mr. Feinberg has voting and investment control over the securities held by JLF Partners II, L.P.

(7) Includes 40,134 shares of our common stock and 8,026 shares underlying the warrant to purchase shares of our common stock. Kent C. McCarthy is the Managing Member of Jayhawk Capital Management LLC, which is the General Partner of Jayhawk Private Equity GP, LP, which is the General Partner of Jayhawk Private Equity Co-Invest Fund, L.P. and has voting power and investment power over securities held by Jayhawk Private Equity Co-Invest Fund, L.P.

(8) Includes 637,436 shares of our common stock and 127,487 shares underlying the warrant to purchase shares of our common stock. Kent C. McCarthy is the Managing Member of Jayhawk Capital Management LLC, which is the General Partner of Jayhawk Private Equity GP, LP, which is the General Partner of Jayhawk Private Equity Fund, L.P. and has voting power and investment power over securities held by Jayhawk Private Equity Fund, L.P.

(9) Includes 560,748 shares of our common stock and 112,149 shares underlying the warrant to purchase shares of our common stock.

(10) Mr. Russell. B. Faucett is the General Partner of Barrington Partners, A California Limited Partnership and has voting power and investment power over securities held by Barrington Partners, A California Limited Partnership.

(11) Mr. Russell. B. Faucett is the General Partner of Barrington Investors, L.P. and has voting and investment power over securities held by Barrington Investors, L.P.

(12) Includes 140,187 shares of our common stock and 28,037 shares underlying the warrant to purchase shares of our common stock. Mr. Ronald I. Heller is the Chief Investment Officer of Heller Capital Investments LLC and has voting and investment power over the securities held by Heller Capital Investments LLC.

(13) Includes 140,190 shares of our common stock and 28,038 shares underlying the warrant to purchase shares of our common stock. Stewart R. Flink, Robert Hoyt and Daniel I. Warsh are managers of Crestview Capital Partners, LLC, which is the sole manager of Crestview Capital Master, LLC and collectively may be deemed to share voting power and investment power of securities held by Crestview Capital Master, LLC. Stewart R. Flink owns Dillon Capital, Inc., a broker-dealer with NASD.

(14) Includes 116,822 shares of our common stock and 23,364 shares underlying the warrant to purchase shares of our common stock. Zachary Easton is the President of Coronado Capital Management, which is the General Partner of SEI Private Trust Co FAO The SM Smucker Co Investor Trust and has voting power and investment power of securities held by SEI Private Trust Co FAO The SM Smucker Co Investor Trust.

(15) Includes 116,822 shares of our common stock and 23,364 shares underlying the warrant to purchase shares of our common stock. Lyman O. Heidtke is the General Partner of MidSouth Investor Fund LP and has voting power and investment power of securities held by MidSouth Investor Fund LP.

(16) Includes 46,728 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock. Mr. Andrew J. Redleaf is the Chief Executive Officer of Whitebox Intermarket Partners, L.P. and has voting and investment power over the securities held by Whitebox Intermarket Partners, L.P.

(17) Includes 46,729 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock.

(18) Includes 23,365 shares of our common stock and 4,673 shares underlying the warrant to purchase shares of our common stock. Peter Siris is a managing director of Guerrilla Capital Management, LLC, which is the General Partner of Hua-Mei 21st Century Partners, LP and has voting power and investment power over securities held by Hua-Mei 21st Century Partners, LP.

(19) Includes 46,729 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock.

(20) Includes 70,084 shares of our common stock and 14,016 shares underlying the warrant to purchase shares of our common stock.

(21) Includes 93,458 shares of our common stock and 18,691 shares underlying the warrant to purchase shares of our common stock.

(22) Includes 467,290 shares of our common stock and 93,457 shares underlying the warrant to purchase shares of our common stock.

(23) Includes 186,916 shares of our common stock and 37,383 shares underlying the warrant to purchase shares of our common stock.

(24) Includes 116,822 shares of our common stock and 23,364 shares underlying the warrant to purchase shares of our common stock.

(25) Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, our former director and officer, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners. All of them have voting power and investment power over the securities owned by Halter Financial Investments, L.P.

(26) Halter Financial Group, L.P. is a Texas limited partnership in which Timothy P. Halter, our former director and officer, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners. All of them have voting power and investment power over the securities owned by Halter Financial Group, L.P.

(27) Jim Groh is the President and owner and has voting and investment power over securities held by Heritage Management Consultants, Inc.

(28) Represents 286,215 shares of common stock issuable upon exercise of a warrant to purchase our common stock held by Roth Capital Partners, LLC with an exercise price of $2.14 per share and exercisable during a period beginning on February 16, 2007 and expiring February 15, 2010. Byron Roth, the chief executive officer, and Gordon Roth, the chief financial officer, share voting and investment power over the securities held by Roth Capital Partners, LLC.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 16, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Ritar Power Corp., Room 405, Tower C, Huahan Building, 16 Langshan Road, North High-Tech Industrial Park, Nanshan District, Shenzhen, 518057, China.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)

Officers and Directors

Jiada Hu(3)(4)(5)	CEO, President, Secretary, Treasurer and Director	Common Stock $0.001 par value	8,315,825	43.77%

Jianjun Zeng	Chief Operating Officer	Common Stock $0.001 par value	701,680	3.69%

Degang He	Chief Technology Officer	Common Stock $0.001 par value	0	*

Zhenghua Cai	Chief Financial Officer	Common Stock $0.001 par value	0	*

All officers and directors as a group (4 persons named above)		Common Stock $0.001 par value	9,017,505	47.46%

5% Securities Holder

Timothy P. Halter(6)(7) 12890 Hill Top Road, Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.79%

David Brigante (6)(7) 12890 Hill Top Road Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.79%

George L. Diamond (6)(7) 12890 Hill Top Road Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.79%

Marat Rosenberg (6)(7) 12890 Hill Top Road Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.79%

Pope Investments LLC(8) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137		Common Stock $0.001 par value	2,467,290	12.71%

William P. Wells(9) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137		Common Stock $0.001 par value	2,523,364	12.99%

Jeffrey L. Feinberg(10) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014		Common Stock $0.001 par value	1,682,242	8.72%

Henying Peng(5)(11)		Common Stock $0.001 par value	8,315,825	43.77%

Total Shares Owned by Persons Named above

		Common Stock $0.001 par value	14,323,111	74.96%

* Less than 1%

1 Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2 A total of 19,000,996 shares of our common stock as of November 16, 2007 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

3 In order to induce certain individuals to loan money to us in the aggregate amount of approximately $762,500, Mr. Jiada Hu, in July 2006 granted these lenders a right to purchase from Mr. Hu 161,408 shares of our common stock in aggregate. The right to purchase Mr. Hu’s shares of our common stock can be exercised within three years at the exercise price of $2.14 per share.

4 Includes 701,680 shares of our common stock owned by Henying Peng, Mr. Jiada Hu’s wife.

5 Includes 3,601,309 shares that have been placed in escrow that may be released to the investors in the event we do not meet the performance thresholds for 2007 and 2008, pursuant to a make good escrow agreement, dated as of February 16, 2007.

6 Includes 522,500 shares of our common stock owned by Halter Financial Investments, L.P., or HFI, of which Halter Financial Investments GP, LLC is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

7 Includes 577,500 shares of our common stock owned by Halter Financial Group, L.P., or HFG, of which Halter Financial Group GP, LLC is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFG.

8 Includes 411,215 shares underlying the warrant to purchase shares of our common stock.

9 Includes (i) 2,056,075 shares of our common stock and 411,215 shares underlying the warrant to purchase shares of our common stock owned and held by Pope Investments LLC and (ii) 46,729 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock owned and held by Halter/Pope USX China Fund of which Pope Asset Management, LLC is the manager of which Mr. Wells is the President. Mr. Wells has sole voting and investment control over the securities held by both Pope Investments LLC and Halter/Pope USX China Fund.

10 Includes (i) 616,700 shares of our common stock and 123,340 shares underlying the warrant to purchase shares of our common stock owned and held by JLF Partners I, L.P., (ii) 43,700 shares of our common stock and 8,740 shares underlying the warrant to purchase shares of our common stock owned and held by JLF Partners II, L.P., and (iii) 741,469 shares of our common stock and 148,293 shares underlying the warrant to purchase shares of our common stock owned and held by JLF Off Shore Fund, Ltd. to which JLF Asset Management LLC serves as the management company and/or investment manager. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC and has sole voting and investment control over the securities held by JLF Partners I, L.P., JLF Partners II, L.P. and JLF Off Shore Fund, Ltd.

11 Includes 7,614,145 shares of our common stock owned by Mr. Hu, Henying Peng’s husband.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. Prior to the closing the reverse merger transaction, we effected a 1-for-14.75 reverse split of our common stock. As a result, the total number of our issued and outstanding common stock on July 7, 2006 was reversed from 20,650,000 shares to 1,400,017 shares. The purposes of the reverse split were to decrease the number of shares of common stock outstanding so as to make us more attractive to a potential merger or acquisition candidate and increase the per share market price for our common stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. On June 9, 2006, our board of directors declared a special cash dividend in the amount of $1.475 (on a post-split basis) per share of common stock, payable on July 5, 2006 to shareholders of record as of June 22, 2006, the record date. An aggregate dividend of $442,500 was paid on July 5, 2006. Except for such dividend, we have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. Our charter does not currently authorize our board of directors to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. In the future, we may seek to amend our charter to provide the board of directors with such authority. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in 2591 Dallas Parkway Suite 102, Frisco, TX 75034. Their phone number is (469)-633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 16, 2007, 19,000,996 shares of our common stock were issued and outstanding.

Shares Covered by this Prospectus

All of the 7,858,455 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of November 16, 2007 would equal approximately 190,009 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD’s Electronic Bulletin Board, which is not an “automated quotation system,” our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Other than the 296,610 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that none of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 296,610 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Roth Capital Partners, LLC is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Roth Capital Partners, LLC served as placement agent for our private placement offering that was completed on February 16, 2007, and received, in addition to cash commissions of $600,249 and reimbursement of placement agent counsel fees of $50,000, warrants to purchase 286,215 shares of our common stock with an exercise price of $2.14 per share. The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by Roth Capital Partners, LLC and shares of common stock held by an affiliate of Roth Capital Partners, LLC that participated in the private placement.

The warrants held by Roth Capital Partners, LLC expire on February 15, 2010. The 286,215 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled “Selling Stockholders” that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $273,243. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of China Ritar Power Corp. included in this prospectus and in the registration statement have been audited by Child Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA RITAR POWER CORP.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CHINA RITAR POWER CORP. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

Condensed Consolidated Balance Sheets	F-2

Condensed Consolidated Statements of Income and Comprehensive Income	F-3

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Restated)	F-4

Condensed Consolidated Statements of Cash Flows	F-5

Notes to Condensed Consolidated Financial Statements	F-6 - F-23

CHINA RITAR POWER CORP. CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Report of Independent Registered Public Accounting Firm	F-24

Consolidated Balance Sheets as of December 31, 2006 and 2005	F-25

Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2006, 2005 and 2004	F-26

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-27

Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-28

Notes to Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004	F-29-F-54

CHINA RITAR POWER CORP. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Income and Comprehensive Income	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F6-F23

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2007	2006
	(unaudited)	(restated)
ASSETS
Current assets:
Cash and cash equivalents (Note 5)	$6,799,908	$954,843
Accounts receivables, net of allowances of $492,828 and $356,414 (Note 6)	10,055,915	7,326,931
Inventories (Note 7)	14,432,354	5,968,138
Deferred offering costs	-	315,448
Other current assets (Note 13)	1,800,242	544,849
Restricted cash (Note 14)	4,670,249	1,120,000

Total current assets	37,758,668	16,230,209

Property, plant and equipment:
Property, plant and equipment, net (Note 10)	3,391,055	1,416,277
Intangible assets, net	18,156	20,541
Due from related parties (Note 8)	72,446	668,022

Total assets	$41,240,325	$18,335,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,821,773	$8,110,784
Income and other tax payables (Note 15)	1,093,838	1,623,097
Accrued salaries	376,080	210,403
Other current liabilities (Note 16)	4,909,979	631,297
Current portion of long term debt (Note 12)	43,952	387,481
Short term loans (Note 11)	2,660,424	1,896,203

Total current liabilities	19,906,046	12,859,265

Long-term liabilities:
Long-term loans (Note 12)	207,846	159,897
	207,846	159,897

Total liabilities	20,113,892	13,019,162

Minority interest in consolidated subsidiaries (Note 17)	58,230	51,163
Commitments and contingencies(Note 20)

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,000,996 and 11,694,663 shares issued and outstanding	19,001	11,695
Additional paid-in capital	11,490,080	954,731
Retained earnings	8,782,633	4,246,938
Accumulated other comprehensive income	776,489	51,360

Total stockholders’ equity	21,068,203	5,264,724

Total liabilities and stockholders’ equity	$41,240,325	$18,335,049

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2007	2006	2007	2006
Revenue	$49,102,024	$28,085,951	$27,849,417	$12,854,354

Cost of sales	38,482,501	21,965,457	21,531,285	9,682,641

Gross profit	10,619,523	6,120,494	6,318,132	3,171,713
Operating expenses
Salaries	870,074	369,996	258,219	144,489
Sales commission	960,622	304,737	726,104	133,433
Other selling, general and administrative expenses	3,199,715	1,766,959	1,615,799	706,007
Additional expenses	10,643	-	-	-

	5,041,054	2,441,692	2,600,122	983,929

Operating profit	5,578,469	3,678,802	3,718,010	2,187,784

Other income and (expenses)
Interest income	21,030	4,112	4,506	1,820
Gain on disposal of a subsidiary	-	37,491	-	37,491
Other income	1,365	-	1,247	-
Interest expenses	(188,939)	(189,728)	(79,694)	(84,215)
Other expenses	(330,497)	(4,369)	(181,451)	(10)

Other (expenses)	(497,041)	(152,494)	(255,392)	(44,914)

Income before income taxes and minority interests	5,081,428	3,526,308	3,462,618	2,142,870

Income taxes	(540,810)	(264,022)	(327,242)	(145,386)

Income before minority interests	4,540,618	3,262,286	3,135,376	1,997,484

Minority interests share profit (loss )	(4,923)	(67,073)	(8,787)	(27,885)

Net income	4,535,695	3,195,213	3,126,589	1,969,599

Other comprehensive income
Foreign currency translation adjustment	725,129	86,572	305,412	46,228

Comprehensive income	$5,260,824	$3,281,785	$3,432,001	$2,015,827

Earning per share:
- Basic	$0.256	$0.273	$0.165	$0.168
-Diluted	$0.247	$0.273	$0.159	$0.168

Weighted average number of shares outstanding:
- Basic	17,751,406	11,694,663	19,000,996	11,694,663
-Diluted	18,352,671	11,694,663	19,722,493	11,694,663

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Restated)

	Common stock		Additional paid-in capital	Retained Earnings	Accumulated other comprehensive income	Total Shareholder Equity
		$	$	$	$	$
Balance at December 31, 2005	11,694,663	11,695	953,731	384,585	(601)	1,349,410
Additional paid in capital			1,000			1,000
Net income for the year				3,862,353		3,862,353
Foreign currency translation difference					51,961	51,961
Balance at December 31, 2006	11,694,663	11,695	954,731	4,246,938	51,360	5,264,724
Recapitalization	1,400,017	1,400	(1,400)	-	-	-
Issuance of common shares for fund raising	5,724,292	5,724	12,244,276			12,250,000
Cost of raising capital			(1,835,952)			(1,835,952)
Share issued for placement agent as offering costs at $2.14	135,295	135	289,396			289,531
Cost of raising capital to placement agent			(289,531)			(289,531)
Net income for the year				4,535,695		4,535,695
Foreign currency translation difference					725,129	725,129
Share issued for warrants exercised	46,729	47	128,560			128,607
Balance at September 30, 2007	19,000,996	19,001	11,490,080	8,782,633	776,489	21,068,203

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	September	September
	2007	2006
Operating activities
Income for the period	$4,535,695	$3,195,213
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	390,532	249,984
Allowance of bad debts-Accounts receivable	119,677	(68,979)
Allowance of bad debts-Other receivable	26,771	-
Gain on disposal of a subsidiary	-	(37,491)
Minority interests	4,923	67,073
Changes in non-cash operating working capital items:
Accounts receivables	(2,506,147)	(4,017,363)
Inventories	(8,056,587)	(2,882,718)
Other current assets	(1,364,909)	(390,536)
Accounts payable	2,318,614	2,539,192
Income tax and other tax payables	(581,766)	1,051,326
Accrued salaries	154,042	(19,440)
Other current liabilities	4,288,165	795,062
Net cash used in operating activities	(670,990)	481,323

Investing activities
Loan to related parties	618,401	(518,982)
Proceeds from disposal of fixed assets	374	-
Purchase of equipment	(2,181,130)	(424,646)
Purchase of Intangible assets	-	(27,369)
Acquisition of further 20% in Shanghai Ritar	-	(74,958)
Sales proceeds of disposal of subsidiary of Ribitar net of cash	-	14,123
Net cash provided by (used in) investing activities	(1,562,355)	(1,031,832)

Financing activities
Proceeds from issuance of stock, net of direct issue expenses $1,835,952	10,414,048	-
Proceeds from stock issued for warrant exercised	128,607	-
Proceeds from other loan borrowings	49,653	1,335,841
Proceeds from bank borrowings	3,817,192	3,293,576
Repayment of other loan borrowings	(360,529)	(1,313,865)
Repayment of bank borrowings	(3,142,808)	(1,858,895)
Deferred offering costs	321,271	-
Restricted cash	(3,428,421)	-
Net cash provided by financing activities	7,799,013	1,456,657

Effect of exchange rate changes in cash	279,397	464

Net increase in cash and cash equivalents	5,845,065	906,612

Cash and cash equivalents, beginning of period	954,843	496,714

Cash and cash equivalents, end of period	$6,799,908	$1,403,326

Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$143,144	$189,728
Income taxes paid	$166,170	$51,330

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

1.	Basis of presentation

The interim consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2006 and notes thereto. The Company follows the same accounting policies in the preparation of interim reports.

2.	Organization and Basis of Preparation of Financial Statements

China Ritar Power Corp.

China Ritar Power Corp. (formerly known as Concept Ventures Corporation) (“China Ritar” or “the Company”) was originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From its inception in 1985 until February 16, 2007 when the Company completed a reverse acquisition transaction with Ritar International Group Limited (“Ritar International”), a British Virgin Islands corporation, whose subsidiary companies originally commenced business in May 2002, the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. The Company amended its articles of incorporation on March 26, 2007 and changed its name into China Ritar Power Corp.

On February 16, 2007, the Company completed a reverse acquisition transaction with Ritar International, whereby the Company issued to the shareholders of Ritar International 11,694,663 shares of the Company’s stock in exchange for 1,000 shares of common stock of Ritar International, which is all of the issued and outstanding capital stock of Ritar International. Accordingly, all references to shares of Ritar International’s common stock have been restated to reflect the equivalent numbers of China Ritar shares. Ritar International thereby became the Company’s wholly owned subsidiary and the former shareholders of Ritar International became the Company’s controlling stockholders.

This share exchange transaction resulted in those shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Ritar International as the accounting acquiror and China Ritar as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Ritar International were not significant.

On February 16, 2007, the Company also completed a private placement pursuant to which the Company issued and sold 5,724,292 shares of its common stock to certain investors. In addition, the Company granted to the same investors three-year warrants to purchase 1,317,746 shares of the Company’s common stock at $2.78 per share. As a result of this private placement the Company raised approximately $12.25 million in gross proceeds, which left the Company with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, the Company paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249 and the Company issued to the placement agent a warrant for the purchase of 286,215 shares of the Company’s common stock in the aggregate.

On June 30, 2006, the Company completed the sale of an aggregate of 1,100,000 shares of its common stock to Halter Financial Investments, L.P. for a cash purchase price of $275,000 pursuant to a stock purchase agreement entered into between us and Halter Financial Investments, L.P. (“Halter”), dated as of May 18, 2006 (the “Stock Purchase Agreement”). We were under contractual obligation to register the shares we sold to Halter in June 2006. However, there are no liquidated damages provisions in the Stock Purchase Agreement in connection with the registration of the shares issued to Halter.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

2.	Organization and Basis of Preparation of Financial Statements - Continued

On February 14, 2007, the Company issued 50,000 and 85,295 shares of its common stock to Heritage Management Consultants, Inc. (“Heritage”) and Zhang Qiang, respectively, in consideration for the consulting services provided by them in conjunction with the February 2007 Private Placement. Because in the February 2007 private placement the Company issued and sold to the investors their shares for a cash price of $2.14 per share, the Company valued the 135,295 shares of their common stock issued to Heritage and Zhang Qiang at $2.14 per share. The Company recorded the issuance as offering costs which were charged to additional paid in capital after the reverse merger transaction consummated on February 16, 2007.

In connection with the private placement completed on February 16, 2007, Mr. Jiada Hu, the CEO and President of the Company, on the same day, sold 864,486 shares of the Company’s common stock owned by him to the same investors in exchange for $1,850,000. The Company did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that the Company made to Mr. Hu in September 2006.

Pursuant to a registration rights agreement entered into between the Company and certain investors, dated as of February 16, 2007 (the “Registration Rights Agreement”), the Company was under contractual obligation to register the shares of its common stock sold to these investors in the February 2007 private placement as well as shares of common stock issuable upon exercise of the warrants issued to these investors and the placement agent in connection with this private placement within 30 days following the closing of the private placement. However, there are no liquidated damages provisions in the Registration Rights Agreement.

Ritar International Group Limited

On July 22, 2006, Ritar International was incorporated with limited liability in the British Virgin Islands and was inactive until November 21, 2006 when it acquired all the issued and outstanding stock of Shenzhen Ritar Power Co., Limited (“Shenzhen Ritar”). Shenzhen Ritar is an operating company incorporated in Shenzhen, the People’s Republic of China (the “PRC”) in May 2002.

On July 22, 2006, Ritar International, entered into an agreement with all shareholders of Shenzhen Ritar to acquire all of the issued and outstanding stock of Shenzhen Ritar and its wholly-owned subsidiary, Shanghai Ritar Power Co., Limited (together “Shenzhen Ritar”). On November 21, 2006, Ritar International paid $5,052,546 (RMB40,000,000) to the shareholders of Shenzhen Ritar to acquire all shares of Shenzhen Ritar common stock held by all stockholders. The source of the funds paid by Ritar International to all shareholders of Shenzhen Ritar came from the capital contribution made by Ritar International's shareholders. Since the ownership of Ritar International and Shenzhen Ritar are the same, the merger was accounted for as a transaction between entities under common control, whereby Ritar International recognized the assets and liabilities of Shenzhen Ritar transferred at their carrying amounts The reorganization was treated similar to the pooling of interest method with carry over basis.

Ritar International currently has two operating subsidiaries: Shenzhen Ritar and Shanghai Ritar Power Co., Limited (“Shanghai Ritar”). Shenzhen Ritar, wholly owned by Ritar International, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu.

In November 2006, Ritar formed a subsidiary in Guangdong Province in China called Ritar Power (Huizhou) Co., Ltd. (“Huizhou Ritar”). Huizhou Ritar is not yet operating. The Company intends to begin manufacturing its products in Huizhou in addition to Shenzhen and Shanghai and the Company expects that Huizhou Ritar will be its operating subsidiary for its future Huizhou manufacturing operations.

Shenzhen Ritar Power Co., Limited

Shenzhen Ritar was incorporated in the PRC in May 2002 in accordance with the Laws of the PRC. Shenzhen Ritar became a wholly owned foreign enterprise in July 2006. Shenzhen Ritar currently engages in the manufacture, commercialization and distribution of a wide variety of environmentally friendly lead-acid batteries for use in light electric vehicles or LEV and UPS segments throughout the PRC and other countries in Asia and Europe.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

2.	Organization and Basis of Preparation of Financial Statements -Continued

In May 2002, Mr. Jianjun Zeng and Mr. Ju Liu invested $181,017.50 (equivalent to RMB1,500,000) to form Shenzhen Ritar. On July 10, 2002, Shenzhen Ritar increased its capital to $362,035 (equivalent to RMB3,000,000). On August 25, 2004, Mr. Jianjun Zeng and Mr. Ju Liu sold their shares to Mr. Jiada Hu and other individuals.

On September 10, 2004, Shenzhen Ritar declared a dividend of $603,391 (equivalent to RMB5,000,000) and converted it to capital at the same amount. The capital was increased to $965,426 (equivalent to RMB8,000,000).

According to share transfer agreements signed on April 11, 2005 and April 29, 2005 respectively, Mr. Zhenjie Gong and Mr. Wanxiu He sold the shares to Mr. Jiada Hu. After the transfer, Mr. Jiada Hu became the majority shareholder, owning 81% of the shareholdings.

On May 25, 2006, Mr. Jiada Hu personally sold his shares to other individuals, and finally, Mr. Jiada Hu became the major shareholder and owns 78% of the shareholdings.

On July 22, 2006, all shareholders of Shenzhen Ritar sold all of the issued and outstanding stock to Ritar International.

As a result, Shenzhen Ritar and its subsidiary Shanghai Ritar together became the subsidiaries of Ritar International.

Shanghai Ritar Power Co., Limited

Shanghai Ritar was formed on August 8, 2003. Shenzhen Ritar initially invested $271,526 (equivalent to RMB2,250,000) in Shanghai Ritar and owned 75% interest in Shanghai Ritar.

On July 5, 2006, Shenzhen Ritar acquired further 20% interests in Shanghai Ritar for a consideration of $74,958 (equivalent to RMB600,000). On the same date, Shenzhen Ritar was registered as a shareholder with 95% interest in Shanghai Ritar.

Ritar Power (Huizhou) Co., Limited

Ritar International formed a new company Huizhou Ritar in Huizhou City in November 2006. The planned investment amount is $30 million, and registered capital is $12 million. According to the capital verification report, Ritar International paid US$8.6 million to Huizhou Ritar as paid in capital up to March 31, 2007. The new company has received its business license from the local government.

Hengyang Ritar Power Co., Limited

On April 20, 2007, Shenzhen Ritar invested $2,500,000 (RMB20,000,000) into a newly-formed wholly-owned Chinese subsidiary, Hengyang Ritar Power Co. (“Hengyang Ritar”), in Hengyang City, Hunan Province of the PRC. Hengyang Ritar’s principal activity is to manufacture and sell plate and lead-acid battery.

3. Summary of Significant Accounting Policies

The principal activities of the Company and its subsidiaries (“the Company”) consist of research and development, manufacturing and trading of rechargeable batteries. All activities of the Company are principally conducted by subsidiaries operating in the PRC.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

3.	Summary of Significant Accounting Policies - Continued

Principles of consolidation-The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) the accounting standards used in the place of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with US GAAP. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Company has determined that FIN-46R does not apply to the consolidated financial statements at September 30, 2007.

Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Restricted Cash- Deposits in banks pledged as securities for bank loan (Note 10) that are restricted in use are classified as restricted cash under current assets.

Inventories-Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable - Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent, which they are considered to be doubtful.

Property, plant and equipment-Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold improvement	5 years
Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

3.	Summary of Significant Accounting Policies - Continued

Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years. There are no post-shipment obligations, price protection and bill and hold arrangements.

Research and development expenses- Research and development costs are charged to expense when incurred and are included in operating expenses. During the nine months ended September 30, 2007 and 2006, research and development costs expensed to operating expenses were approximately $187,853, and $157,475, respectively.

Advertising Costs- The Company generally expenses advertising costs as incurred. Advertising expenses charged to operations were $ 44,376 and $ 9,292 for the nine months ended September 30, 2007 and 2006 respectively.

Warranty Costs- The Company accounts for its liability for product warranties in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company maintains a policy of providing after sales support for certain products by way of a warranty program.

The Company based on the past experience and estimated cost of warranty by providing 0.3% on the net sales as warranty expenses. During the nine months ended September 30, 2007 and 2006, the Company has provided warranty expenses amounting to approximately $ 154,971 and $ 68,693, respectively, which are included in its selling expenses.

Comprehensive income-Accumulated other comprehensive income represents foreign currency translation adjustments.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end.

A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation-The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency. On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

3.	Summary of Significant Accounting Policies - Continued

September 30, 2007
Balance sheet	RMB7.5176 to US$1.00
Statement of income and comprehensive income	RMB7.6758 to US$1.00

December 31, 2006
Balance sheet	RMB7.8175 to US$1.00
Statement of income and comprehensive income	RMB7.9819 to US$1.00

September 30, 2006
Balance sheet	RMB7.9168 to US$1.00
Statement of income and comprehensive income	RMB8.0183 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US$ against the RMB was adjusted from approximately RMB 8.28 per US$ to approximately RMB 8.11 per US$ on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US$ against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Basic Income/Loss Per Common Share- The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified- The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cost of goods sold - Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of the environmentally friendly lead-acid batteries.

Shipping and handling cost- Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the nine months ended September 30, 2007 and 2006 shipping and handling costs expensed to other selling, general and administrative expenses were $928,194 and $544,447 respectively.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

4.	Recent Changes in Accounting Standards

SFAS 157, “Fair Value Measurements” -

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

5.	Cash and cash equivalents

Cash and cash equivalents are summarized as follows:

	September 30	December 31
	2007	2006

Cash at bank	$6,684,521	$915,449
Cash on hand	115,387	39,394

Total	$6,799,908	$954,843

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits. As of September 30, 2007 and December 31, 2006, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

Deposits pledged for general banking facilities are $4,665,249 and $1,120,000 as of September 30, 2007 and December 31, 2006, respectively, which is classified as restricted cash. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 11).

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

6.	Accounts Receivable

Accounts receivable by major categories are summarized as follows:

	September 30	December 31
	2007	2006

Accounts receivable - pledged to banks	$239,294	$31,157
Accounts receivable - others	10,309,449	7,652,188
	10,548,743	7,683,345
Less: allowances for doubtful accounts	(492,828)	(356,414)
Total	$10,055,915	$7,326,931

Concentrations in accounts receivable - At September 30, 2007 eight customers accounted for more than 5% but less than 10% of the Company’s accounts receivable, with total amounts of $5,293,847 representing 53% of total accounts receivable in aggregate. At December 31, 2006, two customers accounted for more than 10% of the Company’s accounts receivable, with total amounts of $1,929,877, representing 26% of total accounts receivable in aggregate.

Accounts receivable pledged to banks - Pursuant to a financing agreement, the Company’s principal bank acts as its asset based lender for the majority of its receivables, which are assigned on a pre-approved basis. At September 30, 2007 and December 31, 2006, the financing charge amounted to 1.5 times of the PRC best interest rate on the receivables assigned.

7.	Inventories

Inventories by major categories are summarized as follows:

	September 30	December 31
	2007	2006

Raw materials	$2,537,491	$713,214
Work in progress	6,736,624	2,560,381
Finished goods	5,158,239	2,694,543
	14,432,354	5,968,138
Less: allowances for slowing moving items	-	-
Total	$14,432,354	$5,968,138

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

8.	Amounts due from related parties

Amount due from related parties consist of the following:

	September 30	December 31
	2007	2006

Amount due from related parties
Mr. Jiada Hu	$28,174	$627,571
Ms. Henying Peng	44,272	-
Mr. Jianjun Zeng	-	2,441
	72,446	630,012
Amount due from related company
Shenzhen Ribitar Power Co., Limited	-	38,010
Total	$72,446	$668,022

The amounts due from related parties as of September 30, 2007 and December 31, 2006 represented unsecured advances which are interest-free and repayable on demand.

9.	Related party transactions

(a)
Names and relationship of related parties	Existing relationships with the Company

Ritar International Group Limited	Subsidiary

Shanghai Ritar Power Co., Limited	Subsidiary

Ritar Power (Huizhou) Co., Limited	Subsidiary

Hengyang Ritar Power Co., Limited	Subsidiary

Hong Kong Ritar Power (Group) Co., Limited	A company controlled by close family members of a director

Mr. Jiada Hu	A director, shareholder and officer of the Subsidiary
Mr. Bin Liu	A director and officer of the Subsidiary
Ms. Henying Peng	A director and officer of the Subsidiary
Mr. Jianhan Xu	A director and officer of the Subsidiary
Mr. Jianjun Zeng	A director and officer of the Subsidiary
Mr. Hongwei Zhu	An officer of the Subsidiary

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(b) Summary of related party transactions

	Nine months ended
	September 30
	2007	2006

Salary paid to Directors:
Mr. Jiada Hu	$39,084	$29,932

Total	$39,084	$29,932

Rent paid to a director:
Mr. Jiada Hu	$21,506	$28,103

Guarantee given by an affiliate company:
Bank borrowing from Ka Wah Bank Limited of $282,051 guaranteed by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	$-	$36,703

10.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30	December 31
	2007	2006
At cost:
Leasehold improvement	$55,363	$35,564
Plant and machinery	3,778,316	1,776,424
Furniture, fixtures and equipment	223,595	113,186
Motor vehicles	679,621	377,108

Total	4,736,895	2,302,282

Less: accumulated depreciation and amortization	1,345,840	886,005
Net book value	$3,391,055	$1,416,277

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

11.	Short Term Loans

As of September 30, 2007 and December 31, 2006, the Company has the following short-term bank loans:

	September 30	December 31
	2007	2006

Loans repayable within one year	$2,660,424	$1,896,203

Short-term loans as of September 30, 2007 and December 31, 2006 consist of the following:

				September 30	December 31
Banker	Loan period	Interest rate	Secured by	2007	2006

(1) Citibank	2007-08-08 to 2007-10-19	6.03%	Deposit	$399,063	$-
(2) Citibank	2007-08-07 to 2007-10-29	6.03%	Deposit	399,063	-
(3) Citibank	2007-08-14 to 2007-11-08	6.03%	Deposit	1,330,213	-
(4) Citibank	2007-08-20 to 2007-11-25	6.03%	Deposit	532,085	-
(5) DBS Bank	2006-11-17 to 2007-02-17	2%(applicable when overdue )	AR Credit	-	31,157
(6) DBS Bank	2006-11-17 to 2007-02-17	2%(applicable when overdue )	Unsecured	-	255,836
(7) DBS Bank	2006-12-30 to 2007-03-30	7.812%	Deposit	-	997,762
(8) DBS Bank	2006-12-31 to 2007-04-02	7.812%	Deposit	-	127,918
(9) Mr. Dongjie Wu	2006-09-05 to 2007-03-04	12%	Unsecured	-	63,959
(10) Mr. Tie Li	2006-09-25 to 2006-12-25	12%	Unsecured	-	255,836
(11) Fengxian Yangwang Village	2006-11-05 to 2007-03-10	15%	Unsecured	-	99,776
(12) Fu Lu Shou	2006-05-13 to 2007-05-13	15%	Unsecured	-	63,959

				$2,660,424	$1,896,203

(1) A short term loan of $399,063 is credited from Citibank with an interest rate of 6.03% and secured by deposit.

(2) A short term loan of $399,063 is credited from Citibank with an interest rate of 6.03% and secured by deposit.

(3) A short term loan of $1,330,213 is credited from Citibank with an interest rate of 6.03% and secured by deposit.

(4) A short term loan of $532,085 is credited from Citibank with an interest rate of 6.03% and secured by deposit.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

12.	Long-Term Loans

As of September 30, 2007 and December 31, 2006, the Company has the following long-term loans:

	September 30	December 31
	2007	2006

Bank borrowing from Ka Wah Bank Limited is financed for $282,051, with interest at 3.5% flat p.a. with monthly principal payment of $11,752 from March 08, 2005 to March 07, 2007, secured by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director. The loan was paid off on April 10, 2007.	$-	$24,858

Other borrowing from Pacific Finance are financed for $192,308, with interest at 3.5% flat p.a. with monthly principal payment of $8,013 from Mar 08, 2005 to Mar 07, 2007, secured by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	-	16,949

Bank borrowing from Dah Sing Bank is financed for $478,205, including interest at 4.85% flat p.a. with monthly principal $15,300.51 from Jan 03, 2006 to Jan 02, 2008 with one month advance rental, secured by Jiada Hu, Henying Peng, Jianjun Zeng and Shenzhen Ritar.	43,952	185,776

Bank borrowing from DBS is financed for $319,795, with interest at 9.45% flat p.a. with monthly principal payment $13,325 from 2006-12-04 to 2008-12-04, secured by Mr. Jiada Hu and Ms. Henying Peng.	207,846	319,795

Total loans	251,798	547,378
Less: current portion	(43,952)	(387,481)
Long-term loans, less current portion	$207,846	$159,897

Future maturities of long-term loans are as follows as of September 30, 2007:
2007	43,952	387,481
2008	207,846	159,897

Total	$251,798	$547,378

13.	Other current assets

Other current assets consist of the following:

	September 30	December 31
	2007	2006

Note receivables	$316,262	$211,093
Other receivables, net of allowances for bad debts of $96,657and $64,550	674,967	256,956
Advance to suppliers	765,964	70,877
Deferred expenses	43,049	5,923

Total	$1,800,242	$544,849

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

14.	Restricted cash

Restricted cash consists of the following:

	September 30	December 31
	2007	2006

Bank deposit held as collateral for bank loan	$4,670,249	$1,120,000

At September 30, 2007, restricted cash of $4,665,249 represented the deposits pledged for general banking facilities. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 11) and restricted cash of $5,000 represented the cash dividend declared in June 2006 that has not been paid.

As December 31, 2006, restricted cash of $1,120,000 represented the deposits pledged for general banking facilities. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 11).

15.	Income and other tax payables

Income and other tax payables consist of the following:

	September 30	December 31
	2007	2006

Value added tax payable	$255,134	$1,194,403
Income tax payable (see Note 18)	830,975	396,924
Individual Income withholding tax payable	7,729	31,284
Other taxes payable	-	486

Total	$1,093,838	$1,623,097

16.	Other current liabilities

Other current liabilities consist of the following:

	September 30	December 31
	2007	2006

Other payable and accrued expenses	$917,162	$504,861
Advance from customers	1,225,977	126,436
Notes payable	2,766,840	-

Total	$4,909,979	$631,297

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

17.	Minority interest

Minority interest represents the minority stockholders’ proportionate share of 5% of the equity of Shanghai Ritar. As of September 30, 2007 and December 31, 2006, the Company owned 95% of Shanghai Ritar’s capital stock, representing 95% of voting control.

The Company’s 95% controlling interest requires that Shanghai Ritar’s operations be included in the Company’s Consolidated Financial Statements.

18.	Income Taxes

United States

The Company was incorporated in the United States of America and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has no taxable income for the years presented. The applicable income tax rates for the Company for the nine months ended September 30, 2007 and 2006 are 34%.

British Virgin Islands

Ritar International was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

PRC

Enterprises income tax in the PRC is charged at 15% of the assessable profit. The subsidiaries of China Ritar incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, the subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years.

Consequently, Shenzhen Ritar is charged at 7.5% when having 50% tax exemption while Shanghai Ritar is classified as small enterprise and the taxable income is calculated at 7% of revenue and the tax is charged according to the turnover range at the applicable rate rates on that taxable income. Shanghai Ritar currently is charged a tax rate of 33% of its taxable income.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at September 30, 2007. There are no net operating loss carry forwards at September 30, 2007.

The provision for income taxes consists of the following:

	Nine months ended September 30
	2007	2006

Current tax
- PRC	$540,810	$264,022
- Deferral tax provision	-	-

Total	$540,810	$264,022

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

19.	Common Stock and Warrant Transactions

On February 16, 2007, the Company completed a private placement to have fund raising. At the same time, the Company granted to the same investors three-year warrants to purchase 1,603,961 shares of the Company’s common stock at $2.78 per share. On June 4, 2007 two investors exercised their warrant right and acquired 46,729 shares for $2.78 per share.

The total number of warrants outstanding as of September 30, 2007 was 1,557,232 shares.

The total issued and outstanding of the Company’s common stock as of September 30, 2007 was 19,000,996 shares.

20.	Commitments and Contingencies

Operating Leases - In the normal course of business, the Company leases office space under operating lease agreements. The Company rents office space, primarily for regional sales administration offices, in commercial office complexes that are conducive to administrative operations. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. The Company was obligated under operating leases requiring minimum rentals as follows:

December 31,	2007

2007	$186,870
2008	703,342
2009	335,545
2010	114,853

Total minimum lease payments	$1,340,610

During the nine months ended September 30, 2007, rent expenses amounted to $406,228, among which $261,459, $ 16,299 and $ 128,470 were recorded as cost of sales, administrative expense and selling expense, respectively.

During the nine months ended September 30, 2006, rent expenses amounted to $256,487, among which $ 213,171, $ 13,064 and $30,252 were recorded as cost of sales, administrative expense and selling expense, respectively.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

20.	Commitments and Contingencies (continued)

On April 15, 2007, Shenzhen Ritar entered into an agreement with the Administrative Committee of Songmu Industrial Park, Hengyang City, Hunan Province (“Songmu Industrial Park”). Under the agreement, Shenzhen Ritar will invest $103.34 million (RMB 800 million) to produce lead-acid battery plate in the park. The Industrial Park agreed to grant to Shenzhen Ritar the land use rights over a land plot with an area about 266,667 square meters at approximately $9.35 per square meter, subject to the approval of relevant governmental authority.  On June 26, 2007, Shenzhen Ritar and Songmu Industrial Park entered into a supplemental agreement (“Supplemental Agreement”) that revised the structure of Shenzhen Ritar’s investment requirement contained in the Songmu Investment Agreement, which, among other things, provided the following:

•	decreased Shenzhen Ritar’s required investment amount during the first phase construction from RMB 0.2 billion (approximately $26.2 million) to RMB 0.12 billion (approximately $15.7 million);

•
provided Shenzhen Ritar with the option, exercisable in its sole discretion, to proceed to the second and third phase investments depending on the investment environment in the Songmu Industrial Park and the availability of Shenzhen Ritar’s capital;

•
granted Shenzhen Ritar the land use rights at RMB 48,000/mu (approximately $9.35 per square meter) for the first phase construction regardless whether Shenzhen Ritar elects to conduct the investment in the second and third phases; and

•	reserved the land contemplated by the Songmu Investment Agreement for Shenzhen Ritar’s second and third phase investments until December 2008 and October 2009, respectively.

As of September 30, 2007, the Company has paid $0.426 million (RMB3.3 million) for 45,861 square meters of land in the first period of construction.

21.	Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan, which is calculated at a rate of 8% of the average monthly salary, was $182,141 and $188,472 for the nine months ended September 30, 2007 and 2006 respectively.

22.	Warranty

The Company accrues an estimate of its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary. The warranty liability is included in accrued expenses in the accompanying balance sheet. Changes in the Company’s warranty liability were as follows:

Warranty accrual, beginning of period	$125,414
Warranty accrued during the period	162,656
Adjustments to pre-existing accruals	-
Actual warranty expenditures	(154,971)

Closing balance	$133,099

23.	Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	Nine months ended
	September 30
	2007	2006

Reliance Telecom Infrastructure Ltd.	17%	-
Zhejiang Luyuan Electric Vehicle Co., Ltd.	4%	10%

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

23.	Concentrations, Risks, and Uncertainties (continued)

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	Nine months ended
	September 30
	2007	2006

Quanzhou City Kaiying Power Company Limited	16%	6%
Fu Jian Quan Zhou Huarui Power Company Limited	12%	17%
Anxi Min Hua Dianchi Company Limited	10%	-
Quanzhou Da Hua Company Limited	9%	15%

24.	Operating Risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 11 and Note 12. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

CHINA RITAR POWER CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

25.	Geographical Information

The Company has only one business segment, which is manufacturing and trading of rechargeable batteries for use in light electric vehicles. The Company's sales by geographic destination are analyzed as follows:

	Nine months ended
	September 30
	2007	2006

PRC	$18,063,377	$16,548,557
Outside PRC
- India	9,629,633	1,812,899
- Germany	6,078,381	1,588,884
- other countries, less than 10% of total sales individually	15,330,633	8,135,611
Total outside PRC	31,038,647	11,537,394
Total net sales	$49,102,024	$28,085,951

	Three months ended
	September 30
	2007	2006

PRC	$6,566,170	$8,493,217
Outside PRC
- India	8,958,064	1,360,149
- Germany	3,269,716	504,361
- other countries, less than 10% of total sales individually	9,055,467	2,496,627
Total outside PRC	21,283,247	4,361,137
Total net sales	$27,849,417	$12,854,354

CHINA RITAR POWER CORP.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

CHINA RITAR POWER CORP.

CHINA RITAR POWER CORP.

CONSOLIDATED BALANCE SHEETS

	December 31
	2006	2005
	(Restated)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$954,843	$496,714
Accounts receivables, net of allowances of $356,414 and $341,673	7,326,931	3,393,203
Inventories	5,968,138	3,508,726
Deferred offering costs	315,448	-
Other current assets	544,849	197,953
Restricted cash (Note 13)	1,120,000	-
Total current assets	16,230,209	7,596,596

Property, plant and equipment:
Property, plant and equipment, net	1,416,277	1,055,734
Intangible assets, net	20,541	-
Due from related parties	668,022	370,592

Total assets	$18,335,049	$9,022,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,110,784	$5,664,613
Income and other tax payable (Note 14)	1,623,097	895,185
Accrued salaries	210,403	191,241
Other current liabilities	631,297	366,703
Current portion of long term debt (Note 11)	387,481	237,100
Short term loans (Note 10)	1,896,203	185,795

Total current liabilities	12,859,265	7,540,637

Long-term liabilities:
Long-term loans (Note 11)	159,897	30,567
	159,897	30,567

Total liabilities	13,019,162	7,571,204

Minority interest in consolidated subsidiaries	51,163	102,308

Commitments and contingencies (Note 20)

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock, at $.001 par value; authorized 100,000,000 shares authorized, 11,694,663 and 11,694,663 equivalent shares issued and outstanding	11,695	11,695
Additional paid-in capital	954,731	953,731
Retained earnings	4,246,938	384,585
Accumulated other comprehensive income (loss)	51,360	(601)

Total stockholders’ equity	5,264,724	1,349,410

Total liabilities and stockholders’ equity	$18,335,049	$9,022,922
See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31
	2006	2005	2004
	As restated	As restated	As restated

Revenue	$40,933,239	$22,817,470	$16,059,001

Cost of sales	32,645,723	18,806,851	13,886,933

Gross profit	8,287,516	4,010,619	2,172,068

Operating expenses
Salaries	621,580	349,554	281,560
Sales commission	507,111	418,848	331,695
Other selling, general and administrative expenses	2,473,331	1,917,410	1,419,111

	3,602,022	2,685,812	2,032,366

Operating profit	4,685,494	1,324,807	139,702

Other Income and (expenses)
Interest income	6,546	4,369	3,095
Government grants	-	1,567	25,443
Gain on disposal of a subsidiary	37,491	-	-
Other income	2,506	1,828	2
Interest expenses	(459,343)	(129,361)	(40,528)
Other expenses	(5,760)	(2,577)	(92)

Other income (expenses)	(418,560)	(124,174)	(12,080)

Income before income taxes and minority interests	4,266,934	1,200,633	127,622

Income taxes	(353,436)	(127,716)	(14,256)

Income before minority interests	3,913,498	1,072,917	113,366

Minority interests share (profit) loss	(51,145)	(11,666)	24,002

Net income	3,862,353	1,061,251	137,368

Other comprehensive income (loss)
Foreign currency translation adjustment	51,961	(601)	-

Comprehensive Income	$3,914,314	$1,060,650	$137,368

Net income per share
- basic and diluted	$0.33	$0.09	$0.01

Weighted average ordinary common stock outstanding
- basic and diluted	11,694,663	11,694,663	11,694,663

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Restated)

	Common stock		Additional		Accumulated other	Total
	Shares Outstanding	Amount	Paid-in Capital	Retained Earnings	comprehensive income	Shareholders’ Equity

Balance at December 31, 2003	11,694,663	$11,695	$350,340	$(23,107)	$-	$338,928
Net income for the year	-	-	-	137,368	-	137,368
Dividend converted as Capital	-	-	603,391	(603,391)	-	-
Dividend declared	-	-	-	(98,957)	-	(98,957)

Balance at December 31, 2004	11,694,663	11,695	953,731	(588,087)	-	377,339
Net income for the year	-	-	-	1,061,251	-	1,061,251
Foreign currency translation difference	-	-	-	-	(601)	(601)
Dividends declared and paid	-	-	-	(88,579)	-	(88,579)

Balance at December 31, 2005	11,694,663	11,695	953,731	384,585	(601)	1,349,410
Additional paid in capital			1,000			1,000
Net income for the year	-	-	-	3,862,353	-	3,862,353
Foreign currency translation difference	-	-	-	-	51,961	51,961

Balance at December 31, 2006	11,694,663	11,695	$954,731	$4,246,938	$51,360	$5,264,724

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2006	2005	2004
	(Restated)	(Restated)	(Restated)
Operating activities
Income for the year	$3,862,353	$1,061,251	$137,368
Adjustments to reconcile net income from operations to net cash (Used in )Provided By operating activities:
Depreciation of property, plant and equipment	349,533	235,222	149,501
Allowance of bad debts-Accounts receivable	13,483	148,668	22,039
Allowance of bad debts-Other receivable	30,089	7,461	1,633
Gain on disposal of a subsidiary	(37,491)	-	-
Minority interests	51,145	11,666	(24,002)
Changes in non-cash operating working capital items:
Accounts receivables	(4,233,957)	(90,307)	251,006
Inventories	(2,296,266)	(1,449,919)	(318,248)
Other current assets	(363,494)	(27,681)	(89,855)
Accounts payable	2,529,262	656,093	52,342
Income and other tax payable	665,020	450,863	22,998
Accrued salaries	79,669	37,108	45,104
Other current liabilities	449,643	(20,566)	156,364
Net cash provided by operating activities	1,098,989	1,019,859	406,250

Investing activities
Purchase of equipment	(718,378)	(578,136)	(335,595)
Loan (to) / from related parties	(368,221)	(135,893)	44,991
Purchase of Intangible assets	(27,369)	-	-
Acquisition of further 20% in Shanghai Ritar	(74,958)	-	-
Sales proceeds of disposal of subsidiary of Ribitar net of cash	14,123	-	-
Net cash used in investing activities	(1,174,803)	(714,029)	(290,604)

Financing activities
Proceeds from issuance of share capital	1,000	-	-
Proceeds from other loan borrowings	989,739	489,256	473,059
Proceeds from bank borrowings	6,214,468	2,585,251	-
Repayment of other loan borrowings	(613,889)	(225,827)	-
Repayment of bank borrowings	(4,655,727)	(2,880,285)	(443,025)
Dividend declared in 2004 and paid in 2005	-	(99,958)	-
Dividend declared and paid during the year	-	(88,989)	-
Deferred offering costs	(308,951)	-	-
Restricted cash	(1,096,932)	-	-
Contributions from minority interests of a subsidiary	-	-	24,135
Net cash provided by (used in) financing activities	529,708	(220,552)	54,169

Effect of exchange rate changes on cash	4,235	11,948	1

Net increase in cash and cash equivalents	458,129	97,226	169,816

Cash and cash equivalents, beginning of year	496,714	399,488	229,672

Cash and cash equivalents, end of year	$954,843	$496,714	$399,488

Supplemental disclosure of cash flow information
Cash paid during the year:
Interest paid	$459,339	$129,361	$40,528
Income taxes paid	$76,016	$27,189	$6,962

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1. Organization and Basis of Preparation of Financial Statements

China Ritar Power Corp.

China Ritar Power Corp. (formerly known as Concept Ventures Corporation) (“China Ritar” or “the Company”) was originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From its inception in 1985 until February 16, 2007 when the Company completed a reverse acquisition transaction with Ritar International Group Limited (“Ritar International”), a British Virgin Islands corporation, whose subsidiary companies originally commenced business in May 2002, the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. The Company amended its articles of incorporation on March 26, 2007 and changed its name into China Ritar Power Corp.

On February 16, 2007, the Company completed a reverse acquisition transaction with Ritar International, whereby the Company issued to the shareholders of Ritar International 11,694,663 shares of the Company’s stock in exchange for 1,000 shares of common stock of Ritar International, which is all of the issued and outstanding capital stock of Ritar International. Accordingly, all references to shares of Ritar International’s common stock have been restated to reflect the equivalent numbers of China Ritar Power Corp. equivalent shares. Ritar International thereby became the Company’s wholly owned subsidiary and the former shareholders of Ritar International became the Company’s controlling stockholders.

This share exchange transaction resulted in those shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Ritar International as the accounting acquiror and China Ritar Power Corp. as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Ritar International were not significant.

Ritar International Group Limited

On July 22, 2006, Ritar International was incorporated with limited liability in the British Virgin Islands and was inactive until November 21, 2006 when Ritar International acquired all the issued and outstanding stock of Shenzhen Ritar Power Co., Limited (“Shenzhen Ritar”). Shenzhen Ritar is an operating company incorporated in Shenzhen, the People’s Republic of China (the “PRC”) in May 2002.

On July 22, 2006, Ritar International signed a contract with all shareholders of Shenzhen Ritar to acquire all of the issued and outstanding stock of Shenzhen Ritar and its wholly-owned subsidiary, Shanghai Ritar (together “Shenzhen Ritar”). On November 21, 2006, Ritar International paid $5,052,546 (RMB40,000,000) to the shareholders of Shenzhen Ritar to acquire all shares of Shenzhen Ritar common stock held by all stockholders. The source of the funds paid by Ritar International to all shareholders of Shenzhen Ritar came from the capital contribution made by Ritar International's shareholders. Since the ownership of Ritar International and Shenzhen Ritar are the same, the merger will be accounted for as a transaction between entities under common control, whereby Ritar International will recognize the assets and liabilities of Shenzhen Ritar transferred at their carrying amounts. The reorganization was treated similar to the pooling of interest method with carry over basis.

Ritar International currently has two operating subsidiaries: Shenzhen Ritar Power Co., Limited (“Shenzhen Ritar”) and Shanghai Ritar Power Co., Limited (“Shanghai Ritar”). Shenzhen Ritar, wholly owned by Ritar International, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1. Organization and Basis of Preparation of Financial Statements - Continued

Shenzhen Ritar Power Co., Limited

Shenzhen Ritar was incorporated in the People’s Republic of China (“PRC”) in May 2002 in accordance with the Laws of the PRC. Shenzhen Ritar became a wholly owned foreign enterprise in July 2006. Shenzhen Ritar currently engages in the manufacture, commercialization and distribution of a wide variety of environmentally friendly lead-acid batteries for use in light electric vehicles or LEV and UPS segments throughout the PRC and other countries in Asia and Europe.

In May 2002, Mr. Jianjun Zeng and Mr. Liu Ju invested $181,017.50 (equivalent to RMB1,500,000) to form Shenzhen Ritar. On July 10, 2002, Shenzhen Ritar increased its capital to $362,035 (equivalent to RMB3,000,000). On August 25, 2004, Mr.Jianjun Zeng and Mrs Liu Ju sold their shares to Jiada Hu and other individuals.

On September 10, 2004, Shenzhen Ritar declared a dividend of $603,391 (equivalent to RMB5,000,000) and converted it to capital at the same amount. The capital was increased to $965,426 (equivalent to RMB8,000,000).

According to a share transfer agreements signed on April 11, 2005 and April 29, 2005 respectively, Mr. Gong Zhenjie and Mr. He Wanxiu sold the shares to Mr. Jiada Hu. After the transfer, Mr. Jiada Hu became the major shareholder, owning 81% of the shareholdings.

On May 25, 2006, Mr. Jiada Hu personally sold his shares to other individuals, and finally, Mr. Jiada Hu is the major shareholder and owns 78% of the shareholdings.

On July 22, 2006, all shareholders of Shenzhen Ritar sold all of the issued and outstanding stock to Ritar International.
As a result, Shenzhen Ritar and its subsidiary Shanghai Ritar together became the subsidiaries of Ritar International.

Shanghai Ritar Power Co., Limited

Shanghai Ritar Power Co., Limited (“Shanghai Ritar”) was formed on August 8, 2003. Shenzhen Ritar initially invested $271,526 (equivalent to RMB2,250,000) in Shanghai Ritar and owned 75% interest in Shanghai Ritar.

On July 5, 2006, Shenzhen Ritar acquired further 20% interests in Shanghai Ritar for a consideration of $74,958 (equivalent to RMB600,000). On the same date, Shenzhen Ritar was registered as a shareholder with 95% interests in Shanghai Ritar.

Shenzhen Ribitar Power Co., Limited

Shenzhen Ribitar Power Co., Limited (“Shenzhen Ribitar”) was formed in July 2004, and Shenzhen Ritar initially invested $36,203 (equivalent to RMB300,000) in Shenzhen Ribitar and owned 60% interest in Shenzhen Ribitar.

On July 22, 2006, Shenzhen Ritar sold its 60% interest in Shenzhen Ribitar to Mr. Jiada Hu at a purchase price of $37,527 (equivalent to RMB300,000).

Huizhou Ritar Power Co., Limited (“Huizhou Ritar”)

Ritar International Group Limited formed a new company located in Huizhou City in October 2006. The planned investment amount is US$30 million, and registered capital is US$12 million. According to the capital verification report, Shenzhen Ritar paid US$8.6 million to Huizhou Ritar as paid in capital up to March 31, 2007. The new company has received its business licence from Local Government.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2. Summary of Significant Accounting Policies

The principal activities of the Company and its subsidiaries (“the Company”) consist of research and development, manufacturing and trading of rechargeable batteries. All activities of the Company are principally conducted by subsidiaries operating in the PRC.

Principles of consolidation-The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) the accounting standards used in the place of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with US GAAP. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Company has determined that FIN-46R does not apply to the consolidated financial statements at December 31, 2006 and 2005.

Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Restricted Cash- Deposits in banks pledged as securities for bank loan (Note 10) that are restricted in use are classified as restricted cash under current assets.

Inventories-Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable - Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent which they are considered to be doubtful.

Property, plant and equipment-Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold improvement	5 years
Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2. Summary of Significant Accounting Policies - Continued

Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years. There are no post-shipment obligations, price protection and bill and hold arrangements.

Research and development expenses- Research and development costs are charged to expense when incurred and are included in operating expenses. During the years ended December 31, 2006, 2005 and 2004, research and development costs expensed to operating expenses were approximately $213,628, $162,213 and $113,621 respectively.

Advertising Costs- The Company generally expenses advertising costs as incurred. Advertising expenses charged to operations were $12,279, $40,999 and $32,193 for the years ended December 31, 2006, 2005 and 2004 respectively.

Warranty Costs- The Company accounts for its liability for product warranties in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company maintains a policy of providing after sales support for certain products by way of a warranty program. The Company based on the past experience and estimated cost of warranty by providing 0.3% on the net sales as warranty expenses. During the years ended December 31, 2006, 2005 and 2004, we have provided warranty expenses amounted to approximately $128,796, $58,589 and $ 43,900 respectively and are included in selling expenses.

The Provision for warranty is as below:

Item	2006	2005	2004
Opening balance	85,168	60,827	33,839
Warranty provision accrued	128,796	58,589	43,900
Paid during warranty period	88,550	34,248	16,913
Closing balance	125,414	85,168	60,826

Comprehensive income-Accumulated other comprehensive income represents foreign currency translation adjustments.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2. Summary of Significant Accounting Policies - Continued

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation-The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency. On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2006
Balance sheet	RMB 7.8175 to US$1.00
Statement of income and comprehensive income	RMB 7.9819 to US$1.00

December 31, 2005
Balance sheet	RMB 8.0734 to US$1.00
Statement of income and comprehensive income	RMB 8.2033 to US$1.00

December 31, 2004
Balance sheet	RMB 8.2865 to US$1.00
Statement of income and comprehensive income	RMB 8.2865 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005.  Since then, the People’s Bank of China administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2. Summary of Significant Accounting Policies - Continued

Basic Income/Loss Per Common Share- The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”.

Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified-
The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cost of goods sold - Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of the environmentally friendly lead-acid batteries.

Shipping and handling cost- Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the years ended December 31, 2006, 2005 and 2004 shipping and handling costs expensed to other selling, general and administrative expenses were $61,825, $32,257 and $30,966 respectively.

3. Recent Changes in Accounting Standards

SFAS No. 151, “Inventory Cost”-

In November 2004, the Financial Accounting Statements Board (FASB) issued SFAS No. 151, “Inventory Costs”. an amendment of the Accounting Research Bulletin (ARB) No. 43, Chapter 4. Under SFAS No. 151, all abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The adoption of this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements, results of operations, or cash flows.

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of this pronouncement is not expected to have an impact on the Company's consolidated financial position, results of operations, or cash flows.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

3. Recent Changes in Accounting Standards - Continued

SFAS 157, “Fair Value Measurements” -

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

Staff Accounting Bulletin (“SAB”) No. 108 -

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on the Company’s consolidated financial statements.

4. Cash and cash equivalents

Cash and cash equivalents are summarized as follows:

	2006	2005

Cash at bank	$915,449	$486,328
Cash on hand	39,394	10,386

Total	$954,843	$496,714

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits.  As of December 31, 2006 and 2005, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

Deposits pledged for general banking facilities are $1,120,000 and $0 as of December 31, 2006 and 2005 respectively. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 11 and 12).

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

5. Accounts Receivable

Accounts receivable by major categories are summarized as follows:

	2006	2005

Accounts Receivable - pledged to banks	$31,157	$-
Accounts Receivable - others	7,652,188	3,734,876
	7,683,345	3,734,876
Less: allowances for doubtful accounts	(356,414)	(341,673)
Total	$7,326,931	$3,393,203

Concentrations in Accounts Receivable -At December 31, 2006, two customers, each of which accounted for more than 10% of the Company’s accounts receivable, with total amounts of $1,929,877, represented 26% of total accounts receivable in aggregate. At December 31, 2005, no customer accounted for more than 10% of the Company’s accounts receivable.

Accounts Receivable pledged to banks - Pursuant to a financing agreement, the Company’s principal bank acts as its asset based lender for the majority of its receivables, which are assigned on a pre-approved basis. At December 31, 2006 and 2005, the financing charge amounted to 1.5 times of the PRC best interest rate of the receivables assigned.

The Company pledged account receivables as short term financing. The bank will usually provide 80% of the amount of the account receivables in advance. The amount of account receivables pledged to banks at December 31, 2006 and 2005 were $31,157 and $0, respectively.

6. Inventories

Inventories by major categories are summarized as follows:

	2006	2005

Raw materials	$713,214	$979,130
Work in progress	2,560,381	1,429,066
Finished goods	2,694,543	1,100,530
	5,968,138	3,508,726
Less: allowances for slowing moving items	-	-
Total	$5,968,138	$3,508,726

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

7. Amounts due from related parties

Amount due from related parties consist of the following:

	2006	2005

Amount due from related parties
Mr. Jiada Hu	$627,571	$364,637
Ms. Henying Peng	-	1,858
Mr. Jianjun Zeng	2,441	4,097
	630,012	370,592
Amount due from related company
Shenzhen Ribitar Power Co., Limited	38,010	-
Total	$668,022	$370,592

The amounts due from related parties as of December 31, 2006 and 2005 represented unsecured advances which are interest-free and repayable on demand.

8. Related party transactions

(a) Names and relationship of related parties	Existing relationships with the Company

Ritar International Group Limited	Subsidiary

Hong Kong Ritar Power (Group) Co., Limited	A company controlled by close family members of a director

Shenzhen Ribitar Power Co., Limited	A company controlled by close family members of a director

Mr. Jiada Hu	A director, shareholder and officer of the Subsidiary
Mr. Bin Liu	A director and officer of the Subsidiary
Ms. Henying Peng	A director and officer of the Subsidiary
Mr. Jianhan Xu	A director and officer of the Subsidiary
Mr. Jianjun Zeng	A director and officer of the Subsidiary
Mr. Yong Zhang	An officer of the Subsidiary

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

8. Related party transactions - Continued

(b) Summary of related party transactions

	2006	2005	2004

Salary paid to Directors:
Mr. Jiada Hu	$39,389	$26,477	$26,210
Mr. Bin Liu	6,765	6,583	6,517
Ms. Henying Peng	10,073	7,314	7,241
Mr. Jianhan Xu	7,517	6,583	6,517
Mr. Jianjun Zeng	18,041	11,703	11,585
Mr. Hongwei Zhu	8,569	-	-
Mr. Yong Zhang	-	7,314	7,241

Total	$90,354	$65,974	$65,311

Rent paid to a director:
Mr. Jiada Hu	$36,197	$27,267	$27,267

Guarantee given by an affiliate company:
Bank borrowing from Ka Wah Bank Limited of $282,051 guaranteed by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director	$24,858	$282,051

Other borrowing from Pacific Insurance of $192,308 guaranteed by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director	$16,949	$192,308

9. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	2006	2005
At cost:
Leasehold improvement	$35,564	$-
Plant and machinery	1,776,424	1,300,047
Furniture, fixtures and equipment	113,186	87,476
Motor vehicles	377,108	197,333
Total	2,302,282	1,584,856

Less: accumulated depreciation and amortization	886,005	529,122
Net book value	$1,416,277	$1,055,734

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

9. Property, Plant and Equipment - Continued

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

10. Short Term Loans

As of December 31, 2006 and 2005, the Company has the following short-term bank loans:

	2006	2005

Loans repayable within one year	$1,896,203	$185,795

Short-term loans as of December 31, 2006 and 2005 consist of the following:

				December 31,
Banker	Loan period	Interest rate	Secured by	2006	2005

(1) DBS Bank	2006-11-17 to 2007-02-17	2%(applicable when overdue)	AR Credit	$31,157	$-
(2) DBS Bank	2006-11-17 to 2007-02-17	2%(applicable when overdue)	Unsecured	255,836	-
(3) DBS Bank	2006-12-30 to 2007-03-30	7.812%	Deposit	997,762	-
(4) DBS Bank	2006-12-31 to 2007-04-02	7.812%	Deposit	127,918	-
(5) Mr. Dongjie Wu	2006-09-05 to 2007-03-04	12%	Unsecured	63,959	-
(6) Mr. Tie Li	2006-09-25 to 2006-12-25	12%	Unsecured	255,836	-
(7) Fengxian Yangwang Village	2006-11-05 to 2007-03-10	15%	Unsecured	99,776	185,795
(8) Fu Lu Shou	2006-05-13 to 2007-05-13	15%	Unsecured	63,959	-

				$1,896,203	$185,795

(1) On March 6, 2006, our subsidiary Ritar Shenzhen entered into a credit facility agreement with DBS Bank (Hong Kong) Limited Shenzhen Branch, or DBS, pursuant to which DBS agreed to:

(i) provide Shenzhen Ritar a receivables based credit facility of up to RMB 2 million (approximately $0.25 million). Under this agreement, each advance must be repaid within three months of the issuance of the commercial invoice for the advance. Shenzhen Ritar agreed to pay an interest at a rate 35% higher than the People’s Bank of China prime rate.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

10. Short Term Loans - Continued

(ii) provide Shenzhen Ritar with separate Factor Financing facilities with aggregate credit availability of $932,912, which consist of (a) up to $300,000 Factor Financing facility and (b) up to RMB 5,000,000 or US dollar equivalent (approximately $ 632,912). Under this agreement, all funds borrowed must be repaid within three months of the issuance of commercial invoices of the factored receivables. Shezhen Ritar agreed to pay a fee based on a rate 45% higher than the People’s Bank of China prime rate if the advance is in RMB. Shenzhen Ritar also agreed to pay interest at a monthly rate of 2% of the outstanding balance.

(2) The company borrowed $255,836 from DBS Bank with an interest rate of 2% per month and unsecured.

(3) & (4) The short term loan of $997,762 and $127,918 is from DBS Bank which is secured by 100% bank saving of the relevant amount of loan for 1 year with interest rate 7.812%.

(5) The company borrowed RMB 500,000 from individual Dongjie Wu on September 5, 2006, and the loan period is from September 5, 2006 to March 4, 2007.

(6) Besides, the Company also borrowed from individual Tie Li for $255,836 in total including first two months interest. According to the agreement, the interest rate is 12%; the loan is only for supporting the operation activities of the company.

(7) The company borrowed $99,776 from Fengxian Yangwang Village with interest rate 15% and unsecured.

(8) In order to support the expansion of the business and purchase of raw materials, a short term loan of $63,959 is credited from individual Fu Lu Shou with interest rate 15%.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

11. Long-Term Loans

As of December 31, 2006 and 2005, the Company has the following long-term loans:

	2006	2005

Bank borrowing from Ka Wah Bank Limited is financed for $282,051, with interest at 3.5% flat p.a. with monthly principal payment of $11,752 from Mar 08, 2005 to Mar 07, 2007, secured by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	$24,858	$153,933

Other borrowing from Pacific Finance is financed for $192,308, with interest at 3.5% flat p.a. with monthly principal payment of $8,013 from Mar 08, 2005 to Mar 07, 2007, secured by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	16,949	113,734

Bank borrowing from Dah Sing Bank is financed for $478,205, including interest at 4.85% flat p.a. with monthly principal $15,300.51 from Jan 03, 2006 to Jan 02,2008 with 1 month advance rental , secured by Jiada Hu, Henying Peng, Jianjun Zeng and Shenzhen Ritar Power Co Ltd.	185,776	-

Bank borrowing from DBS is financed for $319,795, with interest at 9.45% flat p.a. with monthly principal payment $13,325 from 2006-12-04 to 2008-12-04, secured by Mr. Jiada Hu and Henying Peng.	319,795	-

Total loans	547,378	267,667
Less: current portion	(387,481)	(237,100)
Long-term loans, less current portion	$159,897	$30,567

Future maturities of long-term loans are as follows as of December 31, 2006:
2006	$-	$237,100
2007	387,481	30,567
2008	159,897	-

Total	$547,378	$267,667

12. Other current assets

Other current assets consist of the following:

	2006	2005

Note receivables	$211,093	$12,386
Other receivables, net of allowances for bad debts of $64,550 and $32,756	256,956	185,567
Advance to suppliers	70,877	-
Deferred expenses	5,923	-

Total	$544,849	$197,953

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

13. Restricted cash

Restricted cash consists of the following:

	2006	2005

Bank deposit held as collateral for bank loan	$1,120,000	$-

14. Income and other tax payables

Income and other tax payables consist of the following:

	2006	2005

Value added tax payable	$1,194,403	$773,716
Income tax payable	396,924	108,250
Individual Income withholding tax payable	31,283	11,109
Other tax payables	487	2,110

Total	$1,623,097	$895,185

15. Other current liabilities

Other current liabilities consist of the following:

	2006	2005

Other payable and accrued expenses	$504,861	$366,703
Advance from customers	126,436	-

Total	$631,297	$366,703

16. Disposal of a subsidiary

On July 22, 2006, Shenzhen Ritar sold its 60% interest in Shenzhen Ribitar to Mr. Jiada Hu at a purchase price of $37,527 (equivalent to RMB300,000) and there was not any disposal in 2005 and 2004..

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

16. Disposal of a subsidiary - Continued

Gain on disposal of Shenzhen Ribitar is determined as follows:

As at July 22, 2006
Net Assets disposed:
Cash and cash equivalents	$23,465
Account receivables	269,093
Inventory	207,461
Other current assets	88,798
Accounts payable	(191,525)
Accruals	(62,182)
Other current liabilities	(335,050)

Net asset value at July 22, 2006	$60

60% thereof	36
Consideration	37,527
Gain on disposal of a subsidiary	$37,491

17. Acquisition of a subsidiary company

On July 5, 2006, Shenzhen Ritar acquired further 20% interests in Shanghai Ritar for a consideration of $74,958 (equivalent to RMB600,000) with a negative goodwill of $50,040. As a result, Shenzhen Ritar owned 95% interests in Shanghai Ritar.

Negative goodwill arising from the acquisition of Shanghai Ritar is determined as follows:

As at July 5, 2006

Net asset value at July 5, 2006	$624,991

20% thereof	124,998
Consideration	74,958
Negative Goodwill arising from the acquisition of 20% interests in a subsidiary	$50,040

The fair value of the assets acquired exceeded the cost of consideration paid. The excess of $50,040 was allocated in its entirety as reductions to the amounts initially assigned to the acquired non-current assets pursuant to paragraph 44 of Statement of Financial Accounting Standards No. 141 (SFAS 141).

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

18. Minority interest

Minority interest represents the minority stockholders’ proportionate share of 5% of the equity of Shanghai Ritar. At December 31, 2006, the Company owned 95% of Shanghai Ritar’s capital stock, representing 95% of voting control and at December 31, 2005, the Company owned 75% of Shanghai Ritar’s capital stock and 60% of Shenzhen Ribitar’s capital stock, representing 75% and 60% voting control, respectively.

The Company’s 95% controlling interest requires that Shanghai Ritar’s operations be included in the Consolidated Financial Statements.

The 5% equity interest of Shanghai Ritar in 2006 and the 25% of equity interest of Shanghai Ritar, 40% equity interest of Shenzhen Ribitar in 2005 that are not owned by the Company is shown as “Minority interests in consolidated subsidiaries” in the 2006 and 2005 Consolidated Statements of Income and Consolidated Balance Sheets.

At December 31, 2004, the Company owned 75% of Shanghai Ritar’s capital stock and 60% of Shenzhen Ribitar’s capital stock, representing 75% and 60% voting control, respectively. The Company’s 75% and 60% controlling interest requires that Shanghai Ritar and Shenzhen Ribitar’s operations be included in the Consolidated Financial Statements. The 25% equity interest of Shanghai Ritar and the 40% equity interest of Shenzhen Ribitar that is not owned by the Company are shown as “Minority interests in consolidated subsidiaries” in the 2004 Consolidated Statements of Income and Consolidated Balance Sheets.

19. Income taxes

United States
The Company was incorporated in the United States of America and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has no taxable income for the years presented. The applicable income tax rates for the Company for the years ended December 31, 2006 , 2005 and 2004 are 34%.

British Virgin Islands

Ritar International was incorporated in the BVI and is not subject to income taxes under the current laws of the BVI.

PRC

Enterprises income tax in the PRC is charged at 15% of the assessable profit. The subsidiaries incorporated in the PRC are subject to the PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, the subsidiaries are fully exempted from the PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years.

Consequently, Shenzhen Ritar is charged at 7.5% when having 50% tax exemption while Shanghai Ritar is classified as small enterprise and the taxable income is calculated at 10% of revenue and the tax is charged according to the turnover range at the applicable rate rates on that taxable income. Shanghai Ritar currently is charged at a tax rate of 10% of its taxable income.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There were no material timing differences and therefore no deferred tax asset or liability on December 31, 2006. There were no net operating loss carry forwards as of December 31, 2006.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

19. Income Taxes (Continued)

The provision for income taxes consists of the following:

	2006	2005	2004

Current tax
- PRC	$353,436	$127,716	$14,256
- Deferral tax provision	-	-	-

Total	$353,436	$127,716	$14,256

20. Commitments and Contingencies

Operating Leases - In the normal course of business, the Company leases office space under operating lease agreements. The Company rents office space, primarily for regional sales administration offices, in commercial office complexes that are conducive to administrative operations. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. The Company was obligated under operating leases to pay minimum rentals as follows:

December 31,	2006	2005

2006	$-	$304,665
2007	297,379	96,966
2008	247,446	-
2009	66,160	-

Total minimum lease payments	$610,985	$401,631

The Company recognizes lease expense on a straight-line basis over the life of the lease agreement. Total rent expense in continuing operations from operating lease agreements was $382,854, $307,690 and $294,633 for the years ended December 31, 2006, 2005 and 2004, respectively.

21. Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan, which is calculated at a rate of 8% of the average monthly salary, was $93,524, $69,917 and $54,655 for the years ended December 31, 2006, 2005 and 2004, respectively.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

22. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with one customer constituting greater than 10% of the Company’s gross sales:

	2006	2005	2004

Electritherm (India) Limited	12%	-	-
XingYue Ji Tuan Company Limited	-	2%	11%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There were bad debt expense of $33,572, $159,378 and $22,039 during the years ended December 31, 2006, 2005 and 2004, respectively.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	2006	2005	2004

Quanzhou City Kaiying Power Company Limited	10%	-	31%
Fu Jian Da Hua Company Limited	16%	21%	21%
Fu Jian Quan Zhou Shi Huarui Power Company Limited	19%	16%	11%
Zhongshan Shi Bao Li Xu Battery Company Limited	-	33%	4%

23. Operating Risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 10. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

24. Geographical Information

The Company has only one business segment, which is manufacturing and trading of rechargeable batteries for use in light electric vehicles. The Company's sales by geographic destination are analyzed as follows:

	2006	2005	2004

PRC	$21,711,605	$13,997,096	$10,477,003

Outside PRC
- Hong Kong	3,780,156	3,081,827	1,582,929
- Germany	2,267,679	1,964,258	1,976,899
- India	4,656,352	98,718	-
- other countries, less than 10% of total sales individually	8,517,447	3,675,571	2,022,170
	19,221,634	8,820,374	5,581,998
Total net sales	$40,933,239	$22,817,470	$16,059,001

25. Subsequent Events

The shareholders of Ritar International transferred all shares in exchange for 11,694,663 newly issued shares of Concept Ventures Corporation (“Concept Ventures”) on February 16, 2007 according to a share exchange agreement. After the exchange, Concept Ventures became the parent company of Ritar International. On March 26, 2007, Concept Ventures, a Nevada company, filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada, pursuant to which the Company changed its name to “China Ritar Power Corp.,” effective immediately.

On February 16, 2007, the Company also completed a private placement pursuant to which the Company issued and sold 5,724,292 shares of its common stock to certain investors. In addition, the Company granted to the same investors three-year warrants to purchase 1,317,746 shares of the Company’s common stock at $2.78 per share. As a result of this private placement the Company raised approximately $12.25 million in gross proceeds, which left the Company with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, the Company paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249 and the Company issued to the placement agent a warrant for the purchase of 286,215 shares of the Company’s common stock in the aggregate.

On June 30, 2006, the Company completed the sale of an aggregate of 1,100,000 shares of its common stock to Halter Financial Investments, L.P. for a cash purchase price of $275,000 pursuant to a stock purchase agreement entered into between us and Halter Financial Investments, L.P. (“Halter”), dated as of May 18, 2006 (the “Stock Purchase Agreement”). We were under contractual obligation to register the shares we sold to Halter in June 2006. However, there are no liquidated damages provisions in the Stock Purchase Agreement in connection with the registration of the shares issued to Halter.

On February 14, 2007, the Company issued 50,000 and 85,295 shares of its common stock to Heritage Management Consultants, Inc. (“Heritage”) and Zhang Qiang, respectively, in consideration for the consulting services provided by them in conjunction with the February 2007 Private Placement. Because in the February 2007 Private Placement the Company issued and sold to the investors their shares for a cash price of $2.14 per share, the Company valued the 135,295 shares of their common stock issued to Heritage and Zhang Qiang at $2.14 per share. The Company recorded the issuance as offering costs which were charged to additional paid in capital after the reverse merger transaction consummated on February 16, 2007.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

25. Subsequent Events - Continued

In connection with the private placement completed on February 16, 2007, Mr. Jiada Hu, the CEO and President of the Company, on the same day, transferred 864,486 shares of the Company’s common stock owned by him to the same investors in exchange for $1,850,000. The Company did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that the Company made to Mr. Hu in September 2006.

Pursuant to a registration rights agreement entered into between us and certain investors, dated as of February 16, 2007 (the “Registration Rights Agreement”), we were under contractual obligation to register the shares of our common stock sold to these investors in the February 2007 private placement as well as shares of common stock issuable upon exercise of the warrants we issued to these investors and the placement agent in connection with this private placement within 30 days following the closing of the private placement. However, there are no liquidated damages provisions in the Registration Rights Agreement.

Ritar International formed a new company, Huizhou Ritar located in Huizhou City in October 2006. The planned investment amount is $30 million, and registered capital is $12 million.

According to the capital verification report, Ritar International paid $8.6 million to Huizhou Ritar as paid in capital up to March 31, 2007. The new company has received its business license from Local Government. Shenzhen Ritar, on behalf of Huizhou Ritar, paid a deposit of $63,959 (RMB500,000) in October 2006 to purchase land for building a factory in Huizhou City, but Shenzhen Ritar had not gained the land right as of December 31, 2006.

According to the contract signed with FuYong Yingfeng Machine & Equipment factory on March 15, 2007, Shenzhen Ritar rented a factory with 2,100 square meters at price of $3,224 (RMB25,200) per month and the lease period is from March 15, 2007 to March 14, 2008.

According to the contract signed with Shenzhen Huahan Pipeline Technology Co., Limited on March 9, 2007, Shenzhen Ritar rented an office holding 1,200 square meters at price of $8,443 (RMB66,000) per month ,and the lease period is from May 6, 2007 to May 5, 2010.

26. Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, we determined to restate our 2006, 2005 and 2004 financial statements in order to correct earlier disclosures made so that they are in accordance with generally accepted accounting principles. We have restated the equity sections of the Consolidated Balance Sheets and the related Consolidated Statements of Shareholders’ Equity for the recapitalization reverse merger consummated in February 2007 and restated weighted-average shares for all periods to reflect the equivalent number of shares received by the acquiring company in this recapitalization reverse merger.

We have revised the Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004 and the Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006 by reclassifying the items “deferred offering costs” and “restricted cash” from operating activities to financing activities of the cash flows. We remeasured the effect of changes in exchange rates on cash balances and changed the cumulative translation adjustment to the translation adjustment for the specified periods to reflect the proper accounting pursuant to paragraph 25 and Example 2 of Appendix C to SFAS 95. These changes in the statement of cash flows had no impact on the total net cash flows reported for the periods presented.

Additional footnote disclosures in the financial statements were made to clarify certain other disclosures.

Accordingly, these accompanying 2006 consolidated financial statements have been restated for the items mentioned above from the amounts previously reported. There were no changes on the balance sheet as of December 31, 2006 and 2005, except in the equity section as described above, and the reported net profits for the years ended December 31, 2006, 2005 and 2004.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Restated weighted average shares and restated earnings per shares

The weighted average shares of previously reported for the years ended December 2006, 2005 and 2004 are 1,000 shares and the earnings per share that was previously reported in Ritar International are $3,862, $1,061 and $137 for the year ended December 2006, 2005 and 2004 respectively. After the recapitalization reverse merger consummated in February 2007, the restated weighted-average shares are 11,694,663 shares and the restated earnings per share are $0.33, $0.09 and $0.01 for the years 2006, 2005 and 2004 respectively.

Restatement of Consolidated Balance Sheet as at December 31, 2006 and 2005

a)
The Company has restated the equity sections of the Consolidated Balance Sheets of $10,695 from Additional Paid In Capital to Common Stock s’ equity for the recapitalization reverse merger consummated in February 2007 in order to have 11,694,663 equivalent shares issued and outstanding as at December 31, 2006.

b)
The Company has restated the equity sections of the Consolidated Balance Sheets of $11,695 from Additional Paid In Capital to Common Stock s’ equity for the recapitalization reverse merger consummated in February 2007 in order to have 11,694,663 equivalent shares issued and outstanding as at December 31, 2005.

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

26. Restatement of Previously Issued Financial Statements (Continued)

Restatement of Consolidated Balance Sheet as of December 31, 2006

	As Previously Reported		Restatement	As Restated
	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$954,843			$954,843
Accounts receivables, net of allowances of $356,414	7,326,931			7,326,931
Inventories	5,968,138			5,968,138
Deferred offering costs	315,448			315,448
Other current assets	544,849			544,849
Restricted cash (Note 13)	1,120,000			1,120,000

Total current assets	16,230,209			16,230,209

Property, Plant and Equipment:
Property, plant and equipment, net	1,416,277			1,416,277
Intangible assets, net	20,541			20,541
Due from related parties	668,022			668,022

Total assets	$18,335,049			$18,335,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,110,784			$8,110,784
Income and other tax payable (Note 14)	1,623,097			1,623,097
Accrued salaries	210,403			210,403
Other current liabilities	631,297			631,297
Current portion of long term debt (Note 11)	387,481			387,481
Short term loans (Note 10)	1,896,203			1,896,203

Total current liabilities	12,859,265			12,859,265

Long-term liabilities:
Long-term loans (Note 11)	159,897			159,897
	159,897			159,897

Total liabilities	13,019,162			13,019,162

Minority interest in consolidated subsidiaries	51,163			51,163

Commitments and contingencies (Note 20)

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock, at $.001 par value; authorized 100,000,000 shares authorized, 11,694,663 equivalent shares issued and outstanding	1,000	(a)	10,695	11,695
Additional paid-in capital	965,426	(a)	(10,695)	954,731
Retained earnings	4,246,938			4,246,938
Accumulated other comprehensive income	51,360			51,360

Total stockholders’ equity	5,264,724			5,264,724

Total liabilities and stockholders’ equity	$18,335,049			$18,335,049

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

26. Restatement of Previously Issued Financial Statements (Continued)

Restatement of Consolidated Balance Sheet as of December 31, 2005

	As Previously Reported		Restatement	As Restated
ASSETS	December 31, 2005
Current assets:
Cash and cash equivalents	$496,714			$496,714
Accounts receivables, net of allowances of $341,673	3,393,203			3,393,203
Inventories	3,508,726			3,508,726
Other current assets	197,953			197,953

Total current assets	7,596,596			7,596,596

Property, Plant and Equipment:
Property, plant and equipment, net	1,055,734			1,055,734
Due from related parties	370,592			370,592

Total assets	$9,022,922			$9,022,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	5,664,613			5,664,613
Income and other tax payable (Note 14)	895,185			895,185
Accrued salaries	191,241			191,241
Other current liabilities	366,703			366,703
Current portion of long term debt (Note 11)	$237,100			$237,100
Short term loans (Note 10)	185,795			185,795

Total current liabilities	7,540,637			7,540,637

Long-term liabilities:
Long-term loans (Note 11)	30,567			30,567
	30,567			30,567

Total liabilities	7,571,204			7,571,204

Minority interest in consolidated subsidiaries	102,308			102,308

Commitments and contingencies (Note 20)

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock, at $.001 par value; authorized 100,000,000 shares authorized, 11,694,663 equivalent shares issued and outstanding	-	(b)	11,695	11,695
Additional paid-in capital	965,426	(b)	11,695	953,731
Retained earnings	384,585			384,585
Accumulated other comprehensive loss	(601)			(601)

Total stockholders’ equity	1,349,410			1,349,410

Total liabilities and stockholders’ equity	$9,022,922			$9,022,922

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

26. Restatement of Previously Issued Financial Statements (Continued)

Restatement of Consolidated Statements of Cashflows for the Year Ended December 31, 2006, 2005 and 2004

We revised the statement of cash flow for the year ended December 31, 2006, 2005 and 2004, with the following adjustment according to SFAS 95:

1.	To recalculate the statement of cash flow with the average exchange rate

2.	To reclassify Restricted Cash from non cash operating activities to financing activities

3.	To reclassify Deferred Offering Costs from non cash operating activities to financing activities

4.	To reclassify Proceeds From Other Loan Borrowings to Proceeds from Bank Borrowings

5.	To reclassify the Repayment of Bank Borrowings to Repayments of Other Loan Borrowings.

Restatement of Consolidated Statements of Cashflows for the Year Ended December 31, 2006

	As Previously Reported	Adj. No.	Restatement		As Restated
	Year Ended December 31, 2006
Operating activities
Income for the year	$3,862,353			$-	$3,862,353
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	356,883	(1)		(7,350)	349,533
Allowance of bad debts - Accounts receivable	14,741	(1)		(1,258)	13,483
Allowance of bad debts- Other receivable	31,794	(1)		(1,705)	30,089
Gain on disposal of a subsidiary	(37,491)			-	(37,491)
Minority interests	51,145			-	51,145
Changes in non-cash operating working capital items:
Accounts receivables	(4,425,023)	(1)		191,066	(4,233,957)
Inventories	(2,459,412)	(1)		163,146	(2,296,266)
Deferred offering costs	(315,448)	(1),(3)		315,448	-
Other current assets	(378,690)	(1)		15,196	(363,494)
Accounts payable	2,637,697	(1)		(108,435)	2,529,262
Income and other tax payable	727,912	(1)		(62,892)	665,020
Accrued salaries	81,344	(1)		(1,675)	79,669
Other current liabilities	595,255	(1)		(145,612)	449,643
Restricted cash	(1,120,000)	(1),(2)		1,120,000	-
Net cash provided by (used in) operating activities	(376,940)				1,098,989

Investing activities
Purchase of equipment	(740,406)	(1)		22,028	(718,378)
Loan to related parties	(386,229)	(1)		18,008	(368,221)
Purchase of Intangible assets	(20,541)	(1)		(6,828)	(27,369)
Acquisition of further 20% in Shanghai Ritar	(74,958)			-	(74,958)
Sales proceeds of disposal of subsidiary of Ribitar net of cash	14,123			-	14,123
Net cash used in investing activities	(1,208,011)				(1,174,803)

Financing activities
Proceeds from issuance of share capital	1,000			-	1,000
Proceeds from other loan borrowings	1,010,553	(1)		(20,814)	989,739
Proceeds from bank borrowings	6,345,157	(1)		(130,689)	6,214,468
Repayment of other loan borrowings	(626,799)	(1)		12,910	(613,889)
Repayment of bank borrowings	(4,738,792)	(1)		83,065	(4,655,727)
Deferred offering costs	-	(1),(3)		(308,951)	(308,951)
Restricted cash	-	(1),(2)		(1,096,932)	(1,096,932)
Net cash provided by financing activities	1,991,119				529,708

Effect of exchange rate changes in cash	51,961	(1)		(47,726)	4,235

Net increase in cash and cash equivalents	458,129	(1)			458,129

Cash and cash equivalents, beginning of year	496,714				496,714

Cash and cash equivalents, end of year	$954,843		$		$954,843

Supplemental disclosure of cash flow information
Cash paid during the year:
Interest paid	$459,339		$		$459,339
Income taxes paid	$76,016		$		$76,016

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

26. Restatement of Previously Issued Financial Statements (Continued)

Restatement of Consolidated Statements of Cashflows for the Year Ended December 31, 2005

	As Previously Reported	Adj. No.	Restatement		As Restated
	Year Ended December 31, 2005
Operating activities
Income for the year	$1,061,251			$-	$1,061,251
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	239,457	(1)		(4,235)	235,222
Allowance of bad debts - Accounts receivable	159,378	(1)		(10,710)	148,668
Allowance of bad debts- Other receivable	7,998	(1)		(537)	7,461
Gain on disposal of a subsidiary	-			-	-
Minority interests	11,666			-	11,666
Changes in non-cash operating working capital items:
Accounts receivables	(96,813)	(1)		6,506	(90,307)
Inventories	(1,525,594)	(1)		75,675	(1,449,919)
Deferred offering costs	-			-	-
Other current assets	(33,335)	(1)		5,654	(27,681)
Accounts payable	703,358	(1)		(47,265)	656,093
Income tax and other payable	450,864			(1)	450,863
Accrued salaries	41,654	(1)		(4,546)	37,108
Other current liabilities	(10,928)	(1)		(9,638)	(20,566)
Net cash provided by operating activities	1,008,956				1,019,859

Investing activities
Purchase of equipment	(559,939)	(1)		(18,197)	(578,136)
Loan to related parties	(144,057)	(1)		8,164	(135,893)
Purchase of Intangible assets	-			-	-
Acquisition of further 20% in Shanghai Ritar	-			-	-
Sales proceeds of disposal of subsidiary of Ribitar net of cash	-			-	-
Net cash used in investing activities	(703,996)				(714,029)

Financing activities
Proceeds from issuance of share capital	-			-	-
Proceeds from other loan borrowings	757,674	(1),(4)		(268,418)	489,256
Proceeds from bank borrowings	2,176,618	(1),(4)		408,633	2,585,251
Repayment of other loan borrowings	(1,230,733)	(1),(5)		1,004,906	(225,827)
Repayment of bank borrowings	(1,723,156)	(1),(5)		(1,157,129)	(2,880,285)
Dividend declared in 2004 and paid in 2005	(98,957)	(1)		(1,001)	(99,958)
Dividend declared and paid during the year	(88,579)	(1)		(410)	(88,989)
Deferred offering costs	-			-	-
Net cash used in financing activities	(207,133)			(13,419)	(220,552)

Effect of exchange rate changes in cash	(601)	(1)		12,549	11,948

Net increase in cash and cash equivalents	97,226				97,226

Cash and cash equivalents, beginning of year	399,488				399,488

Cash and cash equivalents, end of year	$496,714		$		$496,714

Supplemental disclosure of cash flow information
Cash paid during the year:
Interest paid	$129,361		$		$129,361
Income taxes paid	$27,189		$		$27,189

CHINA RITAR POWER CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

26. Restatement of Previously Issued Financial Statements (Continued)

Restatement of Consolidated Statements of Cashflows for the Year Ended December 31, 2004

	As Previously Reported	Adj. No.	Restatement		As Restated
	Year Ended December 31, 2004
Operating activities
Income for the year	$137,368			$-	$137,368
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	149,503	(1)		(2)	149,501
Allowance of bad debts - Accounts receivable	22,039			-	22,039
Allowance of bad debts- Other receivable	1,633			-	1,633
Gain on disposal of a subsidiary	-			-	-
Minority interests	(24,002)			-	(24,002)
Changes in non-cash operating working capital items:				-
Accounts receivables	251,005	(1)		1	251,006
Inventories	(318,248)			-	(318,248)
Deferred offering costs	-			-	-
Other current assets	(89,855)			-	(89,855)
Accounts payable	52,342			-	52,342
Income tax and other payable	22,998			-	22,998
Accrued salaries	45,104			-	45,104
Other current liabilities	156,363	(1)		1	156,364
Restricted cash	-			-	-
Net cash provided by operating activities	406,250			-	406,250

Investing activities
Purchase of equipment	(335,596)	(1)		1	(335,595)
Loan to related parties	44,991			-	44,991
Purchase of Intangible assets	-			-	-
Acquisition of further 20% in Shanghai Ritar	-			-	-
Sales proceeds of disposal of subsidiary of Ribitar net of cash	-			-	-
Net cash used in investing activities	(290,605)			1	(290,604)

Financing activities
Proceeds from issuance of share capital	-			-	-
Proceeds from other loan borrowings	473,059			-	473,059
Proceeds from bank borrowings	-			-	-
Repayment of other loan borrowings	-			-	-
Repayment of bank borrowings	(443,025)			-	(443,025)
Dividend declared in 2004 and paid in 2005	-			-	-
Dividend declared and paid during the year	-			-	-
Contributions from minority interests of a subsidiary	24,137			(2)	24,135
Net cash provided by financing activities	54,171			(2)	54,169

Effect of exchange rate changes in cash	-	(1)		1	1

Net increase in cash and cash equivalents	169,816				169,816

Cash and cash equivalents, beginning of year	229,672				229,672

Cash and cash equivalents, end of year	$399,488		$		$399,488

Supplemental disclosure of cash flow information
Cash paid during the year:
Interest paid	$40,528		$		$40,528
Income taxes paid	$6,962		$		$6,962

CHINA RITAR POWER CORP.

7,858,455 shares of common stock

PROSPECTUS

________, 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$1,243
Printing Fees and Expenses	12,500
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	103,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	3,000
Total	$273,243

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstance, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On June 30, 2006, we completed the sale of an aggregate of 1,100,000 shares of our common stock to HFI for a cash purchase price of $275,000 pursuant to a stock purchase agreement entered into between us and HFI, dated as of May 18, 2006. On February 14, 2007, we issued 50,000 and 85,295 shares of our common stock to Heritage Management Consultants, Inc. and Zhang Qiang, respectively, in consideration for the consulting services received provided by them in assisting us to consummate the transactions contemplated by the Share Exchange Agreement that we entered into with Ritar International Group Limited and its shareholders on September 6, 2006. The foregoing transfers were made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On February 16, 2007, we issued 11,694,663 shares of our common stock to shareholders of Ritar International Group Limited. The total consideration for these shares of our common stock is 1,000 shares of common stock of Ritar International Group Limited., which is all the issued and outstanding capital stock of Ritar International Group Limited. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the shareholders of Ritar International Group Limited was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance upon exemptions from the registration requirements pursuant to Section 4(2) of the Securities Act.

On February 16, 2007, we also completed a private placement and issued and sold 5,724,292 shares of our common stock to certain investors for a cash price of $2.14 per share. In addition, we granted to the same investors three-year warrants to purchase 1,317,746 shares of our common stock at $2.78 per share. Also we granted a warrant to Roth Capital Partners, LLC for the purchase of aggregate 286,215 shares of our common stock, which warrant will be for a term of three years and have an exercise price of $2.14. The issuance of common stocks and warrants to these investors was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
2.1
Share Exchange Agreement, dated September 6, 2006, among the registrant, Ritar International Group Limited and its stockholders [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 11, 2006, in commission file number 0-25901].

2.2
Amendment No. 1 to the Share Exchange Agreement, dated February 16, 2007, among the registrant, Ritar International Group Limited and its stockholders [Incorporated by reference to Exhibit 2.2 to the registrant’s current report on Form 8-K filed on February 22, 2007].

3.1
Article of Incorporation of the registrant as filed with the Secretary of State of Nevada on June 15, 2006 [Incorporated by reference to Appendix A to the registrant’s definitive proxy statement on Schedule 14A filed on June 15, 2006, in commission file number 0-25901].

3.2
Certificate of Amendment to Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada on March 26, 2007 [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on March 30, 2007].

3.3
Bylaws of the registrant adopted on June 15, 2006 [Incorporated by reference to Appendix B to the registrant’s definitive proxy statement on Schedule 14A filed on June 15, 2006 in commission file number 0-25901].

4.1	Form of Registration Rights Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.2	Form of Lock-up Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.3	Form of Common Stock Purchase Warrant [Incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.4	Common Stock Purchase Warrant, dated February 16, 2007 [Incorporated by reference to Exhibit 4.4 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.5
Registration Rights Agreement, dated February 16, 2007, by and among the registrant, Cheng Qingbo, Zhang Zhihao, Yang Yi, Li Tie and Gong Maoquan [Incorporated by reference to Exhibit 4.5 to the registrant’s current report on Form 8-K filed on February 22, 2007].

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.*

10.1	Form of Securities Purchase Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.2
Make Good Escrow Agreement, dated February 16, 2007, by and among the registrant, Roth Capital Partners, LLC, Mr. Jiada Hu and Securities Transfer Corporation [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.3
Escrow Agreement, dated February 16, 2007, by and among the registrant, Roth Capital Partners, LLC and Thelen Reid Brown Raysman & Steiner LLP [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.4	Form of Sales Contract with Buyer [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.5
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Jiada Hu [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.6
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Jianjun Zeng [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.7
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Degang He [Incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.8
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Zhenghua Cai [Incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.9
Credit Facility Letter Agreement, dated March 6, 2006, by and between Shenzhen Ritar Power Co., Ltd. and DBS Bank (Hong Kong) Limited Shenzhen Branch [Incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.10
Supplemental Credit Facility Agreement, dated November 22, 2006, by and between Shenzhen Ritar Power Co., Ltd. and DBS Bank (Hong Kong) Limited Shenzhen Branch [Incorporated by reference to Exhibit 10.10 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.11
Financial Advisory Agreement, dated September 5, 2006, by and between HFG International, Limited and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.11 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.12
Consulting Agreement, dated October 19, 2006, by and between Heritage Management Consultants, Inc. and Ritar International Group Limited [Incorporated by reference to Exhibit 10.12 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.13
Consulting Agreement, dated January 19, 2007, by and between the registrant and Heritage Management Consultants, Inc. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on January 22, 2007].

10.14
Consulting Agreement, dated January 19, 2007, by and between the registrant and Zhang Qiang [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on January 22, 2007].

10.15	Lease Agreement, dated March 9, 2007, by and between Shenzhen Ritar Power Co., Ltd. and Shenzhen Huahan Pipelines Science & Technology Co., Ltd.*

10.16	Lease Agreement, dated March 15, 2007, by and between Shenzhen Ritar Power Co., Ltd. and Fuyong Yingfeng Machinery & Equipment Factory.*

10.17	Lease Agreement, dated April 1, 2007, by and between Ritar Power (Huizhou) Co., Ltd. and Huiyang Sanlian Iron Products Factory.*

10.18	Real Property Lease Agreement, dated April 24, 2007, by and between Shenzhen Ritar Power Co., Ltd. and Shenzhen Qiaotou Equity Cooperation Co.*

10.19
Factory Buildings Lease Agreement, dated March 28, 2006, by and between Shenzhen Qiaotou Equity Cooperation Co. and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.17 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.20
Real Property Lease Agreement, dated July 1, 2003, by and between Shanghai Fengxian Livestock and Fishery Co., Ltd. and Shanghai Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.18 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.21
Guarantee Agreement, dated March 7, 2006, by and among Jiada Hu, Shenzhen Ritar Power Co., Ltd. and DBS Bank (Hong Kong) Ltd. Shenzhen Branch. [Incorporated by reference to Exhibit 10.22 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.22
Non-Commitment Short-Term Revolving Credit Facility Agreement, dated August 1, 2007, between Citibank (China) Co., Ltd., Shenzhen Branch and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.1 to the registrant’s quarterly report on Form 10-Q filed on August 17, 2007].

10.23
Bill Discount Service Agreement, dated August 1, 2007, between Citibank (China) Co., Ltd., Shenzhen Branch and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.2 to the registrant’s quarterly report on Form 10-Q filed on August 17, 2007].

14	Business Ethics Policy and Code of Conduct, dated February 16, 2007 [Incorporated by reference to Exhibit 14 to the registrant’s current report on Form 8-K filed on February 22, 2007].

21	Subsidiary of the registrant

23.1	Consent of Child Van Wagoner & Bradshaw, PLLC

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in exhibit 5*

24	Power of Attorney (included on the signature page of this registration statement)

*Previously filed with the Registration Statement on Form S-1 on May 14, 2007

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(c) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on the 20th day of November, 2007.

CHINA RITAR POWER CORP.

By:	/s/ Jiada Hu Jiada Hu
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Jiada Hu and Zhenghua Cai, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Jiada Hu Jiada Hu Date: November 20, 2007	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Zhenghua Cai Zhenghua Cai Date: November 20, 2007	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jianjun Zeng Jianjun Zeng Date: November 20, 2007	Chief Operating Officer

/s/ Degang He Degang He Date: November 20, 2007	Chief Technology Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Exchange Agreement, dated September 6, 2006, among the registrant, Ritar International Group Limited and its stockholders [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 11, 2006, in commission file number 0-25901].

2.2
Amendment No. 1 to the Share Exchange Agreement, dated February 16, 2007, among the registrant, Ritar International Group Limited and its stockholders [Incorporated by reference to Exhibit 2.2 to the registrant’s current report on Form 8-K filed on February 22, 2007].

3.1
Article of Incorporation of the registrant as filed with the Secretary of State of Nevada on June 15, 2006 [Incorporated by reference to Appendix A to the registrant’s definitive proxy statement on Schedule 14A filed on June 15, 2006, in commission file number 0-25901].

3.2
Certificate of Amendment to Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada on March 26, 2007 [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on March 30, 2007].

3.3
Bylaws of the registrant adopted on June 15, 2006 [Incorporated by reference to Appendix B to the registrant’s definitive proxy statement on Schedule 14A filed on June 15, 2006 in commission file number 0-25901].

4.1	Form of Registration Rights Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.2	Form of Lock-up Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.3	Form of Common Stock Purchase Warrant [Incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.4	Common Stock Purchase Warrant, dated February 16, 2007 [Incorporated by reference to Exhibit 4.4 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.5
Registration Rights Agreement, dated February 16, 2007, by and among the registrant, Cheng Qingbo, Zhang Zhihao, Yang Yi, Li Tie and Gong Maoquan [Incorporated by reference to Exhibit 4.5 to the registrant’s current report on Form 8-K filed on February 22, 2007].

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.*

10.1	Form of Securities Purchase Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.2
Make Good Escrow Agreement, dated February 16, 2007, by and among the registrant, Roth Capital Partners, LLC, Mr. Jiada Hu and Securities Transfer Corporation [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.3
Escrow Agreement, dated February 16, 2007, by and among the registrant, Roth Capital Partners, LLC and Thelen Reid Brown Raysman & Steiner LLP [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.4	Form of Sales Contract with Buyer [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.5
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Jiada Hu [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.6
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Jianjun Zeng [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.7
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Degang He [Incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.8
Employment Agreement, dated August 1, 2006, by and between Shenzhen Ritar Power Co., Ltd. and Zhenghua Cai [Incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.9
Credit Facility Letter Agreement, dated March 6, 2006, by and between Shenzhen Ritar Power Co., Ltd. and DBS Bank (Hong Kong) Limited Shenzhen Branch [Incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.10
Supplemental Credit Facility Agreement, dated November 22, 2006, by and between Shenzhen Ritar Power Co., Ltd. and DBS Bank (Hong Kong) Limited Shenzhen Branch [Incorporated by reference to Exhibit 10.10 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.11
Financial Advisory Agreement, dated September 5, 2006, by and between HFG International, Limited and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.11 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.12
Consulting Agreement, dated October 19, 2006, by and between Heritage Management Consultants, Inc. and Ritar International Group Limited [Incorporated by reference to Exhibit 10.12 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.13
Consulting Agreement, dated January 19, 2007, by and between the registrant and Heritage Management Consultants, Inc. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on January 22, 2007].

10.14
Consulting Agreement, dated January 19, 2007, by and between the registrant and Zhang Qiang [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on January 22, 2007].

10.15	Lease Agreement, dated March 9, 2007, by and between Shenzhen Ritar Power Co., Ltd. and Shenzhen Huahan Pipelines Science & Technology Co., Ltd.*

10.16	Lease Agreement, dated March 15, 2007, by and between Shenzhen Ritar Power Co., Ltd. and Fuyong Yingfeng Machinery & Equipment Factory.*

10.17	Lease Agreement, dated April 1, 2007, by and between Ritar Power (Huizhou) Co., Ltd. and Huiyang Sanlian Iron Products Factory.*

10.18	Real Property Lease Agreement, dated April 24, 2007, by and between Shenzhen Ritar Power Co., Ltd. and Shenzhen Qiaotou Equity Cooperation Co.*

10.19
Factory Buildings Lease Agreement, dated March 28, 2006, by and between Shenzhen Qiaotou Equity Cooperation Co. and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.17 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.20
Real Property Lease Agreement, dated July 1, 2003, by and between Shanghai Fengxian Livestock and Fishery Co., Ltd. and Shanghai Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.18 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.21
Guarantee Agreement, dated March 7, 2006, by and among Jiada Hu, Shenzhen Ritar Power Co., Ltd. and DBS Bank (Hong Kong) Ltd. Shenzhen Branch. [Incorporated by reference to Exhibit 10.22 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.22
Non-Commitment Short-Term Revolving Credit Facility Agreement, dated August 1, 2007, between Citibank (China) Co., Ltd., Shenzhen Branch and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.1 to the registrant’s quarterly report on Form 10-Q filed on August 17, 2007].

10.23
Bill Discount Service Agreement, dated August 1, 2007, between Citibank (China) Co., Ltd., Shenzhen Branch and Shenzhen Ritar Power Co., Ltd. [Incorporated by reference to Exhibit 10.2 to the registrant’s quarterly report on Form 10-Q filed on August 17, 2007].

14	Business Ethics Policy and Code of Conduct, dated February 16, 2007 [Incorporated by reference to Exhibit 14 to the registrant’s current report on Form 8-K filed on February 22, 2007].

21	Subsidiary of the registrant

23.1	Consent of Child Van Wagoner & Bradshaw, PLLC

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in exhibit 5*

24	Power of Attorney (included on the signature page of this registration statement)

*Previously filed with the Registration Statement on Form S-1 on May 14, 2007